Filed Pursuant to 424(b)(5)
Registration No. 333-218970

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
5.375% Senior Notes due 2027	$300,000,000	100%	$300,000,000	$34,770

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended, and relates to the Registration Statement on Form S-3ASR (File No. 333-218970) filed by the registrant on June 26, 2017.

PROSPECTUS SUPPLEMENT

(To Prospectus Dated June 26, 2017)

$300,000,000

Commercial Metals Company

5.375% Senior Notes due 2027

The notes will bear interest at the rate of 5.375% per year. Interest on the notes is payable on January 15 and July 15 of each year, beginning on January 15, 2018. The notes will mature on July 15, 2027.

Prior to July 15, 2022, we will have the option to redeem some or all of the notes at a redemption price equal to 100% of the principal amount of the notes, plus a “make-whole” premium and accrued and unpaid interest, if any, to, but excluding, the date of redemption. Additionally, on or after July 15, 2022, we may redeem some or all of the notes at the redemption prices set forth in this prospectus supplement plus accrued and unpaid interest, if any, to, but excluding, the date of redemption. Prior to July 15, 2020, we may redeem up to 40% of the notes with the net cash proceeds of certain equity offerings at the applicable redemption price set forth in this prospectus supplement, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption. See “Description of the Notes—Optional Redemption.”

The notes will be our general unsecured obligations and will rank equally with all of our other unsecured and unsubordinated senior indebtedness. The notes will be effectively subordinated to any of our secured debt to the extent of the assets securing such debt and will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries, including trade payables. None of our subsidiaries will guarantee the notes offered hereby nor do they guarantee any of our other outstanding notes.

Under certain change of control triggering events, holders of the notes will have the right to require us to repurchase all or any part of their notes at a repurchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to but excluding the repurchase date.

The notes are a new issue of securities with no established trading market. We do not intend to list the notes on any securities exchange or to include them in any automated quotation system.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-19.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public Offering Price	100%	$300,000,000
Underwriting Discount(1)	1.25%	$3,750,000
Proceeds to Commercial Metals Company (before expenses)	98.75%	$296,250,000

(1)	See “Underwriting” for additional information regarding underwriting compensation.

Interest on the notes will accrue from July 11, 2017 to date of delivery.

The underwriters expect to deliver the notes to purchasers on or about July 11, 2017, only in book-entry form through the facilities of The Depository Trust Company, or DTC, and its participants.

Joint Book-Running Managers

Citigroup		Wells Fargo Securities
BofA Merrill Lynch	BBVA	PNC Capital Markets LLC

Co-Managers

BB&T Capital Markets	BMO Capital Markets	Rabo Securities	Santander	US Bancorp

The date of this prospectus supplement is June 29, 2017

We are responsible for the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus and any free-writing prospectus we prepare or authorize. We have not authorized anyone to provide you with different information, and we take no responsibility for any other information others may give you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus is accurate as of any date other than its date.

We expect to deliver the notes on or about July 11, 2017, which will be the seventh business day after the date of this prospectus supplement (T + 7). Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the delivery date may be required to specify an alternate settlement cycle at the time of trade to prevent a failed settlement. Investors who wish to trade the notes prior to the delivery date should consult their own advisors.

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is the prospectus supplement, which describes the specific details regarding this offering and the notes offered hereby. The second part is the prospectus, which describes more general information, some of which may not apply to this offering. You should read this prospectus supplement and the accompanying prospectus, together with additional information incorporated by reference herein as described under “Where You Can Find More Information” in this prospectus supplement. Generally, the term “prospectus” refers to the prospectus supplement and the accompanying prospectus together.

To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, the information contained in this prospectus supplement shall control. If any statement in this prospectus supplement conflicts with any statement in a document that has been incorporated herein by reference, then you should consider only the statement in the more recent document. You should not assume that the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus is accurate as of any date other than their respective dates.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus or in any free writing prospectus that we may provide to you. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates. We are not, and the underwriters are not, making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer or solicitation on our behalf or on behalf of the underwriters to subscribe for and purchase any of the notes, and neither this prospectus supplement nor the accompanying prospectus may be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus supplement and the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA from continuing operations and adjusted operating profit from continuing operations, as presented in this prospectus supplement, are supplemental measures of our performance that are not required by, or presented in accordance with, accounting principles generally accepted in the United States, or GAAP. They are not measurements of our financial performance under GAAP and should not be considered in isolation or as alternatives to earnings from continuing operations, net earnings or any other performance measures derived in accordance with GAAP.

We derive these measures as follows:

Adjusted operating profit from continuing operations is the sum of our earnings from continuing operations before income taxes, interest expense and discounts on sales of accounts receivable. Adjusted operating profit

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from continuing operations should not be considered as an alternative to earnings from continuing operations or net earnings, as determined by GAAP. Management uses adjusted operating profit from continuing operations to evaluate our financial performance. For added flexibility, we may sell certain trade accounts receivable both in the U.S. and internationally. We consider sales of accounts receivable as an alternative source of liquidity to finance our operations, and we believe that removing these costs provides a clearer perspective of our operating performance. Adjusted operating profit from continuing operations may be inconsistent with similar measures presented by other companies.

Adjusted EBITDA from continuing operations is the sum of earnings from continuing operations before net earnings attributable to noncontrolling interests, interest expense and income taxes. It also excludes our largest recurring non-cash charge, depreciation and amortization, as well as long-lived asset and goodwill impairment charges, which are also non-cash. Adjusted EBITDA from continuing operations should not be considered an alternative to earnings from continuing operations or net earnings, or as a better measure of liquidity than net cash flows from operating activities, as determined by GAAP. However, we believe that adjusted EBITDA from continuing operations provides relevant and useful information, which is often used by analysts, creditors and other interested parties as it allows: (i) comparison of our earnings to those of our competitors; (ii) a better understanding of our ongoing core performance; and (iii) assessing period-to-period performance trends. Additionally, adjusted EBITDA from continuing operations is the target benchmark for our annual and long-term cash incentive performance plans for management. Adjusted EBITDA from continuing operations may be inconsistent with similar measures presented by other companies.

BASIS OF PRESENTATION

In June 2017, our Board of Directors approved a plan to exit our International Marketing and Distribution Segment. As an initial step in this plan, on June 12, 2017, we and our wholly owned subsidiary, CMC Cometals International S.à r.l. (f/k/a CMCLUX, S.à r.l.), signed a definitive agreement to sell our raw materials trading division, which we refer to herein as “CMC Cometals,” to Traxys North America L.L.C. and Traxys Europe S.A., which are affiliates of The Carlyle Group. The transaction is expected to close in the fourth quarter of fiscal 2017 and is subject to customary closing conditions and regulatory approvals. In addition, we announced our plan to pursue a sale of our CMC Cometals Steel division, or CMC Cometals Steel, as well as a restructuring and sale of the remaining trading operations located in Asia, or CMC Asia, and Australia, or CMC Australia, and collectively, the “Other M&D Entities.”

As a result of these transactions, at a future reporting date, each of CMC Cometals, CMC Cometals Steel, CMC Australia, and CMC Asia will be presented as discontinued operations when the business meets the held for sale criteria or is abandoned, as determined under GAAP. The effect of the disposition of CMC Cometals and the Other M&D Entities, which we refer to herein as the “Exit Plan,” is illustrated in the unaudited pro forma financial information included in this prospectus supplement. See “Unaudited Pro Forma Condensed Consolidated Financial Information.” However, our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended August 31, 2016 and our unaudited condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q for the quarters ended November 30, 2016, February 28, 2017 and May 31, 2017, each of which is incorporated by reference in this prospectus supplement and the accompanying prospectus, and any historical financial information derived therefrom and included in this prospectus supplement or the accompanying prospectus, have not been recast to reflect any of CMC Cometals, CMC Cometals Steel, CMC Australia or CMC Asia as a discontinued operation. In connection with the filing of our annual financial statements on Form 10-K for the fiscal year ending August 31, 2017, we will evaluate whether our financial statements need to be recast to reflect the historical financial results of any of these businesses as a discontinued operation.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and proxy statements and other information with the Securities and Exchange Commission, or the SEC. Our SEC filings are available to the public through the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room in Washington, D.C. located at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our common stock is listed and traded on the New York Stock Exchange, or NYSE. You may also inspect the information we file with the SEC at the NYSE’s offices at 20 Broad Street, New York, New York 10005. Information about us, including certain SEC filings, is also available free of charge through the Investor Relations section of our website, located at http://www.cmc.com. However, the information on our website is not a part of this prospectus supplement or the accompanying prospectus.

The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information in other documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated or deemed to be incorporated by reference is considered to be a part of this prospectus supplement, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus supplement.

We incorporate by reference into this prospectus supplement and the accompanying prospectus the documents listed below and any filings that we may make with the SEC subsequent to the date of this prospectus supplement pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of the offering under this prospectus supplement and the accompanying prospectus (provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•

Our Annual Report on Form 10-K for the fiscal year ended August 31, 2016, filed with the SEC on October 31, 2016, including those sections incorporated therein by reference from our Definitive Proxy Statement on Schedule 14A filed with the SEC on November 28, 2016;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended November 30, 2016, filed with the SEC on January 9, 2017;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended February 28, 2017, filed with the SEC on March 28, 2017;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended May 31, 2017, filed with the SEC on June 28, 2017; and

•

Our Current Reports on Form 8-K, filed on September 30, 2016, October 3, 2016, October 25, 2016, October 26, 2016, November 29, 2016, January 4, 2017, January 17, 2017, March 22, 2017, June 15, 2017, June 21, 2017 and June 26, 2017.

You, or any beneficial owner, may obtain a copy of any or all of the documents referred to above which may have been or may be incorporated by reference into this prospectus supplement (excluding certain exhibits to the documents) at no cost to you by writing or telephoning us at the following address:

Commercial Metals Company

6565 N. MacArthur Boulevard, Suite 800

Irving, Texas 75039

Attn: Investor Relations

Telephone: (214) 689-4300

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contains or incorporates by reference a number of “forward-looking statements” within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995, with respect to demand for our products, bidding levels, consumer confidence, shipping levels, U.S. construction activity, the effects of imports, global steel overcapacity and international trade, including duties announced by the U.S. Department of Commerce, legal proceedings, economic conditions, prices, our ability to capitalize on changes in economic, political and regulatory conditions, our financial condition, results of operations, capital projects, capital expenditures, estimated contractual obligations, cash flows, the effects of continued pressure on the liquidity of our customers, our own liquidity and business, and our expectations or beliefs concerning future events and financial results. These forward-looking statements can generally be identified by phrases such as we or our management “expects,” “anticipates,” “believes,” “estimates,” “intends,” “plans to,” “ought,” “could,” “will,” “should,” “likely,” “appears,” “projects,” “forecasts,” “outlook” or other similar words or phrases. Our forward looking statements are based on management’s expectations and beliefs at the date of this prospectus supplement or, with respect to any document incorporated by reference into this prospectus supplement, as of the time such document was prepared. Although we believe that our expectations are reasonable, we can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Neither we nor any person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. You should not rely on forward-looking statements as predictions of future events. Except as required by law, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect events, new information or otherwise. Some of the important factors that could cause actual results to differ materially from our expectations are discussed below. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.

Factors that could cause actual results to vary materially from our expectations include the following:

•

conditions, including the ongoing recovery from the last recession, continued sovereign debt problems in the Euro-zone and construction activity or lack thereof, and their impact in a highly cyclical industry;

•	rapid and significant changes in the price of metals, potentially impairing our inventory values due to declines in commodity prices;

•	excess capacity in our industry, particularly in China, and product availability from competing steel mills and other steel suppliers including import quantities and pricing;

•	compliance with and changes in environmental laws and regulations, including increased regulation associated with climate change and greenhouse gas emissions;

•	involvement in various environmental matters that may result in fines, penalties or judgments;

•	dispositions (including related pro forma financial information in connection with our plan to exit our International Marketing and Distribution Segment);

•	potential limitations in our or our customers’ ability to access credit and non-compliance by our customers with our existing commercial contracts and commitments;

•	activity in repurchasing shares of our common stock under our repurchase program;

•	financial covenants and restrictions on the operation of our business contained in agreements governing our debt;

•	currency fluctuations;

•	global factors, including political uncertainties and military conflicts;

•	availability of electricity and natural gas for mill operations;

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•	ability to hire and retain key executives and other employees;

•	competition from other materials or from competitors that have a lower cost structure or access to greater financial resources;

•	information technology interruptions and breaches in data security;

•	ability to make necessary capital expenditures to fund our mills;

•	availability and pricing of raw materials over which we exert little influence, including scrap metal, energy, insurance and supply prices;

•	unexpected equipment failures;

•	losses or limited potential gains due to hedging transactions;

•	litigation claims and settlements, court decisions, regulatory rulings and legal compliance risks;

•	risk of injury or death to employees, customers or other visitors to our operations;

•	increased costs related to health care reform legislation; and

•	those factors listed in this prospectus supplement in the “Risk Factors” section.

You should refer to the “Risk Factors” section of this prospectus supplement and the accompanying prospectus and to our periodic and current reports filed with the SEC for specific risks which would cause actual results to be significantly different from those expressed or implied by these forward-looking statements. It is not possible to identify all of the risks, uncertainties and other factors that may affect future results. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus supplement and the accompanying prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. Accordingly, readers of this prospectus supplement and the accompanying prospectus are cautioned not to place undue reliance on the forward-looking statements.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information you should consider before purchasing the notes. Before deciding to invest in the notes, you should read the entire prospectus supplement and the accompanying prospectus carefully, including the documents incorporated by reference herein, especially the matters discussed under “Risk Factors” beginning on page S-19. See “Where You Can Find More Information” elsewhere in this prospectus supplement. Unless otherwise indicated, references in this prospectus supplement to the terms “Company,” “we,” “us” and “our” refer and relate to Commercial Metals Company and its consolidated subsidiaries. Our fiscal year ends August 31 and any reference in this prospectus supplement or the accompanying prospectus to any year or fiscal year refers to the fiscal year ended August 31 of that year unless otherwise noted.

Business Overview

We are a manufacturer, recycler and marketer of steel and metal products and related materials and services. We are vertically integrated and operate through a network including steel mills, commonly referred to as “minimills,” steel fabrication and processing facilities, construction-related product warehouses, metal recycling facilities and marketing and distribution offices, with over 130 locations in over 12 countries around the world.

We have leadership positions in several areas of our business.

In North America, we believe we are:

•	one of the largest regional recyclers of ferrous scrap metals and one of the largest non-ferrous scrap recyclers in the U.S.;

•	among the industry leaders in customer service satisfaction in the U.S. steel mill business;

•	a leading supplier and fabricator of reinforcing bar, or “rebar,” and other products to the United States, or U.S., non-residential construction industry; and

•	the third largest long products producer in the U.S.

Internationally, we believe we are:

•	the largest producer in Poland for the merchant bar products we produce; and

•	the second largest producer of wire rod and rebar in Poland.

For the fiscal year ended August 31, 2016, our U.S. recycling operations shipped approximately 1.8 million tons of scrap metal, our steel mills in the United States and Poland shipped a combined 3.9 million tons of steel products, our U.S. fabrication operations shipped 1.2 million tons of fabricated steel and our U.S. and non-U.S. marketing and distribution operations sold on a combined basis approximately 2.7 million short tons of steel products in addition to raw material commodities. For the fiscal year ended August 31, 2016, we generated net sales of $4.6 billion, earnings from continuing operations before taxes of $72.5 million, net earnings of $54.8 million and adjusted EBITDA from continuing operations of $314.4 million. For the six months ended February 28, 2017, we generated net sales of $2.2 billion, earnings from continuing operations before taxes of $49.5 million, net earnings of $36.6 million and adjusted EBITDA from continuing operations of $136.5 million.

After giving pro forma effect to the Exit Plan, for the fiscal year ended August 31, 2016, we would have generated net sales of $3.5 billion, net earnings of $56.7 million and adjusted EBITDA from continuing operations of $298.7 million. After giving pro forma effect to the Exit Plan, for the six months ended February 28, 2017, we would have generated net sales of $1.7 billion, net earnings of $25.2 million and adjusted EBITDA from continuing operations of $122.0 million. See “Summary Historical Consolidated Financial Data” for a reconciliation of earnings from continuing operations to adjusted EBITDA from continuing operations, and “Summary Pro Forma Condensed Consolidated Financial Data” for a reconciliation of pro forma earnings from continuing operations to pro forma adjusted EBITDA from continuing operations.

Business Segments

We operate with a high degree of vertical integration, currently having five operating business segments across two geographic divisions, CMC Americas Division and CMC International Division. Three of our five segments are in the CMC Americas Division: Americas Recycling, Americas Mills and Americas Fabrication. Our other two segments, International Mill and International Marketing and Distribution, are in the CMC International Division. As described above, in June 2017, our Board of Directors approved a plan to exit the International Marketing and Distribution Segment. See “—Recent Developments—Disposition of International Marketing and Distribution Segment” for additional information.

Americas Recycling.    Our Americas Recycling segment processes scrap metals for use as a raw material by manufacturers of new metal products. We sell scrap metals to steel mills and foundries, aluminum sheet and ingot manufacturers, brass and bronze ingot makers, copper refineries and mills, secondary lead smelters, specialty steel mills, high temperature alloy manufacturers and other consumers. In fiscal 2016, this segment’s 26 scrap metal processing plants shipped approximately 1.6 million short tons of ferrous and 0.2 million short tons of nonferrous scrap metals, and in the six months ended February 28, 2017, this segment shipped approximately 0.8 million short tons of ferrous and 0.1 million short tons of nonferrous scrap metals. In addition, in March 2017, we completed the purchase of certain assets from OmniSource Corporation, a wholly owned subsidiary of Steel Dynamics, Inc., consisting of seven recycling facilities located in the southeast United States, which are in close proximity to our minimill in Cayce, South Carolina. These facilities are expected to provide synergies with our other operations in the region.

Americas Mills.    Our Americas Mills segment includes our four minimills, of which one utilizes continuous process technology, and one rerolling mill, two scrap metal shredders, ten scrap metal processing facilities that directly support the steel minimills and a railroad salvage operation. In fiscal 2016, our five steel mills melted, rolled and shipped approximately 2.5 million, 2.4 million and 2.6 million short tons, respectively, and in the six months ended February 28, 2017, our five steel mills melted, rolled and shipped approximately 1.3 million, 1.2 million and 1.3 million short tons, respectively. The five steel mills are strategically located in the Sun Belt region of the U.S., positioning us to capitalize on growth in the region.

We manufacture finished long steel products, including rebar, merchant bar, light structural and other special sections as well as semi-finished billets for re-rolling and forging applications. Our products are sold to the construction, service center, transportation, steel warehousing, fabrication, energy, petrochemical, and original equipment manufacturing industries.

We are in the process of constructing a new minimill in Durant, Oklahoma. This new minimill will mirror the “continuous continuous” design of our existing minimill in Arizona. In addition, we are constructing a highly-automated t-post manufacturing plant on the same site, and the Oklahoma minimill will become the first and only producer of hot-rolled, spooled rebar in the U.S. At this facility we plan to produce low cost, high quality steel products, which we expect will complement our existing manufacturing capability to better serve our customers. We believe that this addition to our portfolio of highly efficient, customer focused and cost effective steel production facilities should allow us to better serve a growing North Texas market and increase our presence in adjacent markets. We believe that this new minimill will also integrate with our existing recycling and fabrication footprint, enhancing our ability to further leverage our raw material supply chain and optimize product mix. We expect the Oklahoma minimill to be commissioned in late 2017. The direct and indirect investment is expected to be in excess of approximately $250 million.

Americas Fabrication.    Our Americas Fabrication segment consists of our steel fabrication facilities that bend, weld, cut and fabricate steel, primarily rebar; warehouses that sell or rent products for the installation of concrete; facilities that produce steel fence posts; and facilities that heat-treat steel to strengthen and provide flexibility. Our Americas Fabrication operations consists of a network of 37 facilities engaged in various aspects of steel fabrication, primarily in general fabrication of reinforcing and structural steel, with three facilities fabricating only steel fence posts. We have 25 locations from which we sell and rent construction-related products and equipment to concrete installers and other businesses in the construction industry, and two heat treating plants. Fabricated steel products are used primarily in the construction of commercial and non-commercial buildings, hospitals, convention centers, industrial plants, power plants, highways, bridges, arenas, stadiums, and dams. In fiscal 2016, we shipped 1.2 million short tons of fabricated steel, and in the six months ended February 28, 2017, we shipped 0.5 million short tons of fabricated steel. We also recently expanded our Americas Fabrication segment with two acquisitions. In December 2016, we completed the purchase of substantially all of the assets of Continental Concrete Structures, Inc., or CCS, a fabricator of post-tensioning cable and related products for commercial and public construction projects and a provider of professional design and value engineering services to the construction industry throughout North America. The acquisition of CCS complements our current rebar fabrication business and continues our strategy of creating value for customers. In January 2017, we completed the purchase of substantially all of the assets of Associated Steel Workers, Limited, or ASW, a steel fabrication facility in Kapolei, Hawaii. The acquisition of ASW continues our vertical integration model by extending our geographic reach, establishing a fabrication operation in Hawaii and expanding our presence in the Hawaiian market.

International Mill.    Our International Mill segment is comprised of all mill, recycling and fabrication operations located in Poland. Our Poland minimill operation has annual rolling capacity of approximately 1.3 million short tons. During fiscal 2016, the facility melted, rolled and shipped approximately 1.3 million, 1.2 million and 1.3 million short tons of steel, respectively, and during the six months ended February 28, 2017, the facility melted, rolled and shipped approximately 0.7 million, 0.6 million and 0.6 million short tons of steel, respectively. Principal products manufactured include rebar and wire rod as well as merchant bar and billets. Our Polish fabrication operations have expanded downstream captive uses for a portion of the rebar and wire rod manufactured at the Poland minimill. In addition to fabricated rebar, these facilities sell fabricated mesh, assembled rebar cages and other rebar by-products. Additionally, we operate a fabrication facility that enables our Polish fabrication operations to supplement sales of fabricated rebar by also offering wire mesh to customers which include metals service centers and construction contractors.

International Marketing and Distribution.    Our International Marketing and Distribution segment includes international operations for the sale, distribution and processing of steel products, ferrous and nonferrous metals and other industrial products. Additionally, this segment includes two of our marketing and distribution divisions headquartered in the United States, CMC Cometals and CMC Cometals Steel, and a recycling facility in Singapore. Our International Marketing and Distribution segment buys and sells primary and secondary metals, fabricated metals, semi-finished, long and flat steel products and other industrial products. During fiscal 2016, our International Marketing and Distribution facilities sold approximately 2.7 million short tons of steel products in addition to raw materials, and during the six months ended February 28, 2017, our International Marketing and Distribution facilities sold approximately 1.2 million short tons of steel products in addition to raw materials. Our International Marketing and Distribution segment’s customers are primarily manufacturers, in the steel, nonferrous metals, metal fabrication, chemical, refractory, construction and transportation industries.

As described above, in June 2017, our Board of Directors approved a plan to exit the International Marketing and Distribution Segment. See “—Recent Developments—Disposition of International Marketing and Distribution Segment” for additional information.

For additional information regarding our operations, customers, properties and financial results, please refer to our Annual Report on Form 10-K for the year ended August 31, 2016 and our Quarterly Reports on Form 10-Q for the quarters ended November 30, 2016, February 28, 2017 and May 31, 2017, each of which are incorporated herein by reference. See “Where You Can Find More Information.”

Competitive Strengths

Vertically Integrated Manufacturing Platform

We operate with a high degree of vertical integration. For example, our recycling operations in North America and Poland provide scrap metal to our minimills, who in turn use the scrap metal to produce and supply steel required by our fabrication operations. Our integrated platform allows us to realize efficiencies and value in various steps of the supply chain.

International Footprint with Key Positions in North America and Europe

Our recycling, manufacturing, fabrication and marketing and distribution operations consist of a network of more than 130 facilities in 12 countries. We have key positions in North America and Poland. In the U.S., we are strategically located in the Sun Belt region, which positions us to capitalize on growth in this region as well as the longer construction season. In addition, according to the European Commission’s “Summary of the Partnership Agreement for Poland (2014-2020),” Poland is expected to receive European Union, or EU, funding of €78 billion through 2020, the most of any member state.

Efficient Manufacturing Focused on Long Products

We believe we are among the lowest-cost steel producers in North America. Our mills are in close proximity to the markets they serve. In addition, our mills use the efficient electric arc furnace technology, enabling our manufacturing operations to have relatively low-cost production. Our minimill in Arizona, as well as our minimill under construction in Oklahoma, are state-of-the-art and utilize a “continuous continuous” design where metal flows uninterrupted from melting to casting to rolling.

Investments in Technology; Poised for Continued Non-Residential Construction Expansion

We continue to position our company for expansion in non-residential construction, our key end market, by investing in new technologies in the U.S. and Poland. Recently, we:

•	commissioned a new, highly-efficient continuous caster at our minimill in Poland;

•	installed a billet welder, primarily designed for yield improvement, in the rolling mill of our South Carolina minimill;

•	replaced aging technology with a state-of-the-art reheat furnace to improve energy consumption and processing time at our minimill in Texas; and

•

are investing approximately $250 million to construct a new minimill in Durant, Oklahoma. With an expected start-up in late 2017, this new facility parallels our minimill in Arizona, using the highly-efficient “continuous continuous” process. In addition, we are constructing a highly-automated t-post manufacturing plant on the same site, and the Oklahoma minimill will become the first and only producer of hot-rolled, spooled rebar in the U.S.

Strong Balance Sheet and Liquidity

We are focused on managing our costs and strengthening our balance sheet. In particular, we reduced our selling, general and administrative costs by $11.9 million in fiscal 2016 compared to fiscal 2014. In addition, we have reduced our reliance on our accounts receivable securitization program and usage of deferred letters of credit, instead utilizing organic cash generation to fund our operations and capital investments. Our liquidity position at February 28, 2017 remained strong with cash and cash equivalents of $395.5 million and availability under our credit and accounts receivables sales facilities of approximately $575 million. Our close management of capital expenditures, and emphasis on risk management, have also been key to our efforts and progress in this area. We remain committed to maintaining financial flexibility and a strong liquidity position, while investing in new and profitable growth projects.

Excellence in Customer Service

Operating primarily in a commodity environment, our operations excel at superior customer service, a differentiating factor from our competition. For example, in the Jacobson Survey, a measure of customer satisfaction among U.S. steel producers, we continue to outpace our competitors in steel long-products. Furthermore, our expertise in detailing, fabrication and logistics makes our U.S. fabrication operations a preferred supplier for large, complex infrastructure and commercial construction projects.

Experienced Management Team

Our management team, led by our Chairman of the Board and Chief Executive Officer, Joseph Alvarado, includes executives and managers with significant industry, operational and functional experience in the metals sector. Collectively, our CEO, COO, CFO and EVP for Operations have a combined 142 years of steel, metals or related industry experience. This team continues to direct our growth strategy, as well as productivity and profit enhancement programs.

Business Strategy

Leverage Strategic Investments

After the economic recession of 2008, we continued to make investments in our business that increased our manufacturing capacity, as well as the potential for higher margin business. Contributions from these business enhancements could be realized as the non-residential construction market strengthens. Since 2013, we have invested in a number of world class capacity and enhancement projects, including:

•	highly-automated non-ferrous recovery plant in Texas to improve recovery for commercial sales;

•	a new, state-of-the-art, electric-arc furnace and continuous caster in our Polish minimill;

•	a billet welder in our South Carolina minimill, designed to improve yield results in the rolling mill;

•	the construction of a minimill in Durant, Oklahoma, including a highly-automated t-post manufacturing facility and technology to become the first and only producer of spooled rebar in the U.S.; and

•

our recent acquisitions of CCS and ASW in our Americas Fabrication segment and our recent acquisition of seven recycling facilities from OmniSource Corporation in our Americas Recycling segment. We believe these investments, when fully-leveraged and operating at capacity, should result in increased profitability and returns for us.

Effectively Manage Costs and Improve Cash Flow Metrics

We have taken action to reduce our cost structure, optimize inventory across our vertically-integrated platform and streamline operations to improve our cash flow. We have consolidated and centralized back office operations in many support functions to reduce cost and improve efficiencies. In fiscal 2016, we reduced our selling, general and administrative expenses by over $6.2 million compared to the prior year, and we continue to explore further opportunities to reduce costs.

Exit Unprofitable and Non-Core Businesses

We are committed to our core assets and vertical integration platform. In recent years, we have identified and divested various non-core and unprofitable businesses to enhance our competitive position. For example, during fiscal 2016 and fiscal 2015, and during the six months ended February 28, 2017, we:

•	closed and sold the assets of our Australian steel distribution business for aggregate proceeds of approximately $30.8 million; and

•	closed the trading and distribution operations in Cardiff, United Kingdom, or U.K.

In addition, in June 2017, we announced a plan to exit our International Marketing and Distribution Segment and signed an agreement to sell CMC Cometals, the disposition of which is expected to close in the fourth quarter of fiscal 2017, subject to customary closing conditions and regulatory approvals.

Maintain Strong Balance Sheet and Financial Flexibility

We are committed to maintaining strong financial ratios and adequate liquidity to allow us to execute our strategic plan. We plan to use the net proceeds from this offering to fund the repurchase or redemption of a portion of the 2018 notes, including the payment of accrued interest thereon, any applicable premiums related thereto and related expenses. Our $300.0 million aggregate principal amount of 2017 notes will mature on July 17, 2017, and we intend to use cash on hand, including funds from the 2022 term loan (as defined below), to fund their repayment at maturity. Following the retirement of the 2018 notes and the repayment of the 2017 notes, we will not have any significant debt maturities until the maturity of our revolving credit facility and 2022 term loan.

Recent Developments

Promotion of Barbara Smith to President and Chief Executive Officer

On June 21, 2017, our board of directors announced that effective September 1, 2017, Barbara Smith will assume the role of our President and Chief Executive Officer and become a member of our board of directors. Ms. Smith has been our President and Chief Operating Officer since January 2017. Joe Alvarado will continue to serve as our Chief Executive Officer through August 31, 2017 and will continue to serve as our Chairman of the Board through our annual meeting of stockholders to be held in January 2018.

Disposition of International Marketing and Distribution Segment

In June 2017, our Board of Directors approved a plan to exit our International Marketing and Distribution Segment. As an initial step in this plan, on June 12, 2017, we and our wholly owned subsidiary, CMC Cometals International S.à r.l. (f/k/a CMCLUX, S.à r.l.), signed an agreement to sell CMC Cometals to Traxys North America L.L.C. and Traxys Europe S.A., which are affiliates of The Carlyle Group. The transaction is expected to close in the fourth quarter of fiscal 2017 and is subject to customary closing conditions and regulatory approvals. In addition, we announced our plan to pursue a sale of our CMC Cometals Steel division, as well as a restructuring and sale of the remaining trading operations located in Asia and Australia. For the three and nine months ended May 31, 2017, our International Marketing and Distribution Segment had adjusted operating profit of $10.2 million and $15.3 million, respectively, as compared to $0.9 million for the three months ended May 31, 2016 and adjusted operating loss of $3.6 million for the nine months ended May 31, 2016.

Pursuant to the purchase agreement, the purchase price for the sale of CMC Cometals is equal to the net asset consideration (as defined below) of CMC Cometals plus a premium. The “net asset consideration” is equal to 100% of the book value of (i) CMC Cometals’ inventory, receivables and certain specified other assets, less (ii) the book value of CMC Cometals’ accounts payable and certain specified assumed liabilities. The “premium” is equal to the lesser of (i) $9.13 million and (ii) 5% of the net asset consideration. In no event will the purchase price exceed $210.0 million. We intend to use the proceeds from the sale of CMC Cometals for general corporate purposes, which may include the repayment of indebtedness or funding acquisitions.

Credit Agreement Amendments; 2022 Term Loan; Receivables Agreement Amendment; Intercreditor Agreement

On June 23, 2017, we entered into a second amendment to our fourth amended and restated credit agreement, as amended, or the credit agreement, to, among other things, extend the maturity of the credit agreement to June 23, 2022 and provide for a coterminous delayed draw term loan in the maximum principal amount of $150.0 million, or the 2022 term loan.

We anticipate drawing on the 2022 term loan to, in part, partially repay our outstanding $300.0 million aggregate principal amount of 6.500% notes due 2017, or the 2017 notes. The 2022 term loan matures on June 23, 2022 and generally bears interest at a rate equal to LIBOR for the applicable interest period plus an applicable rate, as further described in “Description of Other Indebtedness.” The 2022 term loan is jointly and severally guaranteed by all of our subsidiaries that guarantee our indebtedness under the credit agreement and is secured by first-priority liens on our U.S. inventory and our U.S. receivables originated by our steel fabricating business. As provided in the credit agreement, to the extent it is not repaid earlier, we are required to make principal payments on the 2022 term loan in quarterly installments in an amount equal to 1.25% of the original drawn principal amount after giving effect to any prior payments or prepayments. Such principal payments are due on the last business day of each of our fiscal quarters following the funding date of the 2022 term loan for the life of the 2022 term loan. The proceeds of the 2022 term loan are to be used for general corporate purposes, including, without limitation, funding the repayment of our outstanding 2017 notes, and a portion of our 7.350% notes due 2018, or the 2018 notes, not purchased in the tender offer (as described below) if consummated. For additional information regarding the credit agreement and the 2022 term loan, see “Description of Other Indebtedness.”

On June 23, 2017, we entered into a third amendment to the credit agreement to amend the credit agreement to permit, among other things, the disposal of our International Marketing and Distribution businesses as described above. In addition, on June 23, 2017, we entered into a third omnibus amendment to our accounts receivable facility to, among other things, permit us to dispose of our International Marketing and Distribution businesses as described above. The aforementioned third omnibus amendment reflects the fourth amendment to both the associated receivables sales agreement and performance undertaking, and the sixth amendment to the associated receivables purchase agreement. In connection with these amendments, we also entered into an intercreditor agreement, dated June 23, 2017, which governs the relationship between the administrative agent under the receivables agreements and the administrative agent under the credit agreement and their rights and duties with respect to certain collateral under such agreements.

Tender Offer for 2018 Notes

Concurrently with this offering, we commenced a cash tender offer pursuant to which we plan to use up to $300.0 million in cash to purchase a portion of our outstanding $399.8 million aggregate principal amount of 2018 notes. The tender offer is made solely on the terms and subject to the conditions set forth in the offer to purchase, dated June 26, 2017, relating to the tender offer, or the Offer to Purchase. The total consideration payable for each $1,000 principal amount of 2018 notes tendered and not validly withdrawn and accepted by us for purchase in the tender offer will be $1,058.75, which includes an early participation payment of $30 for each $1,000 principal amount of 2018 notes validly tendered and not withdrawn before the early participation date set forth in the Offer to Purchase. The tender offer is conditioned upon the consummation of this offering, as well as other conditions. The tender offer is not conditioned upon any minimum amount of 2018 notes being tendered, and we reserve the right to increase or modify the maximum aggregate purchase price for the tender offer, subject to applicable law. The tender offer is scheduled to expire at 11:59 p.m. New York City Time, on July 24, 2017, unless extended or earlier terminated. We intend to fund our purchase of the 2018 notes tendered and accepted from the net proceeds of this offering. We cannot assure you that the tender offer will be consummated in accordance with its terms, or at all, or that a significant principal amount of the 2018 notes will be tendered and cancelled pursuant to the tender offer. Following the expiration of the tender offer, we intend to redeem a portion of any remaining 2018 notes that are not tendered pursuant to the redemption procedures set forth in the indenture governing the 2018 notes. This statement of intent shall not constitute a notice of redemption under the indenture governing the 2018 notes. Any such notice, if made, will only be made in accordance with the provisions of such indenture.

SUMMARY ORGANIZATIONAL CHART

The following chart shows a summary of our organizational structure as of February 28, 2017, as adjusted to give effect to (i) the notes offered hereby, (ii) the repurchase and/or redemption of the 2018 notes, (iii) the repayment of the 2017 notes and (iv) the incurrence of the 2022 term loan. This chart is provided for illustrative purposes only and does not represent all of our entities or obligations of our entities.

(1)	We are party to a credit agreement with a revolving credit facility of $350.0 million. As of February 28, 2017, no amounts were outstanding under the revolving credit facility.
(2)	CMC International Finance, S.à r.l. is a foreign borrower under the credit agreement. As of February 28, 2017, no amounts were outstanding with respect to the foreign borrower.
(3)	We are party to a $200.0 million U.S. sale of trade accounts receivable program which, as amended, expires on August 15, 2019. Under the program, we contribute, and several of our subsidiaries sell without recourse, certain eligible trade accounts receivable to CMC Receivables, Inc., or CMCRV, a wholly owned subsidiary of CMC. CMCRV is structured to be a bankruptcy-remote entity formed for the sole purpose of buying and selling trade accounts receivable generated by us and certain of our subsidiaries. CMCRV sells the trade accounts receivable in their entirety to two financial institutions. At February 28, 2017, CMCRV had sold $262.3 million of trade accounts receivable to the financial institutions and had no advance payments outstanding on the sale of its accounts receivable. On June 23, 2017, we entered into an amendment to our trade accounts receivable program to permit, among other things, the disposal of our International Marketing and Distribution businesses as described above.
(4)	The credit agreement is guaranteed by each of our material domestic subsidiaries (as described in the credit agreement). Furthermore, the obligations of CMC International Finance, S.à r.l., the foreign borrower under the credit agreement, are guaranteed by CMC Poland Sp. z.o.o., a Polish subsidiary of ours. None of our subsidiaries will guarantee the notes offered hereby nor do they guarantee any of our other outstanding notes.

CORPORATE INFORMATION

We were incorporated in 1946 in the State of Delaware. Our predecessor company, a metals recycling business, has existed since approximately 1915. We maintain our corporate office at 6565 North MacArthur Boulevard in Irving, Texas, 75039, telephone number (214) 689-4300. Our common stock is listed on the New York Stock Exchange under the ticker symbol “CMC.” We maintain a website located at http://www.cmc.com. Information on our website is not a part of, or incorporated by reference into, this prospectus supplement or the accompanying prospectus.

THE OFFERING

The following summary contains basic information about the notes. It does not contain all the information that is important to you. For a more complete understanding of the notes, please refer to the section of this prospectus supplement entitled “Description of the Notes” and the section of the accompanying prospectus entitled “Description of Debt Securities.” In this “The Offering” summary, unless otherwise indicated, “we,” “us,” “our,” “the Company” and similar words refer only to Commercial Metals Company and not any of its subsidiaries.

Issuer	Commercial Metals Company

Notes Offered	$300,000,000 in aggregate principal amount of 5.375% Senior Notes due 2027.

Issue Price	5.375%

Maturity Date	July 15, 2027.

Interest	Interest on the notes will be payable in cash in arrears on January 15 and July 15 of each year, beginning on January 15, 2018.

Denominations	The notes will be issued in denominations of $2,000 or integral multiples of $1,000 in excess thereof.

Form of Notes	The notes will be issued as fully registered notes (to be deposited with the depositary), represented by one or more global notes deposited with DTC. Investors may elect to hold interests in the global notes through any of DTC, Clearstream, Luxembourg or the Euroclear System.

Guarantees	None of our subsidiaries will guarantee the notes offered hereby. The notes will be structurally subordinated to the debt of our subsidiaries. As of February 28, 2017, our subsidiaries had $12.7 million of indebtedness outstanding and total liabilities of $461.2 million, excluding net intercompany liabilities of $427.3 million.

Ranking	The notes will be general unsecured obligations and will rank equally with all of our other senior unsecured and unsubordinated indebtedness, including all other senior notes that may be issued from time to time. The notes will be effectively subordinated to any of our secured debt, including our credit facility, to the extent of the assets securing such debt and will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries, including trade payables. As of February 28, 2017, as adjusted for (i) this offering and the anticipated use of proceeds therefrom, including the retirement of 2018 notes through the tender offer or redemption, (ii) the repayment of the 2017 notes and (iii) the incurrence of the 2022 term loan, we would have had $780.0 million of senior indebtedness outstanding, $150.0 million of which would have been secured.

Optional Redemption	Prior to July 15, 2022, we will have the option to redeem some or all of the notes at a redemption price equal to 100% of the principal amount of the notes, plus an Applicable Premium as defined under “Description of the Notes—Optional Redemption,” and accrued and unpaid interest, if any, to, but excluding, the date of redemption.

On or after July 15, 2022, we will have the option to redeem some or all of the notes at a redemption prices specified in “Description of the Notes—Optional Redemption,” plus accrued and unpaid interest, if any to, but excluding, the date of redemption.

Additionally, prior to July 15, 2020, we may redeem up to 40% of the notes with the net cash proceeds of certain equity offerings at the redemption price of 105.375% of the principal amount of each note to be redeemed, plus accrued and unpaid interest, if any to, but excluding, the date of redemption. See “Description of the Notes—Optional Redemption.”

Change of Control	Upon the occurrence of a change of control triggering event, we will be required to make an offer to repurchase all outstanding Notes at a price in cash equal to 101% of the principal amount of the Notes, plus any accrued and unpaid interest to, but not including, the purchase date. See “Description of the Notes—Change of Control Offer.”

Certain Covenants	The Indenture and supplemental indenture governing the notes will include certain restrictions on liens, sale and lease-back transactions, mergers, consolidations and transfers of substantially all of our assets.

These covenants are subject to important qualifications and exceptions. See “Description of the Notes—Certain Covenants” in this prospectus supplement.

Use of Proceeds	The net proceeds from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, are estimated to be approximately $295.2 million. We intend to use the net proceeds from this offering to fund the repurchase of a portion of our outstanding 2018 notes in the tender offer described above under “—Recent Developments,” and to redeem a portion of any remaining 2018 notes that are not tendered following the expiration of the tender offer, in each case together with accrued interest, any applicable premium payments and expenses related thereto.

Absence of an Established

Trading Market	We do not intend to list the notes on any national securities exchange or have them quoted on any automated dealer quotation system. The notes will be new securities for which there is currently no public market. See “Risk Factors—Risks Related to the Notes—Your ability to transfer the notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the notes.”

Trustee	U.S. Bank National Association.

Governing Law	The notes and the Indenture will be governed by the laws of the State of New York.

Risk Factors	You should consider carefully all of the information included in this prospectus supplement and the accompanying prospectus and, in particular, the information in the section entitled “Risk Factors” prior to deciding to invest in the notes.

SUMMARY UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed consolidated data is presented to show the pro forma effect of the Exit Plan. The unaudited pro forma condensed consolidated balance sheet data and the unaudited pro forma condensed consolidated statements of operations data has been derived from the unaudited pro forma condensed consolidated financial statements included herein. See “Unaudited Pro Forma Condensed Consolidated Financial Information” for additional information.

This unaudited pro forma condensed consolidated financial information is presented for illustration purposes only and does not purport to be indicative of the financial position or results of operations that would have occurred had these transactions been consummated on the dates as of, or at the beginning of the period, which the disposition is being given effect, nor are they necessarily indicative of our future operating results or financial position. This summary unaudited pro forma financial information should be read in conjunction with our historical consolidated financial statements and notes thereto contained in our Annual Report on Form 10-K for the year ended August 31, 2016 and our Quarterly Reports on Form 10-Q for the quarters ended November 30, 2016 and February 28, 2017, each of which is incorporated by reference herein, as well as in conjunction with the section “Unaudited Pro Forma Condensed Consolidated Financial Information” herein.

	Year Ended August 31, 2016	Six Months Ended February 28, 2017	Six Months Ended February 29, 2016
	Pro Forma	Pro Forma	Pro Forma
	(in thousands, except share data and ratios) (unaudited)
Pro Forma Statement of Operations Data:
Net Sales(1)	$3,537,613	$1,696,459	$1,687,787
Costs and expenses:
Cost of goods sold	2,965,625	1,443,919	1,424,544
Selling, general and administrative expenses	388,104	191,546	173,166
Impairment of assets	40,028	—	—
Interest expense	62,973	25,765	35,426
Loss on debt extinguishment	11,480	—	11,365

Total Expenses	3,468,210	1,661,230	1,644,501
Earnings from continuing operations before income taxes	69,403	35,229	43,286

Income taxes	12,750	10,027	13,298

Net earnings from continuing operations	56,653	25,202	29,988
Less net earnings attributable to noncontrolling interests	—	—	—
Net earnings from continuing operations attributable to CMC	$56,653	$25,202	$29,988

Other Pro Forma Financial Data:
Pro forma adjusted EBITDA from continuing operations(2)	$298,684	$121,974	$141,919

February 28, 2017
Pro Forma
(in thousands, except share data and ratios) (unaudited)
Pro Forma Balance Sheet Data (at end of period):
Cash and cash equivalents	$770,902
Working capital(3)	$1,182,964
Total assets	$3,037,743
Long-term debt	$752,137
Stockholders’ equity	$1,378,293

(1)	Excludes divisions classified as discontinued operations. The dispositions contemplated by the Exit Plan were not classified as discontinued operations as of February 28, 2017. See “Basis of Presentation.”
(2)	Pro forma adjusted EBITDA from continuing operations is a “non-GAAP financial measure” as defined in the SEC rules. Pro forma adjusted EBITDA from continuing operations is the sum of pro forma earnings from continuing operations before net earnings attributable to noncontrolling interests, interest expense and income taxes. It also excludes our largest recurring non-cash charge, depreciation and amortization, as well as long-lived asset impairment charges, which are also non-cash. Pro forma adjusted EBITDA from continuing operations should not be considered an alternative to earnings from continuing operations or net earnings, or as a better measure of liquidity than net cash flows from operating activities, as determined by GAAP. However, we believe that pro forma adjusted EBITDA from continuing operations provides relevant and useful information, which is often used by analysts, creditors and other interested parties in our industry. Pro forma adjusted EBITDA from continuing operations may be inconsistent with similar measures presented by other companies. Reconciliations of pro forma earnings from continuing operations to pro forma adjusted EBITDA from continuing operations are provided below:

	Year Ended August 31, 2016	Six Months Ended February 28, 2017	Six Months Ended February 29, 2016
	Pro Forma	Pro Forma	Pro Forma
	(in thousands, except share data and ratios)
Reconciliation of Pro Forma Adjusted EBITDA from continuing operations:
Earnings from continuing operations	$56,653	$25,202	$29,988
Less: Net earnings attributable to noncontrolling interests	—	—	—
Interest expense	62,973	25,765	35,426
Income taxes	12,750	10,027	13,298
Depreciation and amortization	126,280	60,501	63,207
Impairment charges	40,028	479	—

Adjusted EBITDA from continuing operations	$298,684	$121,974	$141,919

(3)	Working capital consists of current assets less current liabilities.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth our summary consolidated historical financial data for the periods presented below. The summary consolidated financial data as of August 31, 2016 and 2015 and for each of the years in the three-year period ended August 31, 2016 have been derived from our audited consolidated financial statements, incorporated by reference herein. The summary consolidated financial data as of August 31, 2014 have been derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended August 31, 2014. The summary consolidated financial data as of February 28, 2017 and February 29, 2016 and for the six-month periods ended February 28, 2017 and February 29, 2016 have been derived from our unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended February 28, 2017, incorporated by reference herein.

Our historical results are not necessarily indicative of the results of operations for future periods. You should read the following summary consolidated financial data in conjunction with “Basis of Presentation” herein, as well as our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for our fiscal year ended August 31, 2016 and our Quarterly Reports on Form 10-Q for the quarters ended November 30, 2016 and February 28, 2017, each of which is incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information.”

	Year Ended August 31,			Six Months Ended, (unaudited)
	2016	2015	2014	February 28, 2017	February 29, 2016
	(in thousands, except share data and ratios)
Income Statement Data:
Net Sales(1)	$4,610,526	$5,988,605	$6,790,438	$2,224,684	$2,174,556
Costs and expenses:
Cost of goods sold	3,974,513	5,311,756	6,096,196	1,933,502	1,882,118
Selling, general and administrative expenses	437,084	443,275	448,943	215,986	195,826
Impairment of assets	40,028	9,839	3,305	—	—
Interest expense(2)	62,231	77,760	77,037	25,740	34,929
Loss on debt extinguishment	11,480	—	—	—	11,365

	4,525,336	5,842,630	6,625,481	2,175,228	2,124,238
Earnings from continuing operations before taxes	85,190	145,975	164,957	49,456	50,318
Income taxes	12,647	46,844	47,351	12,643	13,836

Earnings from continuing operations	72,543	99,131	117,606	36,813	36,482

Loss from discontinued operations before income taxes	(17,949)	(20,124)	(2,650)	(191)	(1,018)
Income taxes (benefit)	(168)	(436)	1,712	15	(101)

Loss from discontinued operations	(17,781)	(19,688)	(4,362)	(206)	(917)

Net earnings	$54,762	$79,443	$113,244	$36,607	$35,565
Less net earnings attributable to noncontrolling interests	—	—	1	—	—

Net earnings attributable to CMC	$54,762	$79,443	$113,243	$36,607	$35,565

	Year Ended August 31,			Six Months Ended, (unaudited)
	2016	2015	2014	February 28, 2017	February 29, 2016
	(in thousands, except share data and ratios)
Basic earnings (loss) per share attributable to CMC	$0.48	$0.68	$0.96	$0.32	$0.31
Diluted earnings (loss) per share attributable to CMC	$0.47	$0.67	$0.95	$0.31	$0.30
Cash dividends per share	$0.48	$0.48	$0.48	$0.24	$0.24

Other Financial Data:
Adjusted EBITDA from continuing operations(1)(3)	$314,389	$366,077	$379,520	$136,460	$148,788
Ratio of earnings to fixed charges(1)(4)	2.06	2.57	2.84	2.31	2.19

Balance Sheet Data (at end of period):
Cash and cash equivalents	$517,544	$485,323	$434,925	$395,546	$381,678
Working capital(5)	1,227,007	1,751,777	1,786,852	1,146,919	1,529,119
Total assets	3,130,869	3,439,951	3,833,708	3,131,833	3,043,511
Long-term debt	757,948	1,272,245	1,274,207	752,137	1,071,832
Total debt	1,071,417	1,282,355	1,282,212	1,068,033	1,082,677
Stockholders’ equity	1,367,431	1,381,374	1,472,806	1,362,020	1,348,798
Cash Flow Data:
Capital expenditures	$(163,332)	$(119,580)	$(101,749)	$(90,808)	$(62,437)
Net cash flows from operating activities	586,865	313,461	136,940	11,983	332,810
Net cash flows used by investing activities	(175,647)	(76,824)	(47,261)	(93,917)	(108,522)
Net cash flows used by financing activities	(377,717)	(180,691)	(34,397)	(39,274)	(326,754)

Statement of Comprehensive Income Data:
Net earnings	$54,762	$79,443	$113,244	$36,607	$35,565
Other comprehensive income (loss), net of taxes:
Foreign currency translation adjustment and other	826	(93,190)	7,586	(11,980)	(17,784)

Net unrealized gain (loss) on derivatives:
Net unrealized loss on derivatives, net of income taxes of $(108), $(286), and $(289)	(119)	(709)	(580)	(78)	311

Defined benefit obligation
Defined benefit obligation, net of income taxes of $(32), $(80), and $179	(86)	(127)	661	(18)	(3)

Other comprehensive income (loss)	621	(94,026)	7,667	(12,076)	(17,476)

Comprehensive income (loss)	$55,383	$(14,583)	$120,911	$24,531	$18,089

(1)	Excludes divisions classified as discontinued operations. The dispositions contemplated by the Exit Plan were not classified as discontinued operations as of February 28, 2017. See “Basis of Presentation.”
(2)	After giving pro forma effect to (i) the Exit Plan and (ii) as adjusted for (a) this offering and the anticipated use of proceeds therefrom, including the retirement of 2018 notes through the tender offer or redemption, (b) the repayment of the 2017 notes upon their maturity on July 15, 2017 and (c) the incurrence of the 2022 term loan, our interest expense would have been $35.7 million for the fiscal year ended August 31, 2016 and $15.5 million for the six months ended February 28, 2017.

(3)	Adjusted EBITDA from continuing operations is a “non-GAAP financial measure” as defined in the SEC rules. Adjusted EBITDA from continuing operations is the sum of earnings from continuing operations before net earnings attributable to noncontrolling interests, interest expense and income taxes. It also excludes our largest recurring non-cash charge, depreciation and amortization, as well as long-lived asset impairment charges, which are also non-cash. Adjusted EBITDA from continuing operations should not be considered an alternative to earnings from continuing operations or net earnings, or as a better measure of liquidity than net cash flows from operating activities, as determined by GAAP. However, we believe that adjusted EBITDA from continuing operations provides relevant and useful information, which is often used by analysts, creditors and other interested parties in our industry. Additionally, adjusted EBITDA from continuing operations is the target benchmark for our annual and long-term cash incentive performance plans for management. Adjusted EBITDA from continuing operations may be inconsistent with similar measures presented by other companies. Reconciliations of earnings from continuing operations to adjusted EBITDA from continuing operations are provided below:

	Year Ended August 31,			Six Months Ended, (unaudited)
	2016	2015	2014	February 28, 2017	February 29, 2016
	(in thousands, except share data and ratios)
Earnings from continuing operations	$72,543	$99,131	$117,606	$36,813	$36,482
Less: Net earnings attributable to noncontrolling interests	—	—	1	—	—
Interest expense	62,231	77,760	77,037	25,740	34,929
Income taxes	12,647	46,844	47,351	12,643	13,836
Depreciation and amortization	126,940	132,503	134,222	60,785	63,541
Impairment charges	40,028	9,839	3,305	479	—

Adjusted EBITDA from continuing operations	$314,389	$366,077	$379,520	$136,460	$148,788

(4)	For purposes of calculating our ratios of earnings to fixed charges, earnings consist of earnings from continuing operations before income taxes, adjusted for undistributed earnings of less-than-fifty-percent-owned affiliates, plus interest expense, plus interest imputed on rent and amortization of capitalized interest. Fixed charges consist of capitalized interest and interest expense, plus the portion of rent expense under operating leases that we have deemed to represent the interest factor.
(5)	Working capital consists of current assets less current liabilities.

RISK FACTORS

An investment in the notes involves a high degree of risk. You should carefully consider the risks described below and all of the information contained herein or incorporated by reference into this prospectus supplement and the accompanying prospectus before deciding whether to purchase the notes. The risk factors described below may be updated from time to time by our filings with the SEC under the Exchange Act that we incorporate by reference herein. The risks and uncertainties described in such incorporated documents and described below are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business, financial condition and results of operations. If any of those risks actually occurs, our business, financial condition and results of operations would suffer. See “Special Note Regarding Forward-Looking Statements.”

Risks Related to Our Industry

Our industry and the industries we serve are vulnerable to global economic conditions, including the slow recovery from the last recession and the risk of a recession relapse.

Metals industries and commodity products have historically been vulnerable to significant declines in consumption, global overcapacity and product pricing during prolonged periods of economic downturn. Our business supports cyclical industries such as commercial, residential and government construction, energy, metals service center, petrochemical and original equipment manufacturing. We may experience significant fluctuations in demand for our products from these industries based on the global or regional economic conditions, energy prices, consumer demand and decisions by governments to fund infrastructure projects such as highways, schools, energy plants and airports. Although the residential housing market is not a significant direct factor in our business, related commercial and infrastructure construction activities, such as shopping centers, schools and roads, could be adversely impacted by a prolonged slump in new housing construction. Our business, results of operations and financial condition are adversely affected when the industries we serve suffer a prolonged downturn or anemic growth. Because we do not have unlimited backlogs, our business, results of operations and financial condition are promptly affected by short-term economic fluctuations.

Nine years removed from the worldwide economic downturn that began in 2008, we have begun to see some improvement in general economic and manufacturing activity, but the economic outlook remains uncertain both in the United States and globally. In addition, uncertainties in Europe regarding the financial sector and sovereign debt and the potential impact on banks in other regions of the world have continued to weigh on global and domestic growth. These situations continue to contribute to weaker end-markets and depressed demand, which could stifle customer confidence and adversely affect demand for our products and further adversely affect our business. Although we believe that the long-term prospects for the steel industry remain bright, we are unable to predict the duration of current economic conditions that are contributing to reduced demand for our products compared to pre-recession levels. Future economic downturns or a prolonged period of slow growth or economic stagnation could materially adversely affect our business, results of operations and financial condition.

We are vulnerable to the economic conditions in the regions in which our operations are concentrated.

Our geographic concentration in the southern and southwestern United States as well as Central Europe, Southeast Asia and Australia exposes us to the local market conditions in these regions. Economic downturns in these areas or decisions by governments that have an impact on the level and pace of overall economic activity in one of these regions could adversely affect demand for our products and, consequently, our sales and profitability. As a result, our financial results are substantially dependent upon the overall economic conditions in these areas. There is substantial uncertainty regarding the impact of the Referendum of the U.K.’s Membership of the EU (referred to as “Brexit”) held in June 2016, where a majority of voters in the U.K. voted in favor of the U.K. leaving the EU, and negotiations are expected to commence to determine the future terms of the U.K.’s relationship with the EU, including the terms of trade between the U.K. and the EU. Potential adverse consequences of Brexit such as global market uncertainty, volatility in currency exchange rates, greater restrictions on imports and exports between the U.K. and EU countries and increased regulatory complexities could have a negative impact on our business, results of operations and financial condition.

Rapid and significant changes in the price of metals could adversely impact our business, results of operations and financial condition.

Prices for most metals in which we deal have experienced increased volatility over the last several years, and such increased price volatility impacts us in several ways. Some of our operations, such as our fabrication operations, may benefit from rapidly decreasing steel prices as their material cost for previously contracted fixed price work declines. Others, such as our Americas Mills and International Mill segments, would likely experience reduced margins and may be forced to liquidate high cost inventory at reduced margins or losses until prices stabilize. Sudden increases could have the opposite effect in each case. Overall, we believe that rapid substantial price changes are not to our industry’s benefit. Our customer and supplier base would be impacted due to uncertainty as to future prices. A reluctance to purchase inventory in the face of extreme price decreases or to sell quickly during a period of rapid price increases would likely reduce our volume of business. Marginal industry participants or speculators may attempt to participate to an unhealthy extent during a period of rapid price escalation with a substantial risk of contract default if prices suddenly reverse. Risks of default in contract performance by customers or suppliers as well as an increased risk of bad debts and customer credit exposure could increase during periods of rapid and substantial price changes.

Excess capacity and over-production by foreign producers in our industry could increase the level of steel imports into the United States, resulting in lower domestic prices, which would adversely affect our sales, margins and profitability.

Global steel-making capacity exceeds demand for steel products in some regions around the world. Rather than reducing employment by rationalizing capacity with consumption, steel manufacturers in these countries (often with local government assistance or subsidies in various forms) have traditionally periodically exported steel at prices significantly below their home market prices, which prices may not reflect their costs of production or capital. For example, steel production in China, the world’s largest producer and consumer of steel, has continued to exceed Chinese demand. This rising excess capacity in China has resulted in a further increase in imports of artificially low-priced steel and steel products to the United States and world steel markets. A continuation of this trend or a significant decrease in China’s rate of economic expansion could result in increasing steel imports from China. Excessive imports of steel into the United States have exerted, and may continue to exert, downward pressure on U.S. steel prices, which negatively affects our ability to increase our sales, margins, and profitability. The excess capacity may create downward pressure on our steel prices and lead to reduced sales volumes as imports absorb market share that would otherwise be filled by domestic supply, all of which would adversely affect our sales, margins and profitability and could subject us to possible renegotiation of contracts or increases in bad debt.

We believe the downward pressure on, and periodically depressed levels of, U.S. steel prices in some recent years have been further exacerbated by imports of steel involving dumping and subsidy abuses by foreign steel producers. While some tariffs and quotas are periodically put into effect for certain steel products imported from a number of countries that have been found to have been unfairly pricing steel imports to the U.S., there is no assurance that tariffs and quotas will always be levied, even if otherwise justified, and even when imposed many of these are short-lived. When such tariffs or duties expire or if others are further relaxed or repealed, or if relatively higher U.S. steel prices make it attractive for foreign steelmakers to export their steel products to the U.S., despite the presence of duties or tariffs, the resurgence of substantial imports of foreign steel could create downward pressure on U.S. steel prices.

Excess capacity has also led to greater protectionism as is evident in raw material and finished product border tariffs put in place by China, Brazil and other countries. Such protectionism could have a material adverse effect on our business, results of operations and financial condition.

Compliance with and changes in environmental compliance requirements and remediation requirements could result in substantially increased capital requirements and operating costs; violations of environmental requirements could result in costs that have a material adverse effect on our business, results of operations and financial condition.

Existing laws or regulations, as currently interpreted or reinterpreted in the future, and future laws and regulations, may have a material adverse effect on our business, results of operations and financial condition. Compliance with environmental laws and regulations is a significant factor in our business. We are subject to local, state, federal and international environmental laws and regulations concerning, among other matters, waste disposal, air emissions, waste and storm water effluent and disposal and employee health. Federal and state regulatory agencies can impose administrative, civil and criminal penalties and may seek injunctive relief impacting continuing operations for non-compliance with environmental requirements.

New facilities that we may build, especially steel mills, like the minimill we are building in Durant, Oklahoma are required to obtain several environmental permits before significant construction or commencement of operations. Delays in obtaining permits or unanticipated conditions in such permits could delay the project or increase construction costs or operating expenses. Our manufacturing and recycling operations produce significant amounts of by-products, some of which are handled as industrial waste or hazardous waste. For example, our mills generate electric arc furnace dust, or EAF dust, which the EPA and other regulatory authorities classify as hazardous waste. EAF dust and other industrial waste and hazardous waste require special handling, recycling or disposal.

In addition, the primary feed materials for the shredders operated by our scrap metal recycling facilities are automobile hulls and obsolete household appliances. Approximately 20% of the weight of an automobile hull consists of unrecyclable material known as shredder fluff. After the segregation of ferrous and saleable nonferrous metals, shredder fluff remains. We, along with others in the recycling industry, interpret federal regulations to require shredder fluff to meet certain criteria and pass a toxic leaching test to avoid classification as a hazardous waste. We also endeavor to remove hazardous contaminants from the feed material prior to shredding. As a result, we believe the shredder fluff we generate is not normally considered or properly classified as hazardous waste. If the laws, regulations or testing methods change with regard to EAF dust or shredder fluff or other by-products, we may incur additional significant costs.

Changes to National Ambient Air Quality Standards, or NAAQS, or other requirements on our air emissions could make it more difficult to obtain new permits or to modify existing permits and could require changes to our operations or emissions control equipment. Such difficulties and changes could result in operational delays and capital and ongoing compliance expenditures.

Legal requirements are changing frequently and are subject to interpretation. New laws, regulations and changing interpretations by regulatory authorities, together with uncertainty regarding adequate pollution control levels, testing and sampling procedures, new pollution control technology and cost/benefit analysis based on market conditions are all factors that may increase our future expenditures to comply with environmental requirements. Accordingly, we are unable to predict the ultimate cost of future compliance with these requirements or their effect on our operations. We cannot predict whether such costs would be able to be passed on to customers through product price increases. Competitors in various regions or countries where environmental regulation is less restrictive, subject to different interpretation or generally not enforced, may enjoy a competitive advantage.

We may also be required to conduct additional cleanup (and pay for associated natural resource damages) at sites where we have already participated in remediation efforts or take remediation action with regard to sites formerly used in connection with our operations. We may be required to pay for a portion or all of the costs of cleanup or remediation at sites we never owned or on which we never operated if we are found to have arranged for treatment or disposal of hazardous substances on the sites. In cases of joint and several liability, we may be obligated to pay a disproportionate share of cleanup costs if other responsible parties are financially insolvent.

We are involved and may in the future become involved in various environmental matters that may result in fines, penalties or judgments being assessed against us or liability imposed upon us which we cannot presently estimate or reasonably foresee and which may have a material impact on our business, results of operations and financial condition.

Under the Comprehensive Environmental Response, Compensation, and Liability Act, or CERCLA, or similar state statutes, we may have obligations to conduct investigation and remediation activities associated with alleged releases of hazardous substances or to reimburse the EPA (or state agencies as applicable) for such activities and to pay for natural resource damages associated with alleged releases. We have been named a potentially responsible party, or PRP, at several federal and state Superfund sites because the EPA or an equivalent state agency contends that we and other potentially responsible scrap metal suppliers are liable for the cleanup of those sites as a result of having sold scrap metal to unrelated manufacturers for recycling as a raw material in the manufacture of new products. We are involved in litigation or administrative proceedings with regard to several of these sites in which we are contesting, or at the appropriate time may contest, our liability. In addition, we have received information requests with regard to other sites which may be under consideration by the EPA as potential CERCLA sites.

We are presently participating in PRP organizations at several sites, which are paying for certain remediation expenses. Although we are unable to estimate precisely the ultimate dollar amount of exposure to loss in connection with various environmental matters or the effect on our consolidated financial position, we make accruals as warranted. In addition, although we do not believe that a reasonably possible range of loss in excess of amounts accrued for pending lawsuits, claims or proceedings would be material to our financial statements, additional developments may occur, and due to inherent uncertainties, including evolving remediation technology, changing regulations, possible third-party contributions, the inherent shortcomings of the estimation process, the uncertainties involved in litigation and other factors, the amounts we ultimately are required to pay could vary significantly from the amounts we accrue, and this could have a material adverse effect on our business, results of operations and financial condition.

Increased regulation associated with climate change and greenhouse gas emissions could impose significant additional costs on both our steelmaking and metals recycling operations.

The U.S. government and various governmental agencies have introduced or are contemplating regulatory changes in response to the potential impact of climate change. International treaties or agreements may also result in increasing regulation of greenhouse gas emissions, including the introduction of carbon emissions trading mechanisms. Any such regulation regarding climate change and greenhouse gas, or GHG, emissions could impose significant costs on our steelmaking and metals recycling operations and on the operations of our customers and suppliers, including increased energy, capital equipment, environmental monitoring and reporting and other costs in order to comply with current or future laws or regulations concerning and limitations imposed on our operations by virtue of climate change and GHG emissions laws and regulations. The potential costs of “allowances,” “offsets” or “credits” that may be part of potential cap-and-trade programs or similar future regulatory measures are still uncertain. Any adopted future climate change and GHG regulations could negatively impact our ability (and that of our customers and suppliers) to compete with companies situated in areas not subject to such limitations. From a medium and long-term perspective, as a result of these regulatory initiatives, we may see an increase in costs relating to our assets that emit significant amounts of GHGs. These regulatory initiatives will be either voluntary or mandatory and may impact our operations directly or through our suppliers or customers. Until the timing, scope and extent of any future regulation becomes known, we cannot predict the effect on our business, results of operations or financial condition, but such effect could be materially adverse to our business, results of operations and financial condition.

Risks Related to Our Company

Potential limitations on our ability to access credit, or the ability of our customers and suppliers to access credit, may adversely affect our business, results of operations and financial condition.

If our access to credit is limited or impaired, our business, results of operations and financial condition could be adversely impacted. Our outstanding senior unsecured debt is rated by Standard & Poor’s Corporation and Moody’s Investors Service. In determining our credit ratings, the rating agencies consider a number of both quantitative and qualitative factors. These factors include earnings (loss), fixed charges such as interest, cash flows, total debt outstanding, off-balance sheet obligations and other commitments, total capitalization and various ratios calculated from these factors. The rating agencies also consider predictability of cash flows, business strategy and diversity, industry conditions and contingencies. Any downgrades in our credit ratings may make raising capital more difficult, increase the cost and affect the terms of future borrowings, affect the terms under which we purchase goods and services and limit our ability to take advantage of potential business opportunities. We could also be adversely affected if our banks refused to honor their contractual commitments or cease lending.

We are also exposed to risks associated with the creditworthiness of our customers and suppliers. In certain markets, we have experienced a consolidation among those entities to whom we sell. This consolidation has resulted in an increased credit risk spread among fewer customers, often without a corresponding strengthening of their financial status. If the availability of credit to fund or support the continuation and expansion of our customers’ business operations is curtailed or if the cost of that credit is increased, the resulting inability of our customers or of their customers to either access credit or absorb the increased cost of that credit could adversely affect our business by reducing our sales or by increasing our exposure to losses from uncollectible customer accounts. The consequences of such adverse effects could include the interruption of production at the facilities of our customers, the reduction, delay or cancellation of customer orders, delays or interruptions of the supply of raw materials we purchase, and bankruptcy of customers, suppliers or other creditors. Any of these events may adversely affect our business, results of operations and financial condition.

The potential impact of our customers’ non-compliance with existing commercial contracts and commitments, due to insolvency or for any other reason, may adversely affect our business, results of operations and financial condition.

Most consumers of the metals products we sell have been negatively impacted by the recession and the continued slow recovery therefrom. Due to their economic hardship or the contraction in their operations or due to the fact that the prices for many of the products we sell have declined since the customers entered into the contracts with us, some of our customers have sought to renegotiate or cancel their existing purchase commitments. In addition, some of our customers have breached previously agreed upon contracts to buy our products by refusing delivery of the products.

Where appropriate, we have and will in the future pursue litigation to recover our damages resulting from customer contract defaults. We also use credit insurance both in the United States and internationally to mitigate the risk of customer insolvency. However, it is possible that we may not be capable of recovering all of our insured losses if the insurers with whom our accounts receivable are insured experience significant losses threatening their viability. Additionally, credit insurance policies typically have relatively short policy periods and require pre-approval of customers with maximum insured limits established by the customer. If credit insurers incur large losses, the insurance may be more difficult and more costly to secure and may be on less favorable terms. In addition, a significant amount of our accounts receivable are considered to be open account uninsured accounts receivable. A large number of our customers defaulting on existing contractual obligations to purchase our products could have a material adverse effect on our business, results of operations and financial condition.

We have announced that we intend to completely exit our International Marketing and Distribution Segment upon the disposition of CMC Cometals and the Other M&D Entities. The failure to complete such divestitures, or if completed on terms that are even less favorable than we currently anticipate, could have a material adverse effect on us.

In June 2017, our Board of Directors approved a plan to exit our International Marketing and Distribution Segment. As an initial step in this plan, on June 12, 2017, we and our wholly owned subsidiary, CMC Cometals International S.à r.l. (f/k/a CMCLUX, S.à r.l.), signed an agreement to sell CMC Cometals to Traxys North America L.L.C. and Traxys Europe S.A., which are affiliates of The Carlyle Group. The transaction is expected to close in the fourth quarter of fiscal 2017 and is subject to customary closing conditions and regulatory approvals. In addition, we announced our plan to pursue a sale of our CMC Cometals Steel division, as well as a restructuring and sale of the remaining trading operations located in Asia and Australia. There can be no assurance that the disposition of CMC Cometals will close or that we will be successful in disposing of the Other M&D Entities. As of the date of this prospectus supplement, no potential buyer has committed to purchasing the Other M&D Entities and we have not entered into any definitive agreements for the sale of such businesses.

We may not be successful in exiting our International Marketing and Distribution Segment in a timely manner, or at all, or we may do so on terms that are less favorable than we currently anticipate. If the businesses within our International Marketing and Distribution Segment are not able to be sold as ongoing businesses, we may have to liquidate those assets and incur substantial costs to shut down those operations. Until such time as we complete the divestiture of the businesses within our International Marketing and Distribution Segment, whether through a sale or liquidation, our management may find it more difficult to completely focus on our other business segments. Consequently, our inability to successfully implement our plan of disposition could harm our business, financial condition and results of operations.

We may not be able to successfully identify, consummate or integrate acquisitions, and acquisitions may adversely affect our financial leverage.

Part of our business strategy includes pursuing synergistic acquisitions. We have and plan to continue to expand our business by making strategic acquisitions and regularly seeking suitable acquisition targets that will enhance our growth. We may fund such acquisitions using cash on hand, drawing under our credit agreement or accessing the capital markets. To the extent we finance such acquisitions with additional debt, the incurrence of such debt may result in a significant increase in our interest expense and financial leverage, which could be further exacerbated by volatility in the debt capital markets. Further, an increase in our leverage could lead to deterioration in our credit ratings.

The pursuit of acquisitions may pose certain risks to us. We may not be able to identify acquisition candidates that fit our criteria for growth and profitability. Even if we are able to identify such candidates, we may not be able to acquire them on terms or financing satisfactory to us. We will incur expenses and dedicate attention and resources associated with the review of acquisition opportunities, whether or not we consummate such acquisitions.

Additionally, even if we are able to acquire suitable targets on agreeable terms, we may not be able to successfully integrate their operations with ours. Achieving the anticipated benefits of any acquisition will depend in significant part upon whether we integrate such acquired businesses in an efficient and effective manner. We may not be able to achieve the anticipated operating and cost synergies or long-term strategic benefits of our acquisitions within the anticipated timing or at all. For example, elimination of duplicative costs may not be fully achieved or may take longer than anticipated. For at least the first year after a substantial acquisition, and possibly longer, the benefits from the acquisition will be offset by the costs incurred in integrating the businesses and operations. We may also assume liabilities in connection with acquisitions that we would otherwise not be exposed to. An inability to realize the full extent of, or any of, the anticipated synergies or other benefits of an acquisition as well as any delays that may be encountered in the integration process, which may delay the timing of such synergies or other benefits, could have an adverse effect on our business and results of operations.

Increases in the value of the U.S. dollar relative to other currencies may adversely affect our business, results of operations and financial condition.

An increase in the value of the U.S. dollar may adversely affect our business, results of operations and financial condition, and in particular, the increased strength of the U.S. dollar as compared to China’s renminbi or the euro could adversely affect our business, results of operations and financial condition. A strong U.S. dollar makes imported metal products less expensive, resulting in more imports of steel products into the United States by our foreign competitors, while a weak U.S. dollar may have the opposite impact on imports. With the exception of exports of nonferrous scrap metal by our Americas Recycling segment, we have not recently been a significant exporter of metal products from our United States operations. Economic difficulties in some large steel-producing regions of the world, resulting in lower local demand for steel products, have historically encouraged greater steel exports to the United States at depressed prices which can be exacerbated by a strong U.S. dollar. As a result, our products that are made in the United States may become relatively more expensive as compared to imported steel, which has had and in the future could have a negative impact on our business, results of operations and financial condition.

A strong U.S. dollar may also hamper our international marketing and distribution business. Weak local currencies limit the amount of U.S. dollar denominated products that we can import for our international operations and limit our ability to be competitive against local producers selling in local currencies.

The U.S. dollar and most global currencies are subject to daily price volatility based on several factors including changes in local government interest rates, macro events and developments, currency manipulation by governments in countries that buy or sell foreign currencies to strengthen or weaken the local currency or in those instances where local governments fix the pricing of their currencies versus having floating exchange rates.

Operating internationally carries risks and uncertainties which could adversely affect our business, results of operations and financial condition.

Our foreign operations generated approximately 23% of our fiscal 2016 net sales. We have significant facilities in Poland. Our marketing and trading offices are located in most major markets of the world, and our suppliers and customers are located throughout the world. Our marketing and distribution segment relies on substantial international shipments of materials and products in the ordinary course of its business. Our stability, growth and profitability are subject to a number of risks inherent in doing business internationally in addition to the currency exchange risk discussed above, including:

•	political, military, terrorist or major pandemic events;

•	local labor and social issues;

•

legal and regulatory requirements or limitations imposed by foreign governments (particularly those with significant steel consumption or steel-related production including China, Brazil, Russia and India), including quotas, tariffs or other protectionist trade barriers, adverse tax law changes, nationalization or currency restrictions;

•	disruptions or delays in shipments caused by customs compliance or government agencies; and

•	potential difficulties in staffing and managing local operations.

These factors may adversely affect our business, results of operations and financial condition.

We rely on the availability of large amounts of electricity and natural gas for our mill operations. Disruptions in delivery or substantial increases in energy costs, including crude oil prices, could adversely affect our business, results of operations and financial condition.

Minimills melt steel scrap in electric arc furnaces and use natural gas to heat steel billets for rolling into finished products. As large consumers of electricity and gas, often the largest in the geographic area where our minimills are located, we must have dependable delivery of electricity and natural gas in order to operate. Accordingly, we are at risk in the event of an energy disruption. Prolonged black-outs or brown-outs or disruptions caused by natural disasters such as hurricanes would substantially disrupt our production. While we have not suffered prolonged production delays due to our inability to access electricity or natural gas, several of our competitors have experienced such occurrences. Prolonged substantial increases in energy costs would have an adverse effect on the costs of operating our minimills and would negatively impact our gross margins unless we were able to fully pass through the additional expense to our customers. Our finished steel products are typically delivered by truck. Rapid increases in the price of fuel attributable to increases in crude oil prices would increase our costs and adversely affect many of our customers’ financial results, which in turn could result in reduced margins and declining demand for our products. Rapid increases in fuel costs may also negatively impact our ability to charter ships for international deliveries at anticipated freight rates, thereby decreasing our margins on those transactions or causing our customers to look for alternative sources.

The loss of or inability to hire key employees may adversely affect our ability to successfully manage our operations and meet our strategic objectives.

Our future success depends, in large part, on the continued service of our officers and other key employees and our ability to continue to attract and retain additional highly qualified personnel. These employees are integral to our success based on their expertise and knowledge of our business and products. We compete for such personnel with other companies, including public and private company competitors who may periodically offer more favorable terms of employment. The loss or interruption of the services of a number of our key employees could reduce our ability to effectively manage our operations due to the fact that we may not be able to find appropriate replacement personnel in a timely manner should the need arise.

We may have difficulty competing with companies that have a lower cost structure or access to greater financial resources.

We compete with regional, national and foreign manufacturers and traders. Consolidation among participants in the steel manufacturing and recycling industries has resulted in fewer competitors, and several of our competitors are significantly larger than us and have greater financial resources and more diverse businesses than us. Some of our foreign competitors may be able to pursue business opportunities without regard to certain of the laws and regulations with which we must comply, such as environmental regulations. These companies may have a lower cost structure and more operating flexibility, and consequently they may be able to offer better prices and more services than we can. There is no assurance that we will be able to compete successfully with these companies. Any of these factors could have a material adverse effect on our business, results of operations and financial condition.

Information technology interruptions and breaches in data security could adversely impact our business, results of operations and financial condition.

We rely on computers, information and communications technology and related systems and networks in order to operate our business, including storing sensitive data such as intellectual property, our own proprietary business information and that of our customers, suppliers and business partners and personally identifiable information of our employees. Increased global information technology security requirements, vulnerabilities, threats and a rise in sophisticated and targeted computer crime pose a risk to the security of our systems, networks and the confidentiality, availability and integrity of our data. Our systems and networks are also subject to damage or interruption from power outages, telecommunications failures, employee error and other similar events. Any of these or other events could result in system interruption, the disclosure, modification or destruction of proprietary and other key information, legal claims or proceedings, production delays or disruptions to operations including processing transactions and reporting financial results and could adversely impact our reputation and our operating results. We have taken steps to address these concerns and have implemented internal control and security measures to protect our systems and networks from security breaches;

however, there can be no assurance that a system or network failure, or security breach, will not impact our business, results of operations and financial condition.

Our mills require continual capital investments that we may not be able to sustain.

We must make regular substantial capital investments in our steel mills to maintain the mills, lower production costs and remain competitive. We cannot be certain that we will have sufficient internally generated cash or acceptable external financing to make necessary substantial capital expenditures in the future. The availability of external financing depends on many factors outside of our control, including capital market conditions and the overall performance of the economy. If funding is insufficient, we may be unable to develop or enhance our mills, take advantage of business opportunities and respond to competitive pressures.

Scrap and other supplies for our business are subject to significant price fluctuations and limited availability, which may adversely affect our business, results of operations and financial condition.

At any given time, we may be unable to obtain an adequate supply of critical raw materials with a price and other terms acceptable to us. We depend on ferrous scrap, the primary feedstock for our steel mills, and other supplies such as graphite electrodes and ferroalloys for our steel mill operations. The price of scrap and other supplies has historically been subject to significant fluctuation, and we may not be able to adjust our product prices to recover the costs of rapid increases in material prices, especially over the short-term and in our domestic fabrication segment’s fixed price contracts. The profitability of our steel mill operations and domestic fabrication segments would be adversely affected if we are unable to pass on to our customers increased raw material and supply costs. Changing processes could potentially impact the volume of scrap metal available to us and the volume and realized margins of processed metal we sell.

The purchase prices for automobile bodies and various other grades of obsolete and industrial scrap, as well as the selling prices for processed and recycled scrap metals we utilize in our own manufacturing process or resell to others, are highly volatile. A prolonged period of low scrap prices or a fall in scrap prices could reduce our ability to obtain, process and sell recycled material, which could have a material adverse effect on our metals recycling operations business, results of operations and financial condition. Our ability to respond to changing recycled metal selling prices may be limited by competitive or other factors during periods of low scrap prices, when the supply of scrap may decline considerably, as scrap generators hold onto their scrap in the hope of getting higher prices later; conversely, increased foreign demand for scrap due to economic expansion in countries such as China, India, Brazil and Turkey can result in an outflow of available domestic scrap as well as higher scrap prices that cannot always be passed on to domestic scrap consumers, further reducing the available domestic scrap flows and scrap margins, all of which could adversely affect our sales and profitability.

The availability and process of raw materials may also be negatively affected by new laws and regulations, allocations by suppliers, interruptions in production, accidents or natural disasters, changes in exchange rates, worldwide price fluctuations, and the availability and cost of transportation. If we were unable to obtain adequate and timely deliveries of our required raw materials, we may be unable to timely manufacture significant quantities of our products.

Unexpected equipment failures may lead to production curtailments or shutdowns, which may adversely affect our business, results of operations and financial condition.

Interruptions in our production capabilities would adversely affect our production costs, steel available for sale and earnings for the affected period. Our manufacturing processes are dependent upon critical pieces of steel-making equipment, such as our furnaces, continuous casters and rolling equipment, as well as electrical equipment, such as transformers. This equipment may, on occasion, be out of service as a result of unanticipated failures. We have experienced, and may in the future experience, material plant shutdowns or periods of reduced production as a result of such equipment failures. In addition to equipment failures, our facilities are also subject to the risk of catastrophic loss due to unanticipated events such as fires, explosions or violent weather conditions.

Operating and start-up risks, as well as commodity and market risks associated with our new minimill in Durant, Oklahoma could prevent us from realizing anticipated benefits and could result in a loss of all or a part of our investment.

While we have successfully commissioned and operated similar technology in Mesa, Arizona, there are technology, operational, market and start-up risks associated with the construction and start-up of our minimill in Durant, Oklahoma. Although we believe this minimill should be capable of consistently producing high-quality reinforcing bar and other products, and in sufficient quantities and at a cost that will compare favorably with other similar steel manufacturing facilities, there can be no assurance that these expectations will be achieved. If we encounter cost overruns, systems or process difficulties during or after start-up or quality control restrictions, our capital costs could materially increase, the expected cost benefits from the development of this minimill could be diminished or lost, and we could lose all or a substantial portion of our investment. We could also encounter commodity market risk if, during a sustained period, the cost to manufacture is greater than projected.

Competition from other materials may have a material adverse effect on our business, results of operations and financial condition.

In many applications, steel competes with other materials, such as aluminum and plastics (particularly in the automobile industry), cement, composites, glass and wood. Increased use of or additional substitutes for steel products could adversely affect future market prices and demand for steel products.

Hedging transactions may expose us to losses or limit our potential gains.

Our product lines and worldwide operations expose us to risks associated with fluctuations in foreign currency exchange rates, commodity prices and interest rates. As part of our risk management program, we use financial instruments, including metals commodity futures, natural gas forward contracts, freight forward contracts, foreign currency exchange forward contracts and interest rate swap contracts. While intended to reduce the effects of the fluctuations, these transactions may limit our potential gains or expose us to losses. If our counterparties to such transactions or the sponsors of the exchanges through which these transactions are offered, such as the London Metal Exchange, fail to honor their obligations due to financial distress, we would be exposed to potential losses or the inability to recover anticipated gains from these transactions.

We enter into the foreign currency exchange forward contracts as economic hedges of trade commitments or anticipated commitments denominated in currencies other than the functional currency to mitigate the effects of changes in currency rates. These foreign exchange commitments are dependent on timely performance by our counterparties. Their failure to perform could result in our having to close these hedges without the anticipated underlying transaction and could result in losses if foreign currency exchange rates have changed.

We are subject to litigation and legal compliance risks which could adversely affect our business, results of operations and financial condition.

We are involved in various litigation matters, including regulatory proceedings, administrative proceedings, governmental investigations, environmental matters and construction contract disputes. The nature of our operations also exposes us to possible litigation claims in the future. Because of the uncertain nature of litigation and coverage decisions, we cannot predict the outcome of these matters. These matters could have a material adverse effect on our business, results of operations and financial condition. Litigation is very costly, and the costs associated with prosecuting and defending litigation matters could have a material adverse effect on our business, results of operations and financial condition. Although we are unable to estimate precisely the ultimate dollar amount of exposure to loss in connection with litigation matters, we make accruals as warranted. However, the amounts that we accrue could vary significantly from the amounts we actually pay, due to inherent uncertainties and the inherent shortcomings of the estimation process, the uncertainties involved in litigation and other factors. See Part I, Item 3, Legal Proceedings of our Annual Report on Form 10-K, for a description of our current significant legal proceedings, as the same may be updated by Part II, Item 1, Legal Proceedings of our Quarterly Reports on Form 10-Q.

As noted above, existing laws or regulations, as currently interpreted or reinterpreted in the future, and future laws and regulations, may have a material adverse effect on our business, results of operations and financial condition. See the risk factor “Compliance with and changes in environmental compliance requirements and remediation requirements could result in substantially increased capital requirements and operating costs; violations of environmental requirements could result in costs that have a material adverse effect on our business, results of operations, and financial condition” above for a description of such risks relating to environmental laws and regulations. In addition to such environmental laws and regulations, complex foreign and U.S. laws and regulations that apply to our international operations, including without limitation the Foreign Corrupt Practices Act and similar laws in other countries, which generally prohibit companies and those acting on their behalf from making improper payments to foreign government officials for the purpose of obtaining or retaining business, regulations related to import-export controls, the Office of Foreign Assets Control sanctions program and antiboycott provisions, may increase our cost of doing business in international jurisdictions and expose us and our employees to elevated risk. While we believe that we have adopted appropriate risk management and compliance programs, the nature of our operations means that legal and compliance risks will continue to exist. A negative outcome in an unusual or significant legal proceeding or compliance investigation could adversely affect our business, results of operations and financial condition.

Some of our operations present significant risk of injury or death.

The industrial activities conducted at certain of our facilities present significant risk of serious injury or death to our employees, customers or other visitors to our operations, notwithstanding our safety precautions, including our material compliance with federal, state and local employee health and safety regulations, and we may be unable to avoid material liabilities for injuries or deaths. We maintain workers’ compensation insurance to address the risk of incurring material liabilities for injuries or deaths, but there can be no assurance that the insurance coverage will be adequate or will continue to be available on the terms acceptable to us, or at all, which could result in material liabilities to us for any injuries or deaths.

Health care legislation could result in substantially increased costs and adversely affect our workforce.

The health care mandates enacted in connection with the 2010 Patient Protection and Affordable Care Act may cause us to evaluate the scope of health benefits offered to our workforce and the method in which they are delivered, and increase our and our employees’ costs. If we are not able to offer a competitive level of benefits, our ability to hire and retain qualified personnel may be adversely affected. Higher health care costs may result in (i) an inability to reinvest sufficient capital in our operations, (ii) an inability to sustain dividends, (iii) lowered debt ratings and (iv) an increase in the cost of capital, all of which may have a negative effect on the price of our common stock and a material adverse effect on our business, results of operations and financial condition.

Risks Related to the Notes

The principal and interest payments on our existing indebtedness may restrict and/or impair our ability to fulfill our obligations under the notes.

As of February 28, 2017, we had $1.1 billion of total debt outstanding. As adjusted for (i) this offering and the anticipated use of proceeds therefrom, including the retirement of 2018 notes through the tender offer or redemption, (ii) the repayment of the 2017 notes upon their maturity on July 17, 2017 and (iii) the incurrence of the 2022 term loan, we expect that our total debt outstanding at such date would have been $802.2 million. In addition, as adjusted for such transactions and after giving pro forma effect to the Exit Plan, our interest expense would have been $35.7 million for the fiscal year ended August 31, 2016 and $15.5 million for the six months ended February 28, 2017.

Each of the indentures governing the notes will permit us to incur additional debt. The amount of our debt may have important consequences to you. For instance, it could:

•	make it more difficult for us to satisfy our financial obligations, including those relating to the notes;

•

require us to use a substantial portion of our cash flow from operations to pay interest and principal on the notes and other debt, which would reduce the funds available for working capital, capital expenditures and other business purposes;

•	limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions and other investments, or for other general corporate purposes;

•	heighten our vulnerability to downturns in our business, our industry or in the general economy and restrict us from exploiting business opportunities or making acquisitions;

•	place us at a competitive disadvantage compared to those of our competitors that may have proportionately less debt;

•	limit our flexibility in planning for, or reacting to, changes in our business, the industry in which we operate or general economic conditions;

•	increase the risk of a ratings downgrade, increasing our cost of financing and limiting our access to capital markets; and

•	increase the risk of a default of certain loan covenants, restricting our use of cash and financing alternatives.

Our ability to meet our debt obligations will depend on our future performance, which will be affected by financial, business, economic, regulatory and other factors. We will be unable to control many of these factors, such as economic conditions and governmental regulation.

The agreements governing our notes and our other debt instruments contain financial covenants and impose restrictions on our business.

The indentures governing the 2017 notes, the 2018 notes, our 4.875% senior notes due 2023, or the 2023 notes, and the notes each contain restrictions on our ability to create liens, sell assets, enter into sale and leaseback transactions and consolidate or merge. In addition to these restrictions, our credit facility contains covenants that restrict our ability to, among other things, enter into transactions with affiliates and guarantee the debt of some of our subsidiaries. Our credit facility and our receivables program also require that we meet certain financial tests and maintain certain financial ratios, including a maximum debt to capitalization and interest coverage ratios.

Other agreements that we may enter into in the future may contain covenants imposing significant restrictions on our business that are similar to, or in addition to, the covenants under our existing agreements. These restrictions may affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities as they arise.

Our ability to comply with these covenants may be affected by events beyond our control, including prevailing economic, financial and industry conditions. The breach of any of these covenants could result in a default under the indenture governing the notes or under our other debt agreements. An event of default under our debt agreements would permit some of our lenders to declare all amounts borrowed from them to be due and payable, together with accrued and unpaid interest. If we were unable to repay debt to our secured lenders or if we incur secured debt in the future, these lenders could proceed against the collateral securing that debt. In addition, acceleration of our other indebtedness may cause us to be unable to make interest payments on the notes.

The indenture does not limit the amount of unsecured indebtedness that we can issue and we may incur more debt.

The indenture does not limit the amount of unsecured indebtedness that we can issue. The notes will be our senior unsecured and unsubordinated obligations and will rank equally in right of payment with all of our existing and future senior indebtedness and senior to all of our existing and future subordinated indebtedness. As of February 28, 2017, as adjusted for (i) this offering and the anticipated use of proceeds therefrom, including the retirement of 2018 notes through the tender offer or redemption, (ii) the repayment of the 2017 notes and (iii) the incurrence of the 2022 term loan, we would have had $780.0 million of senior indebtedness that would have ranked equally in right of payment with the notes. In addition, the notes will be effectively subordinated to any existing and future secured indebtedness of ours, including borrowings under the revolving credit facility and the 2022 term loan, to the extent of the assets securing such indebtedness. As of February 28, 2017, as adjusted for the incurrence of the 2022 term loan, we would have had $150.0 million of secured indebtedness outstanding.

The restrictions in our debt agreements on our incurrence of additional indebtedness are subject to a number of qualifications and exceptions, and under certain circumstances, indebtedness incurred in compliance with these restrictions could be substantial. Also, these restrictions do not prevent us from incurring obligations that do not constitute indebtedness. Any additional indebtedness incurred could reduce the amount of cash we would have available to satisfy our obligations under the notes. We expect from time to time to incur additional indebtedness.

Our failure to generate sufficient cash flow to meet our obligations under the notes could significantly adversely affect you as a noteholder.

Our ability to make payments with respect to the notes and to satisfy our other debt obligations will depend on our future operating performance, which will be affected by a broad range of factors, including prevailing economic, financial, business and other factors affecting our company and industry, many of which are beyond our control. If we and our subsidiaries do not generate sufficient cash flow from operations to satisfy our debt obligations, including payments on the notes, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments or seeking to raise additional capital. However, we may not be able to refinance our debt on commercially reasonable terms, if at all, or on terms that would be permitted under our various debt instruments then in effect, and we may not be able to sell assets, or, even if we are able to sell assets, the terms of the sales may not be favorable to us and may not sufficiently reduce the amount of our debt obligations. Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our obligations on commercially reasonable terms, would have an adverse effect on our business, financial condition and results of operations, as well as on our ability to satisfy our obligations on the notes. If for any reason we are unable to meet our debt service and repayment obligations, including those under the notes, we would be in default under the terms of the agreements governing that indebtedness, which may allow our creditors at that time to declare all such indebtedness to be due and payable.

The notes will be effectively subordinated to our secured debt.

The notes are unsecured and unsubordinated but will be effectively subordinated in right of payment to all of our existing and future secured indebtedness, including borrowings under our credit facility, to the extent of the value of the collateral securing those obligations. As of February 28, 2017, as adjusted for (i) this offering and the anticipated use of proceeds therefrom, including the retirement of 2018 notes through the tender offer or redemption, (ii) the repayment of the 2017 notes upon their maturity on July 17, 2017 and (iii) the incurrence of the 2022 term loan, we expect that we would have had $150.0 million of secured debt outstanding, $630.0 million of unsecured debt outstanding and $347.0 million of available borrowing capacity under our $350.0 million secured credit facility. We may in the future issue additional secured debt, including borrowings under our credit facility. If we are not able to repay amounts due under the terms of the secured debt, the holders of the secured debt could proceed against the collateral securing that indebtedness. In that event, any proceeds received upon a realization of the collateral securing that indebtedness would be applied first to amounts due under the terms of the secured debt before any proceeds would be available to make payments on the notes. If we default under any secured debt, the value of the collateral on the secured debt may not be sufficient to repay both the holders of the secured debt and the holders of the notes. In addition, upon any distribution of assets pursuant to any liquidation, dissolution, reorganization, insolvency or similar proceeding, the holders of our secured debt will be entitled to be repaid in full from the proceeds of the collateral securing such debt before the holders of the notes will be entitled to receive any payment with respect thereto.

The notes will be structurally subordinated to the debt and liabilities of our subsidiaries.

The notes will not be guaranteed by our subsidiaries. Payments on the notes are required to be made only by Commercial Metals Company, the issuer of the notes. We may not have direct access to the assets of our subsidiaries unless those assets are transferred by dividend or otherwise to us. As a result, the notes will be structurally subordinated to all existing and future debt and liabilities, including trade payables, of our subsidiaries. As of February 28, 2017, our subsidiaries had $12.7 million of indebtedness outstanding and total liabilities of $461.2 million, excluding net intercompany liabilities of $427.3 million.

The pro forma financial statements included or incorporated by reference in this prospectus supplement are presented for illustrative purposes only and may not be an indication of our financial condition or results of operations following the disposition of our International Marketing and Distribution businesses.

The pro forma financial statements included or incorporated by reference in this prospectus supplement are presented for illustrative purposes only, are based on various adjustments and assumptions, many of which are preliminary, and may not be an indication of our financial condition or results of operations following the disposition of our International Marketing and Distribution businesses. Our actual financial condition and results of operations following such disposition may not be consistent with, or evident from, these pro forma financial statements and other statements relating to the disposition. In addition, the assumptions used in preparing the pro forma financial data and estimates may not prove to be accurate, and other factors may affect our financial condition or results of operations following the disposition of our International Marketing and Distribution businesses. Therefore, investors should refer to our historical financial statements incorporated by reference in this prospectus supplement when evaluating an investment in the notes.

We depend in part on our subsidiaries to generate sufficient cash flow to meet our debt service obligations, including payments on the notes.

Although Commercial Metals Company is an operating company, a substantial part of its assets consists of the capital stock or other equity interests of its subsidiaries. As a result, we depend in part on the earnings of our subsidiaries and the availability of their cash flows to us, or upon loans, advances or other payments made by these entities to us to service our debt obligations, including the notes. The ability of these entities to pay dividends or make other payments or advances to us will depend upon their operating results and will be subject to restrictions under the credit facility and other agreements to which we or they are a party and applicable laws.

Our credit ratings may not reflect all risks of an investment in the notes.

We expect that the notes will be rated by one or more nationally recognized statistical rating organizations. A rating is not a recommendation to purchase, hold or sell debt securities, since a rating does not predict the market price of a particular security or its suitability for a particular investor. The credit ratings assigned to the notes may not reflect the potential impact of all risks related to trading markets, if any, for, or trading value of, your notes. In addition, real or anticipated changes in our credit ratings will generally affect any trading market, if any, for, or trading value of, your notes. Any rating organization that rates the notes may lower our rating or decide not to rate the notes in its sole discretion. The ratings of the notes will be based primarily on the rating organization’s assessment of the likelihood of timely payment of interest when due and the payment of principal on the maturity date. Any ratings downgrade could adversely affect the trading price of the notes, or the trading market for the notes, to the extent a trading market for the notes develops.

We may not be able to repurchase the notes upon a change of control.

If we experience certain kinds of changes of control coupled with a ratings downgrade with respect to the notes, we must give holders of the notes the opportunity to sell us their notes at 101% of their principal amount, plus accrued and unpaid interest. In addition, the terms of our existing senior notes include a substantially similar change of control provision. As a result, we may be required to offer to repurchase all outstanding notes and existing senior notes at 101% of their respective principal amount, plus accrued and unpaid interest. However, in such an event, we might not be able to pay the required purchase price for the notes or existing senior notes presented to us because we might not have sufficient funds available at that time. The source of funds for any such purchase of the notes will be our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. Our failure to repurchase the notes or our existing senior notes upon a change of control would cause a default under the indentures governing our outstanding debt securities. Our credit facility provides that a change of control will be a default that permits lenders to accelerate the maturity of borrowings thereunder. Any of our future debt agreements may contain similar provisions.

We may enter into transactions that would not constitute a change of control that could affect our ability to satisfy our obligations under the notes.

Legal uncertainty regarding what constitutes a change of control and the provisions of the indentures governing our outstanding debt securities may allow us to enter into transactions, such as acquisitions, refinancing or recapitalizations, that would not constitute a change of control but may increase our outstanding indebtedness or otherwise affect our ability to satisfy our obligations under the notes and our existing senior notes. The definition of change of control for purposes of the notes includes a phrase relating to the transfer of “all or substantially all” of our assets taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, your ability to require us to repurchase the notes as a result of a transfer of less than all of our assets to another person may be uncertain.

Your ability to transfer the notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the notes.

The notes are new issues of securities for which there is no established public market. We do not intend to have the notes listed on a national securities exchange or included in any automated quotation system.

The underwriters have advised us that they intend to make a market in the notes; however, the underwriters are not obligated to make a market in the notes, and they may discontinue their market making activities at any time without notice. Therefore, an active market for the notes may not develop or, if developed, may not continue. The liquidity of any market for the notes will depend upon the number of holders of the notes, our operating performance and financial condition, the market for similar securities, the interest of securities dealers in making a market in the notes, prevailing interest rates and other factors. A liquid trading market may not develop for the notes. If a market develops, the notes could trade at prices that may be lower than the initial offering price of the notes. If an active market does not develop or is not maintained, the price and liquidity of the notes may be adversely affected. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market, if any, for the notes may not be free from similar disruptions and any such disruptions may adversely affect the prices at which you may sell your notes. In addition, subsequent to their initial issuance, the notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

Volatile trading prices may require you to hold the notes for an extended period of time.

If a market develops for the notes, they might trade at prices higher or lower than the initial offering price of our previously issued notes. The trading price of the notes could be subject to significant fluctuation in response to, among other factors, change in our operating results, interest rates, the market for non-investment grade securities, general economic conditions and securities analysts’ recommendations, if any, regarding our securities. In addition, subsequent to their initial issuance, the notes may trade at a discount from their initial offering price depending on the prevailing interest rates, the market for similar notes, our performance and other factors, many of which are beyond our control. The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future and any fluctuation may impact the trading price of the notes. You should be aware that you may be required to bear the financial risk of an investment in the notes for an extended period of time.

USE OF PROCEEDS

We estimate the net proceeds to us from the sale of the notes will be approximately $295.2 million, after deducting the underwriters’ discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering to fund the repurchase of a portion of our outstanding 2018 notes in the tender offer described under “Prospectus Supplement Summary—Recent Developments,” and to redeem a portion of any remaining 2018 notes that are not tendered following the expiration of the tender offer, in each case together with accrued interest and expenses related thereto. The 2018 notes bear interest at a rate of 7.350% per annum and mature on August 15, 2018. For additional information regarding the 2018 notes and our other indebtedness, see “Description of Other Indebtedness.”

CAPITALIZATION

The following table sets forth our consolidated capitalization as of February 28, 2017, and as adjusted to give effect to (i) the issuance and sale of the notes, (ii) the repayment of the 2017 notes upon their maturity on July 17, 2017, (iii) the repurchase of all of the outstanding 2018 notes pursuant to the tender offer or redemption, (iv) the receipt of the proceeds from the disposition of CMC Cometals and (v) the incurrence of the 2022 term loan.

This table should be read in conjunction with our unaudited consolidated financial statements and related notes included in our Quarterly Report on Form 10-Q for the quarter ended February 28, 2017, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information.”

	As of February 28, 2017
	Actual	As Adjusted
	(unaudited)
	(in thousands, except share data)
Cash & Cash Equivalents(1)	$395,546	$301,327
Short-term Debt
Current Maturities of long-term debt
2017 Notes(4)	300,000	—
Other, including equipment notes(2)	11,167	11,167
Interest Rate Swap Adjustment	1,115	—
Less debt issuance costs	(82)	—
Total Short-term debt	$312,200	$11,167
Long-term Debt
Credit Facility(3)	—	—
Term Loan due 2022(4)		150,000
2023 Notes	330,000	330,000
2018 Notes	399,818	—
Notes offered hereby		300,000
Other, including equipment notes(2)	19,189	19,189
Interest Rate Swap Adjustment(5)	6,744	—
Less debt issuance costs	(3,614)	(8,178)
Total Long-term debt	752,137	791,012
Total Debt	$1,064,337	$802,179

Shareholders’ Equity
Common Stock, par value $0.01 per share, authorized 200,000,000 shares; issued 129,060,664 shares, outstanding 115,778,772 shares	1,290	1,290
Additional paid-in capital	336,018	336,018
Accumulated other comprehensive loss	(124,990)	(124,990)
Retained Earnings(6)	1,381,869	1,372,990
Less treasury stock (13,281,892 shares at cost	(232,339)	(232,339)
Total stockholders’ equity attributable to the Company	1,361,848	1,352,969
Total Capitalization	$2,426,185	$2,155,148

(1)

“As adjusted” cash and cash equivalents includes net proceeds from (a) this offering, after underwriters’ discounts and estimated offering expenses, of approximately $295.2 million, (b) the disposition of CMC Cometals for $177.0 million and (c) the draw of $150.0 million on the senior secured term loan (See note 4) reduced by (a) $300.0 million to fund the repayment of the 2017 notes (which excludes any amounts to be used to pay accrued but unpaid interest), (b) $399.8 million to fund the repurchase of the outstanding aggregate principal amount of the 2018 notes (which excludes any amounts to be used to pay accrued but unpaid interest), (c) after-tax expense of $21.0 million in estimated accrued interest and premium payments to the holders of the 2018 notes and tax expense on the unamortized gain on the termination of the fixed-to-floating interest rate swap arrangements with respect to the 2018 notes associated with the repurchase of the 2018 notes. “As adjusted” cash and cash equivalents does not give effect to regular interest payment obligations to the holders of our indebtedness.

(2)	Other, including equipment notes consists of equipment capitalized lease obligations.
(3)	We are party to the credit agreement with a $350.0 million revolving credit facility that matures on June 23, 2022. See “Description of Other Indebtedness—Fourth Amended and Restated Credit Agreement” for additional information regarding the credit agreement.
(4)	We anticipate drawing on the 2022 term loan to, in part, partially repay our outstanding $300.0 million aggregate principal amount of 2017 notes. See “Description of Other Indebtedness—Fourth Amended and Restated Credit Agreement” for additional information regarding the 2022 term loan under the credit agreement.
(5)	During the third quarter of fiscal 2012, we terminated our fixed-to-floating interest rate swap arrangements with respect to the existing senior notes and received cash proceeds of approximately $52.7 million, which is amortized over the remaining term of the existing senior notes. “As adjusted” interest rate swap adjustment includes a reduction of $6.7 million related to the repurchase of the 2018 notes.
(6)	“As adjusted” retained earnings includes $5.1 million of unamortized gain, net of tax expense, on the termination of the fixed-to-floating interest rate swap arrangements with respect to the 2017 and 2018 notes, offset by $13.7 million loss, net of tax expense, on extinguishment of the 2018 notes related to the repurchase of the 2018 notes.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

In June 2017, our Board of Directors approved a plan to exit the International Marketing and Distribution Segment. As an initial step in this plan, on June 12, 2017, we and our wholly owned subsidiary, CMC Cometals International S.à r.l. (f/k/a CMCLUX, S.à r.l.), signed an agreement to sell CMC Cometals to Traxys North America L.L.C. and Traxys Europe S.A., which are affiliates of The Carlyle Group. The transaction is expected to close in the fourth quarter of fiscal 2017 and is subject to customary closing conditions and regulatory approvals. In addition, we announced our plan to pursue a sale of our CMC Cometals Steel division, as well as a restructuring and sale of the remaining trading operations located in Asia and Australia, collectively “Other M&D Entities.”

The following unaudited pro forma condensed consolidated financial statements are presented to show the effect of the sale of CMC Cometals, which is a significant disposition, and the effects of the other significant probable dispositions of the Other M&D Entities, as defined under Regulation S-X Rule 210.11. The unaudited pro forma condensed consolidated balance sheet assumes these dispositions were consummated on February 28, 2017. The unaudited pro forma condensed consolidated statements of operations assume the dispositions were consummated on September 1, 2013.

The unaudited pro forma condensed consolidated financial statements have been prepared in accordance with Article 11 of Regulation S-X and do not include all of the information and note disclosures required by GAAP. Pro forma information is intended to provide information about the continuing impact of a transaction by showing how a specific transaction or group of transactions might have affected historical financial statements. Pro forma financial information illustrates only the isolated and objectively measurable (based on historically determined amounts) effects of a particular transaction, and excludes effects based on judgmental estimates of how historical management practices and operating decisions may or may not have changed as a result of the transaction. Therefore, pro forma information does not include information about the possible or expected impact of current actions taken by management in response to the pro forma transactions, as if management’s actions were carried out in previous reporting periods.

This unaudited pro forma condensed consolidated financial information is presented for illustration purposes only and does not purport to be indicative of the financial position or results of operations that would have occurred had the disposition been consummated on the dates as of, or at the beginning of the period, which, the disposition is being given effect, nor are they necessarily indicative of our future operating results or financial position.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF FEBRUARY 28, 2017

		Pro Forma Adjustments
	Historical CMC	Cometals (a)	Cometals Adjustments		Other M&D (g)	Other M&D Adjustments		Pro Forma CMC
	(in thousands, except per share data)
Assets
Current Assets:
Cash and cash equivalents	$395,546	$—	$172,191	(b)	$—	$203,165	(h)	$770,902
Accounts receivable, net	774,286	(77,900)	14,886	(c)	(125,830)	—		585,442
Inventories	720,786	(126,265)	—		(124,829)	—		469,692
Others	96,422	(6,210)	1,304	(d)	(4,899)	—		86,617

Total Current Assets	$1,987,040	$(210,375)	$188,381		$(255,558)	$203,165		$1,912,653
Net property, plant and equipment	940,344	(2,238)	2,226	(d)	(1,046)	—		939,286
Goodwill	66,530	—	—		(1,925)	—		64,605
Other assets	137,919	(7,051)	117	(d)	(9,786)	—		121,199

Total Assets	$3,131,833	$(219,664)	$190,724		$(268,315)	$203,165		$3,037,743

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable-trade	$307,488	$(42,479)	$34	(d)	$(52,823)	—		$212,220
Accrued expenses and other payables	220,433	(5,492)	2,552	(e)	(12,224)	—		205,269
Current maturities of long-term debt	312,200	—	—		—	—		312,200

Total current liabilities	$840,121	$(47,971)	$2,586		$(65,047)	$—		$729,689

Deferred income taxes	55,625	(313)	313	(d)	(103)	—		55,522
Other long-term liabilities	121,930	—	—		—	—		121,930
Long-term debt	752,137	—	—		—	—		752,137
Stockholders’ equity attributable to CMC	1,361,848	(171,380)	187,825	(f)	(203,165)	203,165	(h)	1,378,293
Stockholders’ equity attributable to noncontrolling interests	172	—	—		—	—		172

Total liabilities and stockholders’ equity	$3,131,833	$(219,664)	$190,724		$(268,315)	$203,165		$3,037,743

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS SIX MONTHS ENDED FEBRUARY 28, 2017

		Pro Forma Adjustments
	Historical CMC	Cometals (i)	Other M&D (j)	Pro Forma CMC
	(in thousands, except per share data)
Net sales	$2,224,684	$194,892	$333,333	$1,696,459
Cost of goods sold	1,933,502	174,612	314,971	1,443,919
Selling, general and administrative expenses	215,986	10,075	14,365	191,546
Impairment of assets	—	—	—	—
Interest expense (income)	25,740	—	(25)	25,765
Loss on debt extinguishment	—	—	—	—

Total expenses	2,175,228	184,687	329,311	1,661,230
Earnings from continuing operations before income taxes	49,456	10,205	4,022	35,229

Income taxes	12,643	1,735	881	10,027

Earnings from continuing operations	36,813	8,470	3,141	25,202
Less net earnings attributable to noncontrolling interests	—	—	—	—

Net earnings from continuing operations attributable to CMC	$36,813	$8,470	$$3,141	$25,202

Basic earnings per share from continuing operations attributable to CMC	$0.32			$0.22
Diluted earnings per share from continuing operations attributable to CMC	$0.31			$0.22
Average basic shares outstanding	115,415,662			115,415,662
Average diluted shares outstanding	117,007,958			117,007,958

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

SIX MONTHS ENDED FEBRUARY 29, 2016

		Pro Forma Adjustments
	Historical CMC	Cometals (i)	Other M&D (j)	Pro Forma CMC
	(in thousands, except per share data)
Net sales	$2,174,556	$224,191	$262,578	$1,687,787
Cost of goods sold	1,882,118	204,437	253,137	1,424,544
Selling, general and administrative expenses	195,826	9,225	13,435	173,166
Impairment of assets	—	—	—	—
Interest expense (income)	34,929	97	(594)	35,426
Loss on debt extinguishment	11,365	—	—	11,365

Total expenses	2,124,238	213,759	265,978	1,644,501
Earnings (loss) from continuing operations before income taxes	50,318	10,432	(3,400)	43,286

Income taxes (benefit)	13,836	1,972	(1,434)	13,298

Earnings (loss) from continuing operations	36,482	8,460	(1,966)	29,988
Less net earnings attributable to noncontrolling interests	—	—	—	—

Net earnings (loss) from continuing operations attributable to CMC	$36,482	$8,460	$(1,966)	$29,988

Basic earnings per share from continuing operations attributable to CMC	$0.32			$0.26
Diluted earnings per share from continuing operations attributable to CMC	$0.31			$0.26
Average basic shares outstanding	115,725,896			115,725,896
Average diluted shares outstanding	117,002,822			117,002,822

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS YEAR ENDED AUGUST 31, 2016

		Pro Forma Adjustments
	Historical CMC	Cometals (i)	Other M&D (j)	Pro Forma CMC
	(in thousands, except per share data)
Net sales	$4,610,526	$462,610	$610,303	$3,537,613
Cost of goods sold	3,974,513	420,952	587,936	2,965,625
Selling, general and administrative expenses	437,084	21,332	27,648	388,104
Impairment of assets	40,028	—	—	40,028
Interest expense (income)	62,231	109	(851)	62,973
Loss on debt extinguishment	11,480	—	—	11,480

Total expenses	4,525,336	442,393	614,733	3,468,210
Earnings (loss) from continuing operations before income taxes	85,190	20,217	(4,430)	69,403

Income taxes (benefit)	12,647	2,345	(2,448)	12,750

Earnings (loss) from continuing operations	72,543	17,872	(1,982)	56,653
Less net earnings attributable to noncontrolling interests	—	—	—	—

Net earnings (loss) from continuing operations attributable to CMC	$72,543	$17,872	$(1,982)	$56,653

Basic earnings per share from continuing operations attributable to CMC	$0.63			$0.49
Diluted earnings per share from continuing operations attributable to CMC	$0.62			$0.49
Average basic shares outstanding	115,211,490			115,211,490
Average diluted shares outstanding	116,623,826			116,623,826

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS YEAR ENDED AUGUST 31, 2015

		Pro Forma Adjustments
	Historical CMC	Cometals (i)	Other M&D (j)	Pro Forma CMC
	(in thousands, except per share data)
Net sales	$5,988,605	$611,991	$1,066,984	$4,309,630
Cost of goods sold	5,311,756	529,438	1,030,401	3,751,917
Selling, general and administrative expenses	443,275	26,889	33,296	383,090
Impairment of assets	9,839	—	—	9,839
Interest expense	77,760	1,304	3,141	73,315
Loss on debt extinguishment	—	—	—	—

Total expenses	5,842,630	557,631	1,066,838	4,218,161
Earnings from continuing operations before income taxes	145,975	54,360	146	91,469

Income taxes (benefit)	46,844	15,710	(997)	32,131

Earnings from continuing operations	99,131	38,650	1,143	59,338
Less net earnings attributable to noncontrolling interests	—	—	—	—

Net earnings from continuing operations attributable to CMC	$99,131	$38,650	$1,143	$59,338

Basic earnings per share from continuing operations attributable to CMC	$0.85			$0.51
Diluted earnings per share from continuing operations attributable to CMC	$0.84			$0.50
Average basic shares outstanding	116,527,265			116,527,265
Average diluted shares outstanding	117,949,898			117,949,898

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS YEAR ENDED AUGUST 31, 2014

		Pro Forma Adjustments
	Historical CMC	Cometals (i)	Other M&D (j)	Pro Forma CMC
	(in thousands, except per share data)
Net sales	$6,790,438	$704,545	$1,251,561	$4,834,332
Cost of goods sold	6,096,196	658,213	1,192,640	4,245,343
Selling, general and administrative expenses	448,943	24,121	35,232	389,590
Impairment of assets	3,305	—	—	3,305
Interest expense	77,037	1,366	1,311	74,360
Loss on debt extinguishment	—	—	—	—

Total expenses	6,625,481	683,700	1,229,183	4,712,598
Earnings from continuing operations before income taxes	164,957	20,845	22,378	121,734

Income taxes	47,351	3,523	7,430	36,398

Net Earnings from continuing operations	117,606	17,322	14,948	85,336
Less net earnings attributable to noncontrolling interests	—	—	—	—

Earnings from continuing operations attributable to CMC	$117,606	$17,322	$14,948	$85,336

Basic earnings per share from continuing operations attributable to CMC	$1.00			$0.73
Diluted earnings per share from continuing operations attributable to CMC	$0.99			$0.72
Average basic shares outstanding	117,496,270			117,496,270
Average diluted shares outstanding	118,607,106			118,607,106

UNAUDITED NOTES TO THE PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Unaudited Condensed Consolidated Balance Sheet

(a)	The adjustments represent the elimination of the historical assets, liabilities and equity of CMC Cometals.

(b)	The adjustment represents the estimated cash portion of the total proceeds at closing from the sale of CMC Cometals of $172.2 million. This amount was determined based on the terms of the purchase agreement using the most recently available financial statement information. The amount of the actual proceeds could vary from the amount presented depending on working capital balances at the date of the closing.

(c)	The adjustment represents the deferred purchase price from the sale of CMC Cometals, which is subject to certain working capital adjustments.

(d)	The adjustments represent certain property, plant and equipment and other assets and liabilities excluded from the purchase agreement for the sale of CMC Cometals. The excluded assets will continue to be classified as held and used.

(e)	The adjustment represents historical CMC Cometals accruals related to employee costs and tax liabilities which will remain with us after the sale of CMC Cometals. We estimate that one time nonrecurring transaction costs in the range of $8.0 to $12.0 million related to the CMC Cometals sale will be incurred; however, these costs have not been included in the pro forma financial statements due to variable uncertainty of the expenses.

(f)	The adjustment represents the impact of items (b) - (e) above.

(g)	The adjustments represent the elimination of the historical assets, liabilities and equity of the Other M&D Entities.

(h)	For purposes of the unaudited pro forma condensed consolidated balance sheet, proceeds to be received from the sale or wind down of the Other M&D Entities are currently assumed to be at least equal to the net assets of the entities. It is expected that we will incur additional charges, including but not limited to impairments, severance and other transaction related costs, which are not currently reasonably estimable and therefore these costs or charges have not been reflected in the unaudited pro forma condensed consolidated balance sheet.

Unaudited Condensed Consolidated Statement of Operations

(i)	The adjustments eliminate the historical results of CMC Cometals as if the transaction occurred on September 1, 2013. In accordance with GAAP, the amounts eliminated do not include corporate overhead and intercompany interest, which for segment reporting purposes, had been allocated to CMC Cometals. The adjustments also do not include eliminations for intercompany sales transactions.

(j)	The adjustments eliminate the historical results of the Other M&D Entities as if the respective disposition transactions occurred on September 1, 2013. In accordance with GAAP, the amounts eliminated do not include corporate overhead and intercompany interest, which for segment reporting purposes, had been allocated to the Other M&D Entities. The adjustments also do not include eliminations for intercompany sales transactions.

DESCRIPTION OF OTHER INDEBTEDNESS

Fourth Amended and Restated Credit Agreement

On June 26, 2014, we and CMC International Finance, S.à r.l. (f/k/a CMCLUX, S.à r.l.), its wholly owned subsidiary, or the foreign borrower, and together with us, the borrowers, entered into the credit agreement with Bank of America, N.A., as administrative agent, and certain lenders party thereto, as the same has been amended from time to time. The credit agreement (after giving effect to the second amendment referenced below) expires on June 23, 2022.

On June 23, 2017, we entered into the second amendment to the credit agreement to amend the credit agreement to provide for a coterminous draw term loan in the maximum principal amount of $150.0 million. In addition, on June 23, 2017, we entered into the third amendment to the credit agreement to permit, among other things, the disposal by us of our International Marketing and Distribution businesses as described under “Prospectus Supplement Summary—Recent Developments.”

The credit agreement provides for (i) a revolving credit facility in U.S. dollars and certain foreign currencies in the maximum principal amount of the U.S. dollar equivalent of $350.0 million, or the facility amount, (ii) a delayed draw term loan facility in a maximum principal amount of the U.S. dollar equivalent of $150.0 million, (iii) revolving borrowings to the foreign borrower (as a sub-facility of the facility amount) in a maximum principal amount of the U.S. dollar equivalent of $50.0 million, (iv) a letter of credit sub-facility in a maximum principal amount of the U.S. dollar equivalent of $50.0 million, (v) a swing line sub-facility available to us in U.S. dollars in a maximum principal amount of $25.0 million and (v) a swing line sub-facility available to the foreign borrower in U.S. dollars and certain foreign currencies in a maximum principal amount of the U.S. dollar equivalent of $10.0 million. With bank approval, we may increase the facility amount and/or establish a new term loan in aggregate combined amount of $250.0 million.

As of the date of this prospectus supplement, we had no amounts drawn under the revolving credit facility or the 2022 term loan. We anticipate drawing on the 2022 term loan to, in part, partially repay our outstanding $300.0 million aggregate principal amount of 2017 notes.

Interest Rate and Fees

Revolving loan borrowings under the credit agreement in U.S. dollars or foreign currencies and the 2022 term loan bear interest at a rate equal to (a) LIBOR for the applicable interest period for the relevant currency plus an applicable rate (as defined below) or (b) at our election for revolving loan borrowings in U.S. dollars, the highest of (i) the federal funds effective rate plus 0.50%, (ii) the Bank of America “prime rate”, and (iii) one-month LIBOR plus 1.00%, in each case plus the applicable rate. US swing line loan borrowings under the credit agreement bear interest at a rate equal to one-month LIBOR plus the applicable rate. Foreign swing line loan borrowings under the credit agreement bear interest at a rate equal to the applicable overnight rate for the relevant currency plus the applicable rate.

“Applicable Rate” shall mean the following percentages, based on our non-credit enhanced, senior unsecured long-term debt rating set forth below:

Debt Ratings S&P/Moody’s	Commitment Fee	Eurocurrency Rate Non-Performance Letters of Credit Daily Floating LIBOR Rate	Base Rate	Performance Letters of Credit
> BBB / Baa2	0.200%	1.000%	0.000%	0.650%
BBB- / Baa3	0.250%	1.250%	0.250%	0.825%
BB+ / Ba1	0.300%	1.500%	0.500%	1.000%
BB / Ba2	0.350%	1.750%	0.750%	1.200%
< BB / Ba2	0.400%	2.000%	1.000%	1.400%

In addition to paying interest on outstanding principal under the revolving credit facility and term loan facility, the borrowers are required to pay a commitment fee to the lenders in respect of the unutilized commitments under the revolving credit facility and term loan facility at the per annum rate set forth in the table above. Commitment fees on the term loan facility are only due during the delayed draw availability period and begin accruing on the 91st day following the amendment date, and cease to accrue at the earlier of (i) the funding of the term loan, in any amount, or (ii) the 270th day following the amendment date, at which time our ability to draw on the loan will terminate, if we have not drawn on the 2022 term loan. The borrowers must also pay customary letter of credit fees.

Prepayments

The borrowers may voluntarily repay outstanding loans under the credit agreement or term loan facility without premium or penalty; provided that prepayments on all LIBOR loans will be subject to customary “breakage” costs. The borrowers may voluntarily terminate the revolving credit facility or the term loan facility, or reduce the commitments under the revolving credit facility, in each case without premium or penalty; provided that such reduced commitments under the revolving credit facility will not be less than the outstanding borrowings under the revolving credit facility or the applicable sub-facility amount.

Term Loan Principal Payments

As provided in the credit agreement, to the extent it is not repaid earlier, we are required to make principal payments on the 2022 term loan in quarterly installments in an amount equal to 1.25% of the original drawn principal amount after giving effect to any prior payments or prepayments. Such principal payments are due on the last business day of each of our fiscal quarters following the funding date of the 2022 term loan for the life of the 2022 term loan.

Maturity

Principal amounts, and accrued and unpaid interest outstanding under the revolving credit facility, are due and payable on June 23, 2022. Principal amounts, and accrued and unpaid interest outstanding under the 2022 term loan, are due and payable on June 23, 2022.

Guarantee and Security

The obligations of the borrowers under the credit agreement, including the revolving credit facility and the term loan facility, are guaranteed by us and each of our material domestic subsidiaries (as described in the credit agreement). Furthermore, the obligations of the foreign borrower under the credit agreement are guaranteed by CMC Poland Sp. z.o.o., a Polish subsidiary of ours. The lenders’ lien on the collateral securing the credit agreement is subject to collateral addition, release and reinstatement provisions based on the credit ratings of our long term unsecured senior, non-credit enhanced debt. In the event of certain downgrades of such ratings, we and our material domestic subsidiaries may be required to grant the lenders liens on all present and future inventory and accounts (and the proceeds thereof), to the extent not already subject to our receivables program (discussed below).

Certain Covenants and Events of Default

The credit agreement contains a number of typical and customary affirmative covenants and negative covenants that, among other things, restrict, subject to certain exceptions, the borrowers’ and their subsidiaries’ ability to:

•	create liens;

•	make certain loans, investments, or acquisitions;

•	incur additional indebtedness;

•	engage in mergers, consolidations or other fundamental changes;

•	sell, transfer or otherwise dispose of assets;

•	change the lines of our business and the business of our subsidiaries;

•	enter into contractual obligations that limit us and our subsidiaries to permit liens and other encumbrances on their assets; and

•	pay dividends and distributions, repurchase capital stock or make certain other restricted payments.

The credit agreement also requires us to maintain (a) an interest coverage ratio of not less than 2.50 to 1.00, (b) a debt to capitalization ratio that does not exceed 0.60 to 1.00 and (c) liquidity of at least $150.0 million in excess of each of the outstanding aggregate principal amounts of the 2017 notes and 2018 notes, so long as such notes are outstanding.

Failure to comply with the covenants under the credit agreement may trigger an event of default. Additionally, the credit agreement contains typical and customary events of default, including a change of control.

Receivables Programs

On April 5, 2011, we and several of our subsidiaries entered into a sale of accounts receivables program. Pursuant to the receivables program, we contribute, and several of our subsidiaries sell without recourse, certain eligible trade accounts receivable to CMCRV, our wholly owned subsidiary. CMCRV is structured to be a bankruptcy-remote entity formed for the sole purpose of buying and selling trade accounts receivable generated by us. CMCRV sells the trade accounts receivable in their entirety to two financial institutions. We have guaranteed the performance by our subsidiaries of their obligations under the receivables program in favor of CMCRV in accordance with a performance undertaking. The maximum facility is $200 million and the program terminates on August 15, 2019. On June 23, 2017, we entered into an amendment to our trade accounts receivable program to permit, among other things, the disposal of our International Marketing and Distribution businesses as described elsewhere in this prospectus supplement.

At February 28, 2017 and August 31, 2016, under the U.S. sale of trade accounts receivable program, we had sold $262.3 million and $215.9 million of trade accounts receivable, respectively, to the financial institutions. At February 28, 2017 and August 31, 2016, we had no advance payments outstanding on the sale of its trade accounts receivable.

We, as servicer, and the subsidiaries party to the receivables program, as sub-servicers, retain collection and administrative responsibilities for the receivables. The continuation of the receivables program is subject to the performance of certain obligations and covenants by the subsidiaries party thereto and CMCRV. The receivables program may be terminated upon the occurrence of certain amortization events, including (a) change of control, (b) delinquency, default and dilution ratios with respect to the receivables and (c) our failure to comply with the interest coverage ratio, debt capitalization ratio or liquidity covenant under the credit agreement described above.

In addition to the U.S. sale of trade accounts receivable program described above, our international subsidiaries in Poland and Australia have sold trade accounts receivable to financial institutions without recourse. The Polish program has a facility limit of 220.0 million Polish zloty ($54.0 million as of February 28, 2017) and allows our Polish subsidiaries to obtain an advance of up to 90% of eligible trade accounts receivable sold under the terms of the arrangement. Under the Polish and Australian programs, the cash advances received are reflected as cash provided by operating activities on our unaudited condensed consolidated statements of cash flows. In October 2016, our existing Australian program expired and we did not enter into a new program.

At February 28, 2017, under its Polish program, we had sold $56.9 million of trade accounts receivable to the third-party financial institution. At August 31, 2016, under its Polish and Australian programs, we had sold $85.7 million of trade accounts receivable to third-party financial institutions. At February 28, 2017 and August 31, 2016, $3.2 million and $8.3 million in advance payments had been received, respectively.

Subsidiary Working Capital Facilities

Our subsidiaries have uncommitted credit facilities available from domestic and international banks. In general, these credit facilities are used to support trade letters of credit (including accounts payable settled under bankers’ acceptances), foreign exchange transactions and short-term advances which are priced at market rates. At February 28, 2017, our Polish subsidiary, CMC Poland Sp. z.o.o., had uncommitted credit facilities of $43.0 million with several banks with expiration dates ranging from March 2017 to November 2017. We intend to renew these uncommitted credit facilities upon expiration. At February 28, 2017, no amounts were outstanding under these facilities. The weighted average interest rate on these facilities was 2.610% at February 28, 2017.

Intercreditor Agreement

On June 23, 2017, we entered into an intercreditor agreement with the administrative agent under our receivables program and the administrative agent under the credit agreement that governs the relationship between such parties and their rights and duties with respect to certain collateral under the receivables program and the credit agreement.

Existing Senior Notes

Overview

The 2017 notes and 2018 notes were issued under the indenture dated July 31, 1995 between us and The Bank of New York Mellon Trust Company, N.A. as successor trustee to JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank (successor to The Chase Manhattan Bank, N.A.)), the original trustee (as supplemented from time to time, the “1995 Indenture”), and the 2023 notes were issued under the indenture dated May 6, 2013 between us and U.S. Bank National Association (as supplemented from time to time, the “Indenture”). As discussed in “Prospectus Supplement Summary—Recent Developments,” concurrently with this offering, we are conducting a tender offer to purchase a portion of our outstanding 2018 notes. We intend to use the net proceeds from this offering to fund the repurchase of a portion of our outstanding 2018 notes in the tender offer and to redeem a portion of any remaining 2018 notes that are not tendered following the expiration of the tender offer, in each case together with accrued interest and expenses related thereto.

2017 Notes.    On July 17, 2007, we issued and sold $400.0 million aggregate principal amount of the 2017 notes. Proceeds from the offering were used to repay our 6.80% notes due August 1, 2007, repay certain commercial paper and other short term domestic bank borrowings, fund construction of and working capital for a micro mill in Arizona and for general corporate purposes, including acquisitions. In February 2016, we repurchased $100 million of the outstanding principal amount of the 2017 notes through a cash tender offer. As of the date of this prospectus supplement, $300.0 million aggregate principal amount of the 2017 notes are outstanding. As described above, the 2017 notes mature on July 17, 2017, and we intend to repay the 2017 notes upon their maturity with cash on hand and the proceeds from the 2022 term loan.

2018 Notes.    On August 4, 2008, we issued and sold $500.0 million aggregate principal amount of the 2018 notes. Proceeds from the offering were used to repay our 6.75% notes due February 15, 2009, repay certain commercial paper and for general corporate purposes, including acquisitions. In February 2016, we repurchased approximately $100.0 million of the outstanding principal amount of the 2018 notes through a cash tender offer. As of the date of this prospectus supplement, $399.8 million aggregate principal amount of the 2018 notes are outstanding.

2023 Notes.    On May 17, 2013, we issued and sold $330.0 million aggregate principal amount of the 2023 notes. Proceeds from the offering were used to repurchase a portion of our previously outstanding 5.625% senior notes due 2013, or the 2013 notes, in a cash tender offer, and the remainder of the proceeds were used to redeem the remainder of the 2013 notes outstanding following the tender offer and for general corporate purposes, including acquisitions. As of the date of this prospectus supplement, $330.0 million aggregate principal amount of the 2023 notes are outstanding.

Interest Rate

2017 Notes.    Interest on the 2017 notes is payable in cash and accrues at the rate of 6.50% per annum. Interest on the 2017 notes is payable semi-annually in arrears on January 15 and July 15, commencing on January 15, 2008.

2018 Notes.    Interest on the 2018 notes is payable in cash and accrues at the rate of 7.350% per annum. Interest on the 2018 notes is payable semi-annually in arrears on February 15 and August 15, commencing on February 15, 2009.

2023 Notes.    Interest on the 2023 notes is payable in cash and accrues at the rate of 4.875% per annum. Interest on the 2023 notes is payable semi-annually in arrears on May 15 and November 15, commencing on November 15, 2013.

Ranking and Security

The existing senior notes are senior unsecured obligations and (i) rank senior in right of payment to any existing and future subordinated indebtedness, (ii) rank equally in right of payment with all of our existing and future senior indebtedness, (iii) are effectively junior in right of payment to all existing and future secured indebtedness, including our secured credit facility and (iv) are structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries (other than indebtedness and liabilities owed by subsidiaries to Commercial Metals Company). As of February 28, 2017, as adjusted for (i) this offering and the anticipated use of proceeds therefrom, including the retirement of 2018 notes through the tender offer or redemption, (ii) the repayment of the 2017 notes and (iii) the incurrence of the 2022 term loan, we would have had $780.0 million of senior indebtedness outstanding, $150.0 million of which would have been secured. In addition, as of February 28, 2017, our subsidiaries had $12.7 million of indebtedness outstanding and total liabilities of $461.2 million, excluding net intercompany liabilities of $427.3 million.

Prepayments and Redemptions

2017 Notes.    We may redeem the 2017 notes, in whole or in part, at any time and from time to time, at a price equal to the greater of (i) 100% of the principal amount of the 2017 notes being redeemed and (ii) the sum of the present values, calculated as of the redemption date, of the remaining scheduled payments of principal and interest on the 2017 notes to be redeemed (exclusive of interest accruing on the redemption date) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the then current treasury rate plus 20 basis points, plus, in each case, accrued and unpaid interest on the principal amount being redeemed to the redemption date.

2018 Notes.    We may redeem the 2018 notes, in whole or in part, at any time and from time to time, at a price equal to the greater of (i) 100% of the principal amount of the 2018 notes being redeemed and (ii) the sum of the present values, calculated as of the redemption date, of the remaining scheduled payments of principal and interest on the 2018 notes to be redeemed (exclusive of interest accruing on the redemption date) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the then current treasury rate plus 50 basis points, plus, in each case, accrued and unpaid interest on the principal amount being redeemed to the redemption date.

2023 Notes.    We may redeem the 2023 notes, in whole or in part, at any time and from time to time, at a price equal to the greater of (i) 100% of the principal amount of the 2023 notes being redeemed and (ii) the sum of the present values, calculated as of the redemption date, of the remaining scheduled payments of principal and interest on the 2023 notes to be redeemed (exclusive of interest accruing on the redemption date) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the then current treasury rate plus 50 basis points, plus, in each case, accrued and unpaid interest on the principal amount being redeemed to the redemption date. We may redeem the 2023 notes at par plus accrued interest at any date within three months of maturity.

Guarantees

The 2017 notes, 2018 notes and 2023 notes are not guaranteed by our subsidiaries.

Certain Covenants and Events of Default

1995 Indenture and Indenture.    Subject to several enumerated exceptions, each of the 1995 Indenture and the Indenture prohibits us and certain of our subsidiaries from securing any debt or other obligation with any principal property or shares of capital stock of certain of our subsidiaries without providing that our existing senior notes shall be secured equally and ratably with the secured debt or other obligation for so long as the secured debt or other obligation remains secured, except to the extent the amount of the secured debt or other obligation, along with the value of permitted sale and lease-back transactions, does not exceed 10% of our consolidated net tangible assets, as defined in the applicable indenture. The 1995 Indenture restricts the ability of certain of our subsidiaries to incur, assume or guarantee debt, except to the extent the amount of the debt does not exceed 30% of our consolidated tangible net worth, as defined in the 1995 Indenture. Each of the 1995 Indenture and the Indenture does not directly limit the amount of other unsecured debt that we may incur. Each of the 1995 Indenture and the Indenture also restricts our ability to enter into sale and lease-back transactions as well as to consolidate, merge or sell all or substantially all of our assets.

The 2017 notes, 2018 notes and 2023 notes have additional covenants, change of control provisions and events of default that are substantially similar to those provided with respect to the notes offered hereby.

New Markets Tax Credit Program

NMTC Program.    We, through our wholly owned subsidiary, CMC Steel Oklahoma, LLC, or CMC Steel OK, are in the process of constructing a minimill in Durant, Oklahoma, with an expected commissioning date in the fall of 2017. In connection with these projects, we entered into transactions that qualified through the New Markets Tax Credit program provided for in the Community Renewal Tax Relief Act of 2000, or the NMTC Program, as the minimill will be located in a zone designated by the IRS as eligible for the NMTC Program and is considered an eligible business activity for the NMTC Program. Under the NMTC Program, an investor that makes a capital investment, which, in turn, together with leverage loan sources, is used to make a Qualifying Equity Investment, or a QEI, in an entity that (a) qualifies as a Community Development Entity, or CDE, (b) has applied for and been granted an allocation of a portion of the total federal funds available to fund the credits, or an NMTC Allocation, and (c) uses a minimum specified portion of the QEI to make a Qualified Low Income Community Investment up to the maximum amount of the CDE’s NMTC Allocation will be entitled to claim, over a period of seven years, federal nonrefundable tax credits in an amount equal to 39% of the QEI amount, or an NMTC. An NMTC is subject to 100% recapture for a period of seven years as provided in the Internal Revenue Code.

Minimill NMTC Transaction.    In the second quarter of fiscal 2016, we entered into an NMTC transaction with U.S. Bancorp Community Development Corporation, a Minnesota corporation, or USBCDC, related to the development, construction and equipping of a new minimill in Durant, Oklahoma, or the Minimill Project. To effect the transaction, USBCDC made a $17.7 million capital contribution, or the USBCDC Equity, to USBCDC

Investment Fund 156, LLC, a Missouri limited liability company, or the Investment Fund. Additionally, Commonwealth made a $35.3 million loan to the Investment Fund at an interest rate of approximately 1.08% per year with a maturity date of December 24, 2045, or the Commonwealth Mill Loan. The Investment Fund used $51.5 million of the proceeds received from the Commonwealth Mill Loan and the USBCDC Equity to make QEIs into CDEs, which, in turn, used $50.7 million of the QEIs to make loans to CMC Steel OK, with terms similar to the Commonwealth Mill Loan and as partial financing for the Minimill Project. The proceeds of the loans from the CDEs were recorded as restricted cash and included in other current assets in our balance sheet. We have determined that the Investment Fund is a variable interest entity of which we are the primary beneficiary and have consolidated it in accordance with the accounting standard for consolidation. USBCDC’s contribution is included in other long-term liabilities in our balance sheet.

DESCRIPTION OF THE NOTES

We will issue the notes under the indenture, between us and U.S. Bank National Association, as trustee, as supplemented by a second supplemental indenture, or the second supplemental indenture, to be dated as of the date of the closing of the offering of the notes (in this section, we refer to the original indenture and the second supplemental indenture collectively as the “indenture”). The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. We may from time to time in the future issue additional series of debt securities under the original indenture. Such other debt securities may have terms and conditions that are different from the terms and conditions of the notes.

The following description of the particular terms of the notes supplements the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus. It is only a summary of the material provisions of the indenture, though, and we urge you to read the indenture because it, not this description, defines your rights as noteholders. You may request a copy of the indenture at our address set forth under the heading “Where You Can Find More Information.” Capitalized terms not otherwise defined herein shall have the respective meanings given to them in the indenture. In this description, the words “Company,” “we,” “us” and “our” refer only to Commercial Metals Company and not to any of its subsidiaries.

Title of Notes

5.375% notes due 2027.

Principal Amount of Notes

The notes will be issued in an initial aggregate principal amount of $300 million. We will issue the notes only in book-entry form, in denominations of $2,000 and integral multiples of $1,000, through the facilities of DTC, and sales in book-entry form may be effected only through a participating member of DTC. See “—Book-Entry System” below. We may from time to time, without notice to or the consent of the noteholders, increase the aggregate principal amount of the notes by creating and issuing further notes under the original indenture on the same terms and conditions as the notes being offered hereby, except for issue date, issue price, preissuance accrued interest and, in some cases, first Interest Payment Date (defined below). Any further notes will be consolidated and form a single series with the notes and will have the same terms as to status, redemption or otherwise as the notes. If any additional notes are not fungible with the notes offered hereby for United States federal tax purposes, the additional notes will have a separate CUSIP number and may be treated as a separate class for the purposes of transfer and exchange. Any further notes will be issued by or pursuant to a resolution of our Board of Directors, in an officers’ certificate or a supplement to the original indenture.

Maturity of Notes

The notes will mature on July 15, 2027.

Interest Rate on Notes

The interest rate on the notes will be 5.375% per annum, computed on the basis of a 360-day year consisting of twelve 30-day months.

Date Interest Begins to Accrue on Notes

Interest will begin to accrue on the notes on July 11, 2017.

Interest Payment Dates

We will pay interest on the notes semi-annually on each January 15 and July 15 (each, an “interest payment date”). Interest payable on each interest payment date will include interest accrued from and including July 11,

2017, or from and including the most recent interest payment date to which interest has been paid or duly provided for, to but excluding the applicable interest payment date.

The notes will not be entitled to the benefit of any sinking fund or other mandatory redemption obligation prior to maturity.

First Interest Payment Date

The first Interest Payment Date for the notes will be January 15, 2018.

Regular Record Dates for Interest

We will pay interest payable on any interest payment date to the person in whose name a note, or any predecessor note, is registered at the close of business on January 1 or July 1, as the case may be, next preceding such interest payment date.

Paying Agent

The trustee will initially be the securities registrar and paying agent and will act as such at its offices in Dallas, Texas. We may at any time designate additional paying agents or rescind the designations or approve a change in the offices where they act.

Ranking

The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future senior unsecured indebtedness, including the 2017 notes, 2018 notes and 2023 notes. The notes will rank junior to any of our secured debt, including borrowings under our existing credit facility and the 2022 term loan, to the extent of the collateral securing such debt and will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries, including trade payables.

As of the issue date, none of our subsidiaries will be providing guarantees of the notes. In addition, as of February 28, 2017, our subsidiaries had $12.7 million of indebtedness outstanding and total liabilities of $461.2 million, excluding net intercompany liabilities of $427.3 million.

As of February 28, 2017, as adjusted for (i) this offering and the anticipated use of proceeds therefrom, including the retirement of 2018 notes through the tender offer or redemption, (ii) the repayment of the 2017 notes and (iii) the incurrence of the 2022 term loan, we would have had $780.0 million of senior indebtedness outstanding, of which $150.0 million would have been secured.

Optional Redemption

At any time prior to July 15, 2022, the notes may be redeemed in whole or in part, at our option, at a redemption price equal to 100.0% of the principal amount thereof (the “No Call Redemption Price”) plus the Applicable Premium as of, and accrued and unpaid interest, if any, to but not including the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date falling prior to or on the redemption date).

On or after July 15, 2022, we will have the right to redeem the notes in whole or in part at our option at any time or from time to time, at the applicable redemption price set forth below (each such applicable redemption price being the “Call Period Redemption Price”). The notes will be so redeemable at the following Call Period Redemption Prices (expressed as a percentage of the principal amount of the notes), plus accrued and unpaid interest thereon, if any, to, but not including, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date falling prior to or on the redemption date), if redeemed during the 12-month period commencing on July 15 of the years set forth below:

Date	Percentage
2022	102.688%
2023	101.792%
2024	100.896%
2025 and thereafter	100.000%

In addition, at any time prior to July 15, 2020, we may, at our option, on one or more occasions, redeem up to 40% of the aggregate principal amount of the notes outstanding at a redemption price equal to 105.375% of the principal amount thereof (the “Equity Redemption Price”), plus accrued and unpaid interest to, but excluding, the relevant redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date falling prior to or on the redemption date), with the net cash proceeds of one or more Equity Offerings; provided that (1) notes in an aggregate principal amount equal to at least 60% of the aggregate principal amount of notes issued under the indenture (excluding notes held by us or our subsidiaries) remain outstanding immediately after the occurrence of such redemption, and (2) such redemption occurs within 90 days of the date of the closing of such Equity Offering.

“Applicable Premium” means, with respect to a note on any date of redemption, as determined by us, the excess, if any, of (x) the present value as of such date of redemption of (i) the Call Period Redemption Price of such note at July 15, 2022 plus (ii) all required interest payments due on such note through July 15, 2022 (excluding accrued but unpaid interest to, but not including, the date of redemption), computed using a discount rate equal to the Treasury Rate as of such date of redemption, plus 50 basis points, over (y) the then outstanding principal of such note.

“Capital Stock” of a person means all equity interests in such person, including any common stock, preferred stock, limited liability or partnership interests (whether general or limited), and all warrants or options with respect to, or other rights to purchase, the foregoing, but excluding indebtedness convertible into equity.

“Disqualified Stock” means, with respect to any person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, other than as a result of a change of control or asset sale, in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the notes or the date the notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of our employees or our subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by us or our subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Equity Offering” means any public offering or private placement for cash after the date the notes offered hereby are issued of Capital Stock (other than Disqualified Stock) by us.

“Treasury Rate” means as of any date of redemption of notes the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the date notice or redemption is given (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to July 15, 2022; provided, however, that if the period from the date notice of redemption is given to July 15, 2022 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year)

from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to July 15, 2022 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of the notes to be redeemed at its registered address. The notice of redemption for the notes will state, among other things, the amount of notes to be redeemed, the redemption date, the manner of calculation of the applicable redemption price and the place or places that payment will be made upon presentation and surrender of notes to be redeemed. Unless we default in the payment of the applicable redemption price, interest will cease to accrue on any notes that have been called for redemption at the applicable redemption date. Notices of redemption may, at our discretion, be subject to the satisfaction of one or more conditions precedent. If such redemption is subject to the satisfaction of one or more conditions precedent, the notice of redemption shall describe each such condition and, if applicable, shall state that in our discretion the redemption date may be delayed until such time as any or all of such conditions shall be satisfied or that such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date as stated in such notice, or by the redemption date so delayed.

Change of Control Offer

If a Change of Control Triggering Event (as defined below) occurs, unless we have exercised our option to redeem the notes as described above, we will be required to make an offer (the “Change of Control Offer”) to each holder of the notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes on the terms set forth in the notes. In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to the date of repurchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at our option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice will be mailed to holders of the notes describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”). The notice will, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, we will, to the extent lawful:

(a)	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(b)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(c)	deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being repurchased.

We will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and the third party repurchases all notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes by virtue of any such conflict.

For purposes of the Change of Control Offer provisions of the notes, the following terms will be applicable:

“Change of Control” means the occurrence of any of the following:

(1)	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our Voting Stock or other Voting Stock into which our Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares;

(2)	the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to one or more “persons” (as that term is defined in the indenture) (other than us or one of our subsidiaries); or

(3)	the first day on which a majority of the members of our Board of Directors are not Continuing Directors.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) we become a direct or indirect wholly owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Continuing Directors” means, as of any date of determination, any member of our Board of Directors who (1) was a member of such Board of Directors on the date the notes were issued or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director).

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc.

“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Rating Event” means the rating on the notes is lowered by each of the Rating Agencies and the notes are rated below an Investment Grade Rating by each of the Rating Agencies on any day within the 60-day period (which 60-day period will be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) after the earlier of (1) the occurrence of a Change of Control and (2) public notice of the occurrence of a Change of Control or our intention to effect a Change of Control; provided, however, that a Rating Event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at our or its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Event).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Covenants

See “Description of Debt Securities—Covenants” in the accompanying prospectus.

Events of Default

See “Description of Debt Securities—Events of Default” in the accompanying prospectus.

Modification and Waiver

See “Description of Debt Securities—Modification and Waiver” in the accompanying prospectus.

Book-Entry System

The notes will be evidenced by global securities, which will be deposited on behalf of DTC and registered in the name of a nominee of DTC. Except as set forth below, the record ownership of the global securities may be transferred, in whole or in part, only to DTC, another nominee of DTC or to a successor of DTC or its nominee.

Except under circumstances described below, the notes will not be issued in definitive form. See “—Certificated Securities” below. Upon the issuance of a global security, DTC will credit on its book-entry registration and transfer system the accounts of persons acquiring the notes with the respective principal amounts of the notes represented by the global security. Ownership of beneficial interests in a global security will be limited to persons that have accounts with DTC or its nominee, or participants, or persons that may hold interests through participants. Owners of beneficial interests in the notes represented by the global securities will hold their interests pursuant to the procedures and practices of DTC. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security. DTC will have no knowledge of the actual beneficial owners of the global securities; DTC’s records reflect only the identity of the participants to whose accounts such global securities are credited, which may or may not be the beneficial owners of the global securities. The participants will remain responsible for keeping account of their holdings on behalf of their customers. Conveyance of notices and other communications by DTC to participants and by participants to the beneficial owners of the global securities will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in immediately available funds.

So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by that global security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have notes represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of notes in definitive form and will not be considered the owners or holders thereof under the indenture. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Beneficial owners will not be holders and will not be entitled to any rights provided to the noteholders under the global securities or the indenture. Principal payments, premium payments, if any, interest payments and liquidated damage payments, if any, on notes registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the relevant global security. None of us, the trustee or the registrar for the notes will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in a global security or for maintaining, supervising or reviewing any records relating to such beneficial interests. Neither we nor the trustee would be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes. Beneficial owners of notes may wish to take certain steps to augment the transmission to them of notices of significant events with respect to notes, such as redemptions, tenders, defaults, and proposed amendments to the security documents. For example, beneficial owners of notes may wish to ascertain that the nominee holding the notes for their benefit has agreed to obtain and transmit notices to beneficial owners. In the alternative, beneficial owners may wish to provide their names and addresses to the registrar and request that copies of notices be provided directly to them.

Payments of principal, premium, if any, and interest to DTC will be the responsibility of us or the trustee. The disbursement of such payments to participants shall be the responsibility of DTC. We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest, if any, will credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the relevant global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in a global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants and not DTC, us or the trustee, subject to any statutory or regulatory requirements as may be in effect from time to time.

If we redeem less than all of the global security, we have been advised that it is DTC’s practice to determine by lot the amount of the interest of each participant in the global security to be redeemed.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the Financial Industry Regulatory Authority, Inc.

DTC holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers, dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the depositary. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers, trust companies and clearing corporations that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind, and we take no responsibility for the accuracy or completeness of such information.

Certificated Securities

If DTC is at any time unwilling or unable to continue as a depositary or if an event of default shall have occurred and be continuing under the indenture, we will issue notes in definitive form in exchange for the entire global security for the notes. In addition, we may at any time and in our sole discretion determine not to have the notes represented by a global security and, in such event, will issue notes in definitive form in exchange for the entire global security relating to such notes. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery in definitive form of notes represented by such global security equal in principal amount to such beneficial interest and to have such notes registered in its name. Notes so issued in definitive form will be issued as registered notes in denominations of $2,000 principal amount and integral multiples of $1,000 in excess thereof, unless otherwise specified by us. The holder of a certificated note may transfer such note by surrendering it at (1) the office or agency maintained by us for such purpose in the Borough of Manhattan, The City of New York, which initially will be the office of the trustee maintained for such purpose or (2) the office of any transfer agent we appoint.

Same-Day Settlement and Payment

Settlement for the notes will be made in immediately available or same-day funds. So long as the notes are represented by the global securities, we will make all payments of principal and interest in immediately available funds.

So long as the notes are represented by the global securities registered in the name of DTC or its nominee, the notes will trade in DTC’s Same-Day Funds Settlement System. DTC will require secondary market trading activity in the notes represented by the global securities to settle in immediately available or same-day funds on trading activity in the notes.

Trustee

U.S. Bank National Association is the trustee, registrar and paying agent under the indenture. In addition, we have entered into several equipment capital lease agreements with U.S. Bank National Association and its affiliates with average annual rental and lease expenses payable by us of approximately $0.9 million. U.S. Bank National Association also serves as the trustee under the indenture governing the 2023 notes as well as several of our employee defined benefit plans. Further, USBCDC acts as the NMTC equity investor providing qualified equity investments to facilitate the completion of several of our projects that qualify as qualified active low-income community businesses. U.S. Bancorp Investments, Inc., an affiliate of U.S. Bank National Association, is serving as an underwriter in this offering and will receive customary compensation, reimbursement of expenses and indemnification for its service. See “Underwriting” for additional information.

Governing Law

The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain United States federal income tax consequences of the purchase, ownership and disposition of the notes as of the date of this prospectus supplement. Except where noted, this summary deals only with notes that are held as capital assets (within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”)) by beneficial owners (as defined below) who purchase the notes for cash pursuant to this offering at their original “issue price” within the meaning of Section 1273 of the Code (i.e., the first price at which a substantial amount of the notes is sold to the public for cash other than to bond houses, brokers or similar persons or organizations acting in the capacity of the underwriters, placement agents or wholesalers). This summary is based upon the Code, Treasury regulations promulgated under the Code (“Treasury Regulations”), Internal Revenue Service (“IRS”) rulings and judicial decisions as of the date of this prospectus supplement. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those summarized below. This summary does not address all aspects of United States federal income tax and does not deal with foreign, state, local or other tax considerations that may be relevant to particular investors in light of their personal circumstances. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to special classes of taxpayers, such as banks and other financial institutions, insurance companies, real estate investment trusts, regulated investment companies, tax-exempt organizations, partnerships (or entities classified as partnerships for U.S. federal income tax purposes) or other pass-through entities, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, persons liable for U.S. federal alternative minimum tax, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, former citizens or residents of the United States, persons holding the notes as part of a hedging or conversion transaction or a straddle, and persons holding 2018 notes that will be retired pursuant to the tender offer or redemption. The discussion does not address any foreign, state, local or non-income tax consequences of (i) the acquisition, ownership or disposition of the notes to beneficial owners of the notes or (ii) the tender offer or redemption of the 2018 notes.

A “U.S. Holder” means a beneficial owner of the notes (other than an entity classified as a partnership for United States federal income tax purposes) that is, for United States federal income tax purposes, any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation that is created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if it (a) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

The term “Non-U.S. Holder” means any beneficial owner of a note who or that is not a U.S. Holder and is not a partnership or other entity classified as a partnership for U.S. federal income tax purposes. For the purposes of this discussion, U.S. Holders and Non-U.S. Holders are referred to collectively as “Holders.”

If any entity classified as a partnership for United States federal income tax purpose holds the notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership considering an investment in the notes, you should consult your tax advisors.

If you are considering the purchase of notes, you should consult your own tax advisors concerning the particular United States federal income tax consequences to you of the purchase, ownership and disposition of the notes, as well as the consequences to you arising under other United States federal tax laws and the laws of any other taxing jurisdiction.

U.S. Federal Income Taxation of U.S. Holders

Payments of Interest

Stated interest on notes beneficially owned by a U.S. Holder generally will be taxable as ordinary interest income at the time payments are accrued or are received in accordance with the U.S. Holders’ regular method of accounting for U.S. federal income tax purposes.

Payment Contingencies

As described above under “Description of the Notes—Optional Redemption,” we may, under certain circumstances, redeem or repurchase the notes before maturity. Also, in the event a change of control triggering event occurs, we may be required to repurchase notes at a price equal to 101% of their principal amount, plus any accrued interest to the date of repurchase, as described above under “Description of the Notes—Change of Control Offer.” Under applicable Treasury Regulations, if based on all the facts and circumstances as of the date on which the notes are issued there is a remote likelihood that a contingency will occur, or if the contingency is “incidental,” it is either assumed that such contingency will not occur, or the contingency is ignored until the payment is made. We intend to take the position that the likelihood of a repurchase premium becoming payable on the notes is remote and/or incidental (within the meaning of applicable Treasury Regulations) as of the issue date, and as a result, such additional amounts need not be taken into account unless and until such additional amounts become payable, at which time such additional amounts should be taxable to a U.S. Holder in accordance with such U.S. Holder’s method of accounting. Our position will be binding on all U.S. Holders except a U.S. Holder that discloses its differing position in a statement attached to its timely filed U.S. federal income tax return for the taxable year during which a note was acquired. There can be no assurance, however, that the IRS will agree with our position. If our position was successfully challenged by the IRS, the notes could be treated as “contingent payment debt instruments” under the applicable Treasury Regulations and a U.S. Holder could be required to accrue income on a note in excess of stated interest payments (regardless of the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes) at a rate equal to our “comparable yield,” and to treat as ordinary income, rather than capital gain, any gain recognized on the sale, exchange, redemption, retirement or other disposition of a note. In the event we pay a repurchase premium, U.S. Holders should consult their own tax advisors regarding the treatment of such amounts.

This discussion assumes the notes will not be treated as contingent payment debt instruments.

Sale, Exchange or Redemption of the Notes

Upon the sale, exchange, redemption or other taxable disposition of the notes, a U.S. Holder generally will recognize gain or loss equal to the difference, if any, between (i) the amount realized upon the sale, exchange, redemption or other taxable disposition of the notes, other than amounts attributable to accrued and unpaid interest (which will be taxed as ordinary interest income to the extent such interest has not been previously included in income), and (ii) the U.S. Holder’s adjusted tax basis in the notes. The amount realized by a U.S. Holder is the sum of cash plus the fair market value of all other property received on such sale, exchange, redemption or other taxable disposition. A U.S. Holder’s adjusted tax basis in the notes generally will be its cost for the notes.

The gain or loss a U.S. Holder recognizes on the sale, exchange, redemption or other taxable disposition of the notes generally will be capital gain or loss. Such gain or loss generally will be long-term capital gain or loss if a U.S. Holder has held the notes for more than 12 consecutive months. For non-corporate U.S. Holders, long-term capital gains are currently taxed at a lower rate than ordinary income. The deductibility of capital losses is subject to limitations. A U.S. Holder should consult its own tax advisor regarding the deductibility of capital losses in its particular circumstances.

Medicare Tax

A 3.8% Medicare tax is imposed on a portion or all of the net investment income of certain individuals with a modified adjusted gross income of over $200,000 (or $250,000 in the case of joint filers or $125,000 in the case of married individuals filing separate returns) and on the undistributed net investment income of certain estates and trusts. For these purposes, “net investment income” generally will include interest (including interest paid with respect to a note) and net gain attributable to the disposition of property not held in a trade or business (including net gain from the sale, exchange, redemption or other taxable disposition of a note) and certain other income, but will be reduced by any deductions properly allocable to such income or net gain.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments on the notes made to, and the proceeds of a sale or other taxable disposition by, certain U.S. Holders. In addition, certain U.S. Holders may be subject to backup withholding at the applicable rate (currently 28%) in respect of such amounts if they fail to provide their taxpayer identification number to the paying agent, fail to certify, under penalties of perjury, that they are not subject to backup withholding on IRS Form W-9 or a suitable substitute form, or otherwise fail to comply with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against such U.S. Holder’s U.S. federal income tax liability and may entitle such U.S. Holder to a refund, provided the required information is furnished to the IRS in a timely manner.

U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedures for obtaining such an exemption, if available.

U.S. Federal Income Taxation of Non-U.S. Holders

Payments of Interest

Subject to the discussion below under “—Information Reporting and Backup Withholding” and “—FATCA Withholding,” a Non-U.S. Holder generally will not be subject to United States federal withholding tax on interest paid on the notes, provided that:

•	interest paid on the notes is not effectively connected with the conduct of a Non-U.S. Holder’s trade or business in the United States;

•

the Non-U.S. Holder does not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable Treasury Regulations;

•	the Non-U.S. Holder is not a controlled foreign corporation that is related to us through stock ownership;

•	the Non-U.S. Holder is not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code; and

•

either (a) the Non-U.S. Holder provides its name and address on an IRS Form W-8BEN or W-8BEN-E (or other applicable form), and certifies, under penalties of perjury, that it is not a United States person as defined under the Code, or (b) the Non-U.S. Holder holds the notes through certain foreign intermediaries and satisfies the certification requirements of applicable Treasury Regulations.

If a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest made to the Non-U.S. Holder will be subject to a 30% United States federal withholding tax, unless the Non-U.S. Holder provides us with a properly executed:

•	IRS Form W-8BEN or W-8BEN-E (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

•

IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the conduct of a trade or business in the United States (as discussed below under “—Effectively Connected Income”).

Sale, Exchange, or Redemption of the Notes

Generally, any gain recognized by a Non-U.S. Holder on the sale, exchange, redemption or other taxable disposition of a note (other than amounts attributable to accrued and unpaid interest, which will be treated as described under “—Payments of Interest” above) will be exempt from U.S. federal income and withholding tax, unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if a treaty applies, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States); or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year, and certain other conditions are met,

in which case such gain will be subject to United States federal income tax as discussed below under “—Effectively Connected Income”.

Effectively Connected Income

If a Non-U.S. Holder is engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment), then the Non-U.S. Holder will generally be subject to United States federal income tax on that interest on a net income basis in the same manner as if the Non-U.S. Holder was a United States person as defined under the Code. In addition, if a Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or a lower applicable income tax treaty rate) of the effectively connected earnings and profits, subject to adjustments. If interest is effectively connected with the Non-U.S. Holder’s conduct of a United States trade or business (whether or not an income tax treaty applies), such interest will be exempt from the 30% withholding tax, provided the certification requirements discussed above in “—Payments of Interest” are satisfied.

Any gain realized on the sale or other taxable disposition (including a retirement or redemption) of a note generally will not be subject to United States federal income tax unless:

•

the gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment), in which case such gain will generally be subject to United States federal income tax (and possibly branch profits tax) in the same manner as effectively connected interest as described above; or

•

the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met, in which case, unless an applicable income tax treaty provides otherwise, the Non-U.S. Holder will generally be subject to a 30% United States federal income tax on any gain recognized, which may be offset by certain United States source losses, provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

Information Reporting and Backup Withholding

Generally, we must report to the IRS and to Holders the amount of interest paid to each Holder and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which a Non-U.S. Holder reside under the provisions of an applicable income tax treaty.

In general, a Non-U.S. Holder will not be subject to backup withholding with respect to interest payments on the notes made to a Non-U.S. Holder provided that we do not have actual knowledge or reason to know that such Non-U.S. Holder is a United States person as defined under the Code, and we have received from you the statement described above in the fifth bullet point under “—Payments of Interest” above.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other taxable disposition (including a retirement or redemption) of notes within the United States or conducted through certain United States-related financial intermediaries, unless the Non-U.S. Holder certifies under penalties of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that it is a United States person as defined under the Code), or the Non-U.S. Holder otherwise establishes an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a Non-U.S. Holder’s United States federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedures for obtaining such an exemption, if available.

FATCA Withholding

Under the Foreign Account Tax Compliance Act provisions of the Code and related U.S. Treasury guidance, or FATCA, a withholding tax of 30% will be imposed in certain circumstances on payments of (i) interest on the notes, and (ii) beginning on January 1, 2019, principal payments on the notes and gross proceeds from the sale or other taxable disposition of the notes, if the Holder is not FATCA compliant, or holds its notes through a foreign financial institution that is not FATCA compliant. In order to be treated as FATCA compliant, a Holder must provide us or an applicable financial institution certain documentation (usually an IRS Form W-8BEN or W-8BEN-E) containing information about its identity, its FATCA status, and if required, its direct and indirect U.S. owners. If any taxes were to be deducted or withheld from any payments in respect of the notes as a result of a beneficial owner or intermediary’s failure to comply with the foregoing rules, no additional amounts will be paid on the notes as a result of the deduction or withholding of such taxes.

Documentation that Holders provide in order to be treated as FATCA compliant may be reported to the IRS and other tax authorities, including information about a Holder’s identity, its FATCA status, and if applicable, its direct and indirect U.S. owners. Prospective investors should consult their own tax advisers about how information reporting and the possible imposition of withholding tax under FATCA may apply to their investment in the notes.

UNDERWRITING

Citigroup Global Markets Inc. and Wells Fargo Securities, LLC are acting as joint book-running managers of the offering and Citigroup Global Markets Inc. is acting as representative of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter’s name.

Principal Amount of Notes
Citigroup Global Markets Inc.	$102,000,000
Wells Fargo Securities, LLC	60,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	36,000,000
BBVA Securities Inc.	36,000,000
PNC Capital Markets LLC	36,000,000
BB&T Capital Markets, a division of BB&T Securities, LLC	6,000,000
BMO Capital Markets Corp.	6,000,000
Rabo Securities USA, Inc.	6,000,000
Santander Investment Securities Inc.	6,000,000
U.S. Bancorp Investments, Inc.	6,000,000

Total	$300,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed 0.75% per note. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price not to exceed 0.45% per note. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms

We have agreed that, during the period commencing on the date of this prospectus supplement and ending on the date that the notes are delivered by the underwriters to purchasers, we will not, without the prior written consent of Citigroup Global Markets Inc. offer, sell, contract to sell, pledge, or otherwise transfer, directly or indirectly, or announce the offering of, any debt securities issued or guaranteed by us. Citigroup Global Markets Inc. in its sole discretion may release any of the securities subject to this lock-up agreement at any time without notice.

The notes will constitute a new class of securities with no established trading market. We do not intend to list the notes on any national securities exchange. However, we cannot assure you that the prices at which the notes will sell in the market after this offering will not be lower than the initial offering price or that an active trading market for the notes will develop and continue after this offering. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so and they may discontinue any market-making activities with respect to the notes at any time without notice. Accordingly, we cannot assure you as to the liquidity of, or the trading market for, the notes. The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by Commercial Metals Company
Per note	1.25%

We estimate that our total expenses for this offering will be approximately $4.8 million, including our agreement to reimburse the underwriters for certain legal and other reasonable expenses.

In connection with the offering, the underwriters may purchase and sell notes in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of notes than they are required to purchase in the offering.

•	Covering transactions involve purchases of notes in the open market after the distribution has been completed in order to cover short positions.

•	Stabilizing transactions involve bids to purchase notes so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We expect to deliver the notes on or about July 11, 2017, which will be the seventh business day after the date of this prospectus supplement (T + 7). Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the delivery date may be required to specify an alternate settlement cycle at the time of trade to prevent a failed settlement. Investors who wish to trade the notes prior to the delivery date should consult their own advisors.

Other Relationships

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. We intend to use the net proceeds from this offering to fund the repurchase of a portion of our outstanding 2018 notes in a tender offer and have appointed Citigroup Global Markets Inc. as the dealer manager and solicitation agent. Citigroup Global Markets Inc. will receive customary fees and expenses in connection therewith. The underwriters or their affiliates may be holders of the 2018 notes and may receive proceeds of this offering if they tender their 2018 notes in such tender offer. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. In addition, affiliates of some of the underwriters are lenders under our credit facility and receivables program. Further, U.S. Bank National Association, an affiliate of U.S. Bancorp Investments, Inc., is the trustee, registrar and paying agent under the indenture and receives customary fees and reimbursement of expenses for its service.

If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area, no offer of notes which are the subject of the offering has been, or will be made to the public in that Member State, other than under the following exemptions under the Prospectus Directive:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 150 natural or legal persons (other than qualified investors, as defined in the Prospectus Directive), subject to obtaining the prior consent of the representative for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes referred to in (a) to (c) above shall result in a requirement for us or the representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive. Each person located in a Member State to whom any offer of notes is made or who receives any communication in respect of an offer of notes, or who initially acquires any notes will be deemed to have represented, warranted, acknowledged and agreed to and with the representative and us that (1) it is a “qualified investor” within the meaning of the law in that Member State implementing Article 2(1)(e) of the Prospectus Directive; and (2) in the case of any notes acquired by it as a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, the notes acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the representative has been given to the offer or resale; or where notes have been acquired by it on behalf of persons in any Member State other than qualified investors, the offer of those notes to it is not treated under the Prospectus Directive as having been made to such persons.

We, the representative and our and their respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments and agreements.

This prospectus supplement has been prepared on the basis that any offer of notes in any Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly, any person making or intending to make an offer in that Member State of notes which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for us or the representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the representative have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for us or the representative to publish a prospectus supplement for such offer.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended) and includes any relevant implementing measure in each Member State.

The above selling restriction is in addition to any other selling restrictions set out below.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in Hong Kong

The notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

1)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

2)	where no consideration is or will be given for the transfer;

3)	where the transfer is by operation of law;

4)	as specified in Section 276(7) of the SFA; or

5)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the initial purchasers are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

The legality of the notes being offered hereby and certain other matters will be passed upon for us by Haynes and Boone LLP, Dallas, Texas. The legality of the notes being offered hereby and certain other matters will be passed upon for the underwriters by Latham & Watkins LLP, New York, New York.

PROSPECTUS

Commercial Metals Company

Debt Securities

We may offer debt securities from time to time in one or more series. We will provide specific terms of any offering of these debt securities, together with the terms of the offering, the public offering price and our net proceeds from the sale thereof, in supplements to this prospectus. You should read this prospectus and any prospectus supplement, as well as the documents incorporated and deemed to be incorporated by reference in this prospectus and any prospectus supplement, carefully before you invest.

We may sell these debt securities on a continuous or delayed basis through one or more agents, dealers or underwriters as designated from time to time, or directly to purchasers or through a combination of these methods. We reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of debt securities. If any agents, dealers or underwriters are involved in the sale of any debt securities, the applicable prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of debt securities will be the public offering price of those debt securities less the applicable discount, in the case of an offering made through an underwriter, or the purchase price of those debt securities less the applicable commission, in the case of an offering through an agent, and, in each case, less other expenses payable by us in connection with the issuance and distribution of those debt securities.

Investing in our securities involves risks. You should carefully consider the information referred to under the heading “Risk Factors” on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 26, 2017.

You should rely only on the information contained in this prospectus and the accompanying prospectus supplement, including the information incorporated or deemed to be incorporated by reference herein or any free writing prospectus that we prepare and distribute. We have not authorized anyone to provide you with information different from that contained in or incorporated by reference into this prospectus, the accompanying prospectus supplement or any such free writing prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof, that the information contained herein is correct as of any time subsequent to its date, or that any information incorporated or deemed to be incorporated by reference herein is correct as of any time subsequent to its date.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. Under the automatic shelf registration process, we may, at any time and from time to time, sell the debt securities described in this prospectus or in any applicable prospectus supplement in one or more offerings. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in or incorporated by reference into this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the debt securities we offer, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the heading “Where You Can Find More Information.”

This prospectus provides you with only a general description of the debt securities we may offer. Each time we sell debt securities, we will provide a prospectus supplement that contains specific information about the terms of those debt securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with the documents incorporated and deemed to be incorporated by reference in this prospectus and the additional information described below under the heading “Where You Can Find More Information.”

In this prospectus and any prospectus supplement, unless otherwise indicated, the terms “Company,” “we,” “us” and “our” refer and relate to Commercial Metals Company and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and proxy statements and other information with the SEC. Our SEC filings are available to the public through the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room in Washington, D.C. located at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our common stock is listed and traded on the New York Stock Exchange, or NYSE. You may also inspect the information we file with the SEC at the NYSE’s offices at 20 Broad Street, New York, New York 10005. Information about us, including certain SEC filings, is also available free of charge through the Investor Relations section of our website, located at http://www.cmc.com. However, the information on our website is not a part of this prospectus or any accompanying prospectus supplement.

The SEC allows us to “incorporate by reference” in this prospectus the information in other documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated or deemed to be incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus.

We incorporate by reference in this prospectus the documents listed below and any filings that we may make with the SEC subsequent to the date hereof pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, prior to the termination of the offering under this prospectus (provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	The Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2016, filed with the SEC on October 31, 2016, including those sections incorporated therein by reference from the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on November 28, 2016;

•	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended November 30, 2016, filed with the SEC on January 9, 2017;

•	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended February 28, 2017, filed with the SEC on March 28, 2017; and

•	The Company’s Current Reports on Form 8-K, filed on September 30, 2016, October 3, 2016, October 25, 2016, October 26, 2016, November 29, 2016, January 4, 2017, January 17, 2017, March 22, 2017, June 15, 2017, June 21, 2017 and June 26, 2017.

You, or any beneficial owner, may obtain a copy of any or all of the documents referred to above which may have been or may be incorporated by reference into this prospectus (excluding certain exhibits to the documents) at no cost to you by writing or telephoning us at the following address:

Commercial Metals Company

6565 N. MacArthur Boulevard, Suite 800

Irving, Texas 75039

Attn: Investor Relations

Telephone: (214) 689-4300

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including information incorporated by reference herein, contains “forward-looking statements” within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995, with respect to demand for our products, bidding levels, consumer confidence, shipping levels, U.S. construction activity, the effects of imports, global steel overcapacity and international trade, including duties announced by the U.S. Department of Commerce, legal proceedings, economic conditions, prices, our ability to capitalize on changes in economic, political and regulatory conditions, our financial condition, results of operations, capital projects, and capital expenditures, estimated contractual obligations, cash flows, the effects of continued pressure on the liquidity of our customers, our own liquidity and business, and our expectations or beliefs concerning future events and financial results. These forward-looking statements can generally be identified by phrases such as we or our management “expects,” “anticipates,” “believes,” “estimates,” “intends,” “plans to,” “ought,” “could,” “will,” “should,” “likely,” “appears,” “projects,” “forecasts,” “outlook” or other similar words or phrases. Our forward looking statements are based on management’s expectations and beliefs at the date of this prospectus or, with respect to any document incorporated by reference into this prospectus, as of the time such document was prepared. Although we believe that our expectations are reasonable, we can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Neither we nor any person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. You should not rely on forward-looking statements as predictions of future events. Except as required by law, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect events, new information or otherwise. Some of the important factors that could cause actual results to differ materially from our expectations are discussed below. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.

Factors that could cause actual results to vary materially from our expectations include the following:

•	conditions, including the ongoing recovery from the last recession, continued sovereign debt problems in the Euro-zone and construction activity or lack thereof, and their impact in a highly cyclical industry;

•	rapid and significant changes in the price of metals, potentially impairing our inventory values due to declines in commodity prices;

•	excess capacity in our industry, particularly in China, and product availability from competing steel mills and other steel suppliers including import quantities and pricing;

•	compliance with and changes in environmental laws and regulations, including increased regulation associated with climate change and greenhouse gas emissions;

•	involvement in various environmental matters that may result in fines, penalties or judgments;

•	dispositions (including related pro forma financial information in connection with our plan to exit our International Marketing and Distribution Segment);

•	potential limitations in our or our customers’ ability to access credit and non-compliance by our customers with our existing commercial contracts and commitments;

•	activity in repurchasing shares of our common stock under our repurchase program;

•	financial covenants and restrictions on the operation of our business contained in agreements governing our debt;

•	currency fluctuations;

•	global factors, including political uncertainties and military conflicts;

•	availability of electricity and natural gas for mill operations;

•	ability to hire and retain key executives and other employees;

•	competition from other materials or from competitors that have a lower cost structure or access to greater financial resources;

•	information technology interruptions and breaches in data security;

•	ability to make necessary capital expenditures to fund our mills;

•	availability and pricing of raw materials over which we exert little influence, including scrap metal, energy, insurance and supply prices;

•	unexpected equipment failures;

•	losses or limited potential gains due to hedging transactions;

•	litigation claims and settlements, court decisions, regulatory rulings and legal compliance risks;

•	risk of injury or death to employees, customers or other visitors to our operations;

•	increased costs related to health care reform legislation; and

•	those factors listed under Part I, Item 1A, Risk Factors, included in our Annual Report filed on Form 10-K for the fiscal year ended August 31, 2016 and any subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

You should refer to the “Risk Factors” section of this prospectus and to our periodic and current reports filed with the SEC for specific risks which would cause actual results to be significantly different from those expressed or implied by these forward-looking statements. It is not possible to identify all of the risks, uncertainties and other factors that may affect future results. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. Accordingly, readers of this prospectus are cautioned not to place undue reliance on the forward-looking statements.

THE COMPANY

We manufacture, recycle and market steel and metal products, related materials and services through a network including steel mills, commonly referred to as “minimills,” steel fabrication and processing facilities, construction-related product warehouses, metal recycling facilities and marketing and distribution offices in the United States and in strategic international markets. We have five business segments operating across two geographic divisions. Our CMC Americas Division includes three segments: Americas Recycling, Americas Mills and Americas Fabrication. Our CMC International Division includes two segments: International Mill and International Marketing and Distribution.

We were incorporated in 1946 in the State of Delaware. Our predecessor company, a metals recycling business, has existed since approximately 1915. We maintain our corporate office at 6565 North MacArthur Boulevard in Irving, Texas, 75039, telephone number (214) 689-4300. Our fiscal year ends August 31 and any reference in this prospectus or any accompanying prospectus supplement to any year refers to the fiscal year ended August 31 of that year unless otherwise noted. Our common stock is listed on the New York Stock Exchange under the ticker symbol “CMC.” We maintain a website located at http://www.cmc.com. Information on our website is not a part of this prospectus supplement or the accompanying prospectus.

RISK FACTORS

An investment in our debt securities involves significant risks. Before purchasing any debt securities, you should carefully consider and evaluate all of the information included and incorporated by reference or deemed to be incorporated by reference in this prospectus or the applicable prospectus supplement, including the risk factors incorporated by reference herein from our Annual Report on Form 10-K for the fiscal year ended August 31, 2016, as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein or in the applicable prospectus supplement. Our business, financial position, results of operations or liquidity could be adversely affected by any of these risks. The risks and uncertainties we describe are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business or operations. Any adverse effect on our business, financial condition or operating results could result in a decline in the value of the securities and the loss of all or part of your investment.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, the net proceeds from the sale of the debt securities to which this prospectus relates will be used for general corporate purposes. General corporate purposes may include repayment of debt, acquisitions, additions to working capital, capital expenditures and investments in our subsidiaries. Net proceeds may be temporarily invested prior to use.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratios of earnings to fixed charges for the periods indicated:

	Six Months Ended February 28, 2017	Six Months Ended February 29, 2016	Fiscal Years Ended August 31,
			2016	2015	2014	2013	2012
Ratio of earnings to fixed charges	2.31x	2.19x	2.06x	2.57x	2.84x	2.37x	2.57x

For purposes of calculating our ratios of earnings to fixed charges, earnings consist of earnings from continuing operations before income taxes, adjusted for undistributed earnings of less-than-fifty-percent-owned affiliates, plus interest expense, plus interest imputed on rent and amortization of capitalized interest. Fixed charges consist of capitalized interest and interest expense, plus the portion of rent expense under operating leases that we have deemed to represent the interest factor.

DESCRIPTION OF DEBT SECURITIES

The following summary describes the general terms and provisions of the debt securities covered by this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms of the debt securities in a prospectus supplement.

General

We will issue the debt securities under an indenture, or the Indenture, dated May 6, 2013, or the Original Indenture Date, between us and U.S. Bank National Association, as trustee, or the Trustee. The Indenture is subject to and governed by the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act. We may issue debt securities under the Indenture from time to time in one or more series, each in an amount we authorize prior to issuance. Unless we inform you otherwise in a prospectus supplement, the Indenture will not limit the aggregate amount of debt securities we may issue under the Indenture. The debt securities will be our general unsecured obligations and will rank equally with all our other unsecured and unsubordinated indebtedness. Capitalized terms not otherwise defined herein shall have the respective meanings given to them in the Indenture. In this description, the words “Company,” “we,” “us” and “our” refer only to Commercial Metals Company and not to any of its subsidiaries.

The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the debt securities of the series;

•	the authorized denominations and aggregate principal amount offered and any limit on future issues of additional debt securities of the same series;

•	whether we will issue the debt securities as individual certificates to each holder or in the form of global securities held by a depositary on behalf of holders;

•	the date or dates on which the principal of the debt securities of the series is payable;

•	any interest rate on the debt securities, any date from which interest will accrue, any interest payment dates and regular record dates for interest payments, or the method used to determine any of the foregoing and the basis for calculating interest, if other than a 360-day year of twelve 30-day months;

•	the place or places where the principal of and any premium and interest on any debt securities of the series will be payable;

•	any provisions that would determine payments on the debt securities by reference to a formula, index or other method;

•	whether and under what circumstances any additional amounts with respect to the debt securities will be payable;

•	any mandatory or optional sinking fund or analogous provisions;

•	any provisions for optional or mandatory redemption or repurchase;

•	the portion of the principal amount of the debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

•	any provisions for the defeasance of the debt securities;

•	the currency in which payments of principal of and any premium and interest on the debt securities will be payable, if other than U.S. dollars;

•	any addition to or change in the events of default or covenants which applies to any debt securities of the series, and any change in the right of the Trustee or the requisite holders of such debt securities to declare the principal amount thereof due and payable;

•	any restrictions or other provisions relating to the transfer or exchange of the debt securities;

•	if the principal amount payable at the maturity of any debt securities of the series will not be determinable as of any one or more dates prior to the maturity, the amount which will be deemed to be the principal amount of such debt securities as of any such date for any purpose; and

•	any other terms not inconsistent with the provisions of the Indenture.

Unless we inform you otherwise in a prospectus supplement, the debt securities will be unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. The debt securities will be issuable in denominations of $2,000 and integral multiples of $1,000, or in such other denominations as may be set out in the terms of the debt securities of any particular series.

Covenants

The covenants summarized below will apply to each series of debt securities as long as any debt securities of that series are outstanding, unless we inform you otherwise in a prospectus supplement.

Limitation on Liens

The Company shall not, and shall not permit any Principal Subsidiary to, incur or suffer to exist any Lien upon any Principal Property, or upon any shares of stock of any Principal Subsidiary, whether such Principal Property or shares were owned as of the Original Indenture Date or thereafter acquired, to secure any Debt without making, or causing such Principal Subsidiary to make, effective provision for securing the debt securities issued under the Indenture (and no other indebtedness of the Company or any Principal Subsidiary except, if the Company shall so determine, any other indebtedness of the Company which is not subordinate in right of payment to the debt securities or of such Principal Subsidiary) (x) equally and ratably with such Debt as to such Principal Property or shares for as long as such Debt shall be so secured unless (y) such Debt is Debt of the Company which is subordinate in right of payment to the debt securities, in which case prior to such Debt as to such Principal Property or shares for as long as such Debt shall be so secured.

The foregoing restrictions will not apply to Liens existing at the Original Indenture Date or to the following:

(1) Liens securing only debt securities issued under the Indenture;

(2) Liens in favor of only the Company;

(3) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Principal Subsidiary but only to the extent such Liens cover such property;

(4) Liens on property existing immediately prior to the time of acquisition thereof and not in anticipation of the financing of such acquisition;

(5) Any Lien upon a Principal Property (including any property that becomes a Principal Property after acquisition thereof) to secure Debt incurred for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of the property subject to such Lien; provided, however, that (A) the principal amount of any Debt secured by such Lien (1) does not exceed 100% of such purchase price or cost and (2) is incurred not later than six months after such purchase or the completion of such construction or improvement, whichever is later, and (B) such Lien does not extend to or cover any other property other than such item of property and any improvements on such item;

(6) Liens to secure Debt incurred to extend, renew, refinance or refund Debt secured by any Lien referred to in the foregoing clauses (1) to (5) or any Lien existing at the Original Indenture Date, in each case, as long as such Lien does not extend to any other property and the original amount of the Debt so secured is not increased;

(7) any Lien securing Debt owing by the Company to a wholly owned Principal Subsidiary of the Company (provided that such Debt is at all times held by a Person which is a wholly owned Principal Subsidiary of the Company); provided, however, that for purposes of this covenant and the covenant described in “Limitation on Sale and Leaseback Transactions”, upon either (A) the transfer or other disposition of Debt secured by a Lien so permitted to a Person other than the Company or another wholly owned Principal Subsidiary of the Company or (B) the issuance, sale, lease, transfer or other disposition of shares of capital stock of any such wholly owned Principal Subsidiary to a Person other than the Company or another wholly owned Principal Subsidiary of the Company, the provisions of this clause (7) shall no longer be applicable to such Lien and such Lien shall be subject (if otherwise subject) to the requirements of this covenant without regard to this clause (7); and

(8) Liens to secure (or to secure letters of credit, bankers’ acceptances or bank guarantees in connection with) the performance of statutory obligations (including obligations under workers’ compensation, unemployment insurance or similar legislation), surety or appeal bonds, customs bonds, performance bonds, leases, bids, agreements or other obligations of a like nature, in each case incurred in the ordinary course of business.

In addition to the foregoing, the Company and its Principal Subsidiaries may incur and suffer to exist a Lien to secure any Debt or enter into a Sale and Leaseback Transaction without equally and ratably securing the debt securities if, after giving effect thereto, the sum of (i) the principal amount of Debt secured by all Liens incurred after the Original Indenture Date and otherwise prohibited by the Indenture and (ii) the Attributable Debt of all Sale and Leaseback Transactions entered into after the Original Indenture Date and otherwise prohibited by the Indenture does not exceed 10% of the Consolidated Net Tangible Assets of the Company.

“Attributable Debt” means the present value (discounted at the per annum rate of interest publicly announced by Citibank, N.A. as its “Reference Rate” or “Prime Rate” on the date of any calculation under the Indenture, provided, that if Citibank, N.A. is no longer announcing a Reference Rate or Prime Rate, the per annum rate of interest shall be the Prime Rate most recently published in The Wall Street Journal, in either case, compounded monthly), of the obligations for rental payments required to be paid during the remaining term of any lease of more than 12 months under which any Person is at the time liable.

“Capital Expenditures” means, for any period, any expenditures of the Company or its Subsidiaries (whether payable in cash, assets or other property or accrued as a liability (but without duplication)) during such period that, in conformity with generally accepted accounting principles consistently applied, are required to be included in fixed asset accounts as reflected in the consolidated balance sheets of the Company or its Subsidiaries.

“Capital Lease Obligation” of any Person means the obligation to pay rent or other payment amounts under a lease of (or other indebtedness arrangements conveying the right to use) real or personal property of such Person which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with generally accepted accounting principles. The stated maturity of such obligation, as of any date (hereinafter referred to as the measurement date), shall be the date of the last payment of rent or any other amount due under such lease prior to the first date after the measurement date upon which such lease may be terminated by the lessee, at its sole option, without payment of a penalty.

“Consolidated Net Tangible Assets” means, as of any date of determination, the net book value of all assets of the Company and its Consolidated Subsidiaries, excluding any amounts carried as assets for shares of capital stock held in treasury, debt discount and expense, goodwill, patents, trademarks and other intangible assets, less all liabilities of the Company and its Consolidated Subsidiaries (except Funded Debt, minority interests in Consolidated Subsidiaries, deferred taxes and general contingency reserves of the Company and its Consolidated Subsidiaries), which in each case would be included on a consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the date of determination, all as determined on a consolidated basis in accordance with generally accepted accounting principles.

“Consolidated Subsidiaries” of any Person means all other Persons that would be accounted for as consolidated Persons in such Person’s financial statements in accordance with generally accepted accounting principles.

“Corporation” means a corporation, association, company (including any limited liability company), joint-stock company, limited partnership or business or statutory trust.

“Debt” means, without duplication, with respect to any Person, the following:

(1) every obligation of such Person for money borrowed;

(2) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person; and

(4) every obligation of the type referred to in clauses (1) through (3) of another Person the payment of which such Person has guaranteed or is responsible or liable for, directly or indirectly, as obligor, guarantor or otherwise (but only, in the case of this clause (4), to the extent such Person has guaranteed or is responsible or liable for such obligations).

“Funded Debt” means the following:

(1) all Debt of the Company and each Principal Subsidiary of the Company maturing on, or renewable or extendable at the option of the obligor to, a date more than one year from the date of the determination thereof;

(2) Capital Lease Obligations payable on a date more than one year from the date of the determination thereof;

(3) guarantees, direct or indirect, and other contingent obligations of the Company and each Principal Subsidiary of the Company in respect of, or to purchase or otherwise acquire or be responsible or liable for (through the investment of funds or otherwise), any obligations of the type described in the foregoing clauses (1) or (2) of others (but not including contingent liabilities on customers’ receivables sold with recourse); and

(4) amendments, renewals, extensions and refundings of any obligations of the type described in the foregoing clauses (1), (2) or (3).

“Lien” means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, security interest, lien, encumbrance, or other security arrangement of any kind or nature whatsoever on or with respect to such property or assets, including any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing.

“Person” means any individual, corporation, company (including any limited liability company), association, partnership, joint venture, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Principal Property” means (i) any facility, together with the land on which it is erected and fixtures comprising a part thereof, used primarily for manufacturing, processing, research, warehousing or distribution, owned or leased by the Company or a Subsidiary of the Company and having a net book value in excess of 3% of Consolidated Net Tangible Assets, other than any such facility or portion thereof which is a pollution control facility financed by state or local government obligations or is not of material importance to the total business conducted or assets owned by the Company and its Subsidiaries as an entirety, or (ii) any assets or properties acquired with Net Available Proceeds (defined below) from a Sale and Leaseback Transaction that are irrevocably designated by the Company as a Principal Property, which designation shall be made in writing to the Trustee.

“Principal Subsidiary” means any Subsidiary of the Company that owns or leases a Principal Property or owns or controls stock which under ordinary circumstances has the voting power to elect a majority of the Board of Directors of a Principal Subsidiary.

“Sale and Leaseback Transaction” of any Person means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such Person of any Principal Property that within 12 months of the start of such lease and after the Reference Date, has been or is being sold, conveyed, transferred or otherwise disposed of by such Person to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property. The term of such arrangement, as of any date (hereinafter referred to as the measurement date), shall end on the date of the last payment of rent or any other amount due under each arrangement on or prior to the first date after the measurement date on which such arrangement may be terminated by the lessee, at its sole option, without payment of a penalty. “Sale Transaction” means any such sale, conveyance, transfer or other disposition. The “Reference Date” means, for any property that becomes a Principal Property, the last day of the sixth month after the date of the acquisition, completion of construction and commencement of operation of such property.

“Subsidiary” means any corporation of which the Company directly or indirectly owns or controls stock which under ordinary circumstances, not dependent upon the happening of a contingency, has the voting power to elect a majority of the board of directors of such corporation.

Limitation on Sale and Leaseback Transactions

The Company shall not, and shall not permit any Principal Subsidiary of the Company to, enter into any Sale and Leaseback Transaction (except for a period not exceeding 36 months) unless:

(1) the Company or such Principal Subsidiary would be entitled to enter into such Sale and Leaseback Transaction pursuant to the provisions of the covenant described in “Limitation on Liens” without equally and ratably securing the debt securities; or

(2) the Company or such Principal Subsidiary applies or commits to apply, within 270 days before or after the Sale Transaction pursuant to such Sale and Leaseback Transaction, an amount equal to the Net Available Proceeds therefrom to any combination of the following: (i) the repayment of Funded Debt, (ii) the purchase of other property which will constitute Principal Property that has an aggregate value of at least the consideration paid therefor or (iii) Capital Expenditures with respect to any Principal Property; provided that the amount to be applied or committed to the repayment of such Funded Debt shall be reduced by (a) the principal amount of any debt securities delivered within six months before or after such Sale Transaction to the Trustee for retirement and cancellation, and (b) the principal amount of such Funded Debt as is voluntarily retired by the Company within six months before or after such Sale Transaction (it being understood that no amount so applied or committed and no debt securities so delivered or indebtedness so retired may be counted more than once for such purpose); provided, further, that no repayment or retirement referred to in this clause (2) may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision.

“Net Available Proceeds” from any Sale Transaction by any Person means cash or readily marketable cash equivalents received (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquiree of indebtedness or obligations relating to the properties or assets that are the subject of such Sale Transaction or received in any other noncash form) therefrom by such Person, net of the following:

(1) all legal, title and recording tax expenses, commissions and other fees and expenses incurred and all federal, state, provincial, foreign and local taxes required to be accrued as a liability as a consequence of such Sale Transaction;

(2) all payments made by such Person or its Principal Subsidiaries on any indebtedness which is secured in whole or in part by any such properties and assets in accordance with the terms of any Lien upon or with respect to any such properties and assets or which must, by the terms of such Lien or in order to obtain a necessary consent to such Sale Transaction or by applicable law, be repaid out of the proceeds from such Sale Transaction; and

(3) all distributions and other payments made to minority interest holders in Principal Subsidiaries of such Person or joint ventures as a result of such Sale Transaction.

Reports by the Company

The Company shall deliver to the Trustee within 15 days after the same is required to be filed with the SEC, copies of the quarterly and annual reports and of the information, documents and other reports, if any, that the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act), and the Company shall otherwise comply with the requirements of Trust Indenture Act Section 314(a). Any quarterly or annual report or other information, document or other report that the Company files with the SEC pursuant to Section 13 or 15(d) of the Exchange Act on the SEC’s EDGAR system (or any successor thereto) or any other publicly available database maintained by the SEC shall be deemed to constitute delivery of such filing to the Trustee.

Limitations on Merger and Sale of Assets

The Company shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, and the Company shall not permit any Person to consolidate with or merge into the Company or convey, transfer or lease its properties and assets substantially as an entirety to the Company, unless:

(1) in case the Company shall consolidate with or merge into another Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, the Person formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of the Company substantially as an entirety (for purposes of this covenant, a “Successor Company”) shall be a corporation, partnership or trust, shall be organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia and shall expressly assume, by an indenture supplemental to the Indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of and interest on all the debt securities and the performance or observance of every covenant of the Indenture on the part of the Company to be performed or observed;

(2) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Company or a Principal Subsidiary of the Company as a result of such transaction as having been incurred by the Company or such Principal Subsidiary at the time of such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing;

(3) if, as a result of any such consolidation or merger of such conveyance, transfer or lease, properties or assets of the Company or any Principal Subsidiary of the Company would become subject to a Lien which would not be permitted by the Indenture, the Company or if applicable the Successor Company, as the case may be, shall take such steps as shall be necessary effectively to secure the debt securities equally and ratably with (or prior to) all Debt secured by such Lien; and

(4) the Company has delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture complies with this covenant and that all conditions precedent provided for relating to such transaction have been complied with.

Events of Default

Unless we inform you otherwise in a prospectus supplement, each of the following is an Event of Default for the debt securities of any series (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1) default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of such default for a period of 30 days;

(2) default in the payment of the principal of (or premium, if any) on any debt security of that series at its Maturity;

(3) default in the deposit of any sinking fund payment, when and as due by the terms of a debt security of that series;

(4) default in the performance, or breach, of any covenant or warranty of the Company in the Indenture (other than a covenant or warranty a default in whose performance or whose breach is elsewhere herein specifically dealt with or which has expressly been included in the Indenture solely for the benefit of series of debt securities other than that series), and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in principal amount of the outstanding debt securities of that series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default”;

(5) a default under any bond, debenture, note or other evidence of indebtedness for money borrowed by the Company or any Principal Subsidiary of the Company having an aggregate principal amount outstanding in excess of an amount equal to 3% of Consolidated Net Tangible Assets or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or any Principal Subsidiary of the Company having an aggregate principal amount outstanding in excess of an amount equal to 3% of Consolidated Net Tangible Assets, whether such indebtedness existed on the Original Indenture Date or was thereafter created, which default shall constitute a failure to pay any portion of the principal of such indebtedness when due and payable after the expiration of any applicable grace period with respect thereto (which grace period, if such portion of the principal is less than an amount equal to 1% of Consolidated Net Tangible Assets in the aggregate, shall be deemed to be no less than 5 days) or shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 10 days after there shall have been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in principal amount of the outstanding debt securities of that series a written notice specifying such default and requiring the Company to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled and stating that such notice is a “Notice of Default”;

(6) certain events of bankruptcy, insolvency or reorganization; or

(7) any other Event of Default provided with respect to debt securities of that series.

If an Event of Default with respect to debt securities of any series at the time oustanding occurs and is continuing, then in every such case the Trustee or the holders of not less than 25% in principal amount of each series of debt securities outstanding may, by a notice in writing to us, and to the Trustee if given by such holders, declare to be due and payable immediately the principal amount of all of the debt securities of that series. However, at any time after such a declaration of acceleration of the debt securities has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in the principal amount of such series of debt securities outstanding may, subject to certain conditions, rescind and annul such acceleration. For information as to waiver of defaults, see “Modification and Waiver” herein.

In case an Event of Default under the Indenture occurs and is continuing, then, subject to the provisions of the Indenture and the Trust Indenture Act relating to the duties of the Trustee under the Indenture, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of the debt securities, unless such holders shall have offered to the Trustee reasonable security or indemnity. The holders of a majority in aggregate outstanding principal amount of any series of debt securities outstanding shall have the right, subject to such provisions for indemnification of the Trustee, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee under the Indenture or exercising any trust or power conferred on the Trustee with respect to the debt securities of such series. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines in good faith may be unduly prejudicial to the rights of holders of the affected debt securities not joining in the giving of such direction and the Trustee may take any other action it deems proper that is not inconsistent with any such direction received from holders of such debt securities.

No holder of any debt securities of any series will have any right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such holder of debt securities shall have previously given to the Trustee written notice of a continuing Event of Default with respect to the debt securities of such series and unless the holders of at least 25% in aggregate principal amount of such series of debt securities outstanding shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the holders of a majority in aggregate principal amount of such series of debt securities outstanding a direction inconsistent with such request and the Trustee shall have failed to institute such proceeding within 60 days.

However, such limitations do not apply to a suit instituted by a holder of debt securities for enforcement of payment of the principal of, and premium, if any, and any interest on the debt securities on or after the respective due dates expressed in the debt securities.

We will be required to furnish to the Trustee annually a statement as to whether we are in default in the performance and observance of any of the terms, provisions and conditions of the Indenture. The Indenture provides that the Trustee may withhold notice to the holders of the debt securities of any default, except in payment of principal, any premium or interest, if it considers it in the interest of such holders to do so; provided, however, that in the case of any default of the character specified in paragraph (4) above, no such notice to holders will be given until at least 30 days after the occurrence of the default.

Modification and Waiver

Together with the Trustee, we may modify the Indenture without the consent of the holders of the debt securities for limited purposes, including but not limited to adding to our covenants or events of default, securing the debt securities, appointing a substitute trustee, curing ambiguities, defects or inconsistencies, maintaining the qualification of the Indenture under the Trust Indenture Act, providing for the assumption by a successor to the Company of its obligations under the Indenture and making other changes that do not adversely affect the rights of the holders of the debt securities in any material respect. In addition, we and the Trustee may make modifications and amendments to the Indenture with the consent of the holders of not less than a majority in aggregate principal amount of each series of debt securities outstanding affected by such modification; provided, however, that no such modification or amendment may, without the consent of the holder of each such outstanding debt security affected thereby, (1) change the stated maturity of the principal of, or any installment of principal or interest on any debt security, (2) reduce the principal amount of or the rate of interest or the premium, if any, on any debt security, (3) change the place or currency of payment of principal of or interest or the premium, if any, on any debt security, (4) impair the right to institute suit for the enforcement of any payment with respect to the debt securities on or after the stated maturity thereof, (5) reduce the percentage in principal amount of outstanding debt securities the consent of whose holders is required for any such modification, or (6) reduce the percentage of outstanding debt securities the consent of whose holders is required for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults thereunder.

We may, in the circumstances permitted by the Trust Indenture Act, set any day as the record date for the purpose of determining the holders of the debt securities of any series entitled to give or take any request, demand, authorization, direction, notice, consent, waiver or other action, or vote on any action, authorized or permitted to be given by holders of debt securities of that series by the Indenture.

The holders of a majority in aggregate principal amount of each series of debt securities outstanding may on behalf of the holders of all such debt securities waive, insofar as such debt securities are concerned (but not as to any other series of debt securities issued under the Indenture), compliance by the Company with the covenants limiting Liens and Sale and Leaseback Transactions contained in the Indenture. The holders of a majority in aggregate principal amount of each series of debt securities outstanding may on behalf of the holders of all such debt securities waive any past default under the Indenture except a default in the payment of the principal of, or premium, if any, or any interest on such debt securities or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding debt security affected.

For purposes of the Indenture, the debt securities outstanding will be deemed to exclude those held by persons that control, are controlled by or are under direct or indirect common control with the Company, provided that any person who does not own, directly or indirectly, more than 5% of the outstanding voting securities of the Company will not be deemed to control the Company.

Defeasance

Discharge. The Indenture provides that the Company may be discharged from all of its obligations under the Indenture (except as otherwise provided in the Indenture) when (1) either (i) all debt securities authenticated and delivered have been delivered to the Trustee for cancellation, or (ii) all debt securities not delivered to the Trustee for cancellation have become due and payable, or will become due and payable at their stated maturity within one year, or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company, in each case, has deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose an amount in U.S. dollars or U.S. Government Obligations maturing as to principal and interest in such amounts and at such time as will insure (without consideration of any reinvestment of interest) the availability of cash, or a combination thereof, in amounts that will be sufficient to pay and discharge the entire indebtedness on those debt securities not delivered to the Trustee for cancellation, for principal and any premium and accrued interest to the date of such deposit (in the case of debt securities which have become due and payable) or to the stated maturity date or redemption date, as the case may be; (2) the Company has paid or caused to be paid all other sums payable by the Company under the Indenture; and (3) the Company has delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the satisfaction and discharge of the Indenture have been complied with.

Legal Defeasance. The Indenture provides that the Company may elect to deposit or cause to be deposited with the Trustee as trust funds in trust, for the benefit of the holders of outstanding debt securities of any series, money and/or U.S. Government Obligations sufficient to pay and discharge the principal of, and premium, if any, and any interest on and any mandatory sinking fund payments or analogous payments in respect of the debt securities of that series on the stated maturity of such payments in accordance with the terms of the Indenture and the debt securities, and thereby be discharged from its obligations with respect to the outstanding debt securities of that series (hereinafter called Defeasance) on and after the date that, among other things, the Company provides to the Trustee an opinion of counsel to the effect that (1) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (2) there has been a change in the applicable federal income tax law, in each case to the effect that the holders of debt securities of that series will not recognize gain or loss for federal income tax purposes as a result of the deposit, Defeasance and discharge to be effected with respect to the debt securities and will be subject to federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit, Defeasance and discharge were not to occur. For this purpose, such Defeasance means that the Company will be deemed to have paid and discharged the entire indebtedness represented by such outstanding debt securities of that series and to have satisfied all its other obligations under the debt securities of that series and the Indenture insofar as the debt securities of that series are concerned, except for certain continuing administrative responsibilities. In the event of any such Defeasance, holders of the debt securities of that series would be able to look only to such trust for payment of principal of, and premium, if any, and any interest on and any mandatory sinking fund payments in respect of the debt securities.

Covenant Defeasance. The Indenture provides that the Company may elect to deposit or cause to be deposited with the Trustee as trust funds in trust, for the benefit of the holders of outstanding debt securities of any series, money and/or U.S. Government Obligations sufficient to pay and discharge the principal, and premium, if any, of and any interest on and any mandatory sinking fund payments or analogous payments in respect of the debt securities on the stated maturity of such payments in accordance with the terms of the Indenture and such debt securities of that series, and thereby (1) be released from its obligations with respect to the debt securities under certain covenants in the Indenture, including the covenants relating to limitation on Liens, limitation on Sale and Leaseback Transactions and mergers and sales of assets and (2) have the occurrence of certain defaults in performance, or breach, of covenants under the Indenture and defaults under other obligations of the Company not be deemed to be or result in an Event of Default, in each case with respect to the outstanding debt securities of that series (hereinafter called Covenant Defeasance), on and after the date that, among other things, the Company provides to the Trustee an opinion of counsel that the holders of outstanding debt securities of that series will not recognize gain or loss for federal income tax purposes as a result of the deposit and Covenant Defeasance to be effected with respect to the debt securities of that series and will be subject to federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit and Covenant Defeasance were not to occur. For this purpose, such Covenant Defeasance means that the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such specified Indenture provision, whether directly or indirectly by reason of any reference elsewhere in the Indenture to any such provision or by reason of any reference in any such provision to any other provision of the Indenture or in any other document, but the remainder of the Indenture and the debt securities of that series shall be unaffected thereby. The obligations of the Company under the Indenture and the debt securities of that series other than with respect to the covenants referred to above and the Events of Default other than the Events of Default referred to above shall remain in full force and effect.

The term “U.S. Government Obligations” means securities which are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

Book-Entry System

Unless we inform you otherwise in a prospectus supplement, each series of debt securities will be evidenced by global securities, which will be deposited on behalf of The Depository Trust Company, or DTC, and registered in the name of a nominee of DTC. Except as set forth below, the record ownership of the global securities may be transferred, in whole or in part, only to DTC, another nominee of DTC or to a successor of DTC or its nominee. Except under circumstances described below, each series of debt securities will not be issued in definitive form. See “Certificated Securities” below. Upon the issuance of a global security, DTC will credit on its book-entry registration and transfer system the accounts of persons acquiring each series of debt securities with the respective principal amounts of the debt securities represented by the global security. Ownership of beneficial interests in a global security will be limited to persons that have accounts with DTC or its nominee (hereinafter referred to as participants) or persons that may hold interests through participants. Owners of beneficial interests in each series of debt securities represented by the global securities will hold their interests pursuant to the procedures and practices of DTC.

Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security. DTC will have no knowledge of the actual beneficial owners of the global securities; DTC’s records reflect only the identity of the participants to whose accounts such global securities are credited, which may or may not be the beneficial owners of the global securities.

The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to participants and by participants to the beneficial owners of the global securities will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in immediately available funds.

So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of each series of debt securities represented by that global security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have the debt securities represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities in definitive form and will not be considered the owners or holders thereof under the Indenture. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Beneficial owners will not be holders and will not be entitled to any rights provided to the holders of the debt securities under the global securities or the Indenture. Principal payments, premium payments, if any, interest payments and liquidated damage payments, if any, on debt securities registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the relevant global security. None of the Company, the Trustee or the registrar for the debt securities will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in a global security or for maintaining, supervising or reviewing any records relating to such beneficial interests. Neither the Company nor the Trustee would be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the debt securities, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes. Beneficial owners of debt securities may wish to take certain steps to augment the transmission to them of notices of significant events with respect to such debt securities, such as redemptions, tenders, defaults, and proposed amendments to the security documents. For example, beneficial owners of debt securities may wish to ascertain that the nominee holding the debt securities for their benefit has agreed to obtain and transmit notices to beneficial owners. In the alternative, beneficial owners may wish to provide their names and addresses to the registrar and request that copies of notices be provided directly to them.

Payments of principal, premium, if any, and interest to DTC will be the responsibility of the Company or the Trustee. The disbursement of such payments to participants shall be the responsibility of DTC. We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest, if any, will credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the relevant global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in a global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants and not DTC, the Company or the Trustee, subject to any statutory or regulatory requirements as may be in effect from time to time.

If we redeem less than all of the applicable global security, we have been advised that it is DTC’s practice to determine by lot the amount of the interest of each participant in such global security to be redeemed. DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the Financial Industry Regulatory Authority, Inc.

DTC holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the depositary. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers, trust companies and clearing corporations that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind, and we take no responsibility for the accuracy or completeness of such information.

Certificated Securities

If DTC is at any time unwilling or unable to continue as a depositary or if an event of default shall have occurred and be continuing under the Indenture, we will issue debt securities in definitive form in exchange for the entire global security for the debt securities. In addition, we may at any time and in our sole discretion determine not to have the debt securities represented by a global security and, in such event, will issue debt securities in definitive form in exchange for the entire global security relating to such debt securities. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery in definitive form of debt securities represented by such global security equal in principal amount to such beneficial interest and to have such debt securities registered in its name.

Debt securities so issued in definitive form will be issued as registered debt securities in denominations of $2,000 principal amount and integral multiples of $1,000 in excess thereof, unless otherwise specified by us. The holder of a certificated debt security may transfer it by surrendering it at (1) the office or agency maintained by us for such purpose in the Borough of Manhattan, The City of New York, which initially will be the office of the Trustee maintained for such purpose or (2) the office of any transfer agent we appoint.

Same-Day Settlement and Payment

Settlement for the debt securities will be made in immediately available or same-day funds. So long as the debt securities are represented by the global securities, we will make all payments of principal and interest in immediately available funds.

So long as the debt securities are represented by the global securities registered in the name of DTC or its nominee, the debt securities will trade in DTC’s Same-Day Funds Settlement System. DTC will require secondary market trading activity in the debt securities represented by the global securities to settle in immediately available or same-day funds on trading activity in the debt securities.

No Personal Liability of Directors, Officers, Employees and Stockholders

No past, present or future director, officer, employee, incorporator, agent, member or stockholder or affiliate of the Company will have any liability for any obligations of the Company under the debt securities, or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of the debt securities, by accepting a debt security, waives and releases all such liability. Such waivers and releases are part of the consideration for issuance of the debt securities and may not be effective to waive liabilities under the U.S. federal securities laws.

Concerning our Relationship with Trustee

U.S. Bank National Association is the trustee, registrar and paying agent under the Indenture. In addition, the Company has entered into several equipment capital lease agreements with U.S. Bank National Association and its affiliates with average annual rental and lease expenses payable by the Company of approximately $0.9 million. U.S. Bank National Association also serves as the trustee under the indenture governing the Company’s 4.875% senior notes due 2023 as well as several of the Company’s employee defined benefit plans. Further, U.S. Bancorp Community Development Corporation acts as the new markets tax credit equity investor providing qualified equity investment(s) to facilitate the completion of several projects of the Company that qualify as qualified active low-income community businesses.

Governing Law

The Indenture and the debt securities will be governed by and construed in accordance with the laws of the New York.

PLAN OF DISTRIBUTION

We may sell the debt securities:

•	through underwriters or dealers;

•	through agents;

•	directly to purchasers; or

•	through a combination of any of the foregoing methods of sale.

The debt securities may be sold in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices.

We will describe in a prospectus supplement the particular terms of any offering of the debt securities, including the following:

•	the names of any underwriters or agents;

•	the public offering price of the debt securities;

•	the proceeds we will receive from the sale;

•	any discounts and other items constituting underwriters’ or agents’ compensation;

•	any discounts or concessions allowed or re-allowed or paid to dealers; and

•	any securities exchanges on which the applicable debt securities may be listed.

If we use underwriters in the sale, such underwriters will acquire the debt securities for their own account. The underwriters may resell the debt securities in one or more transactions, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices.

The debt securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the debt securities will be subject to certain conditions. The underwriters will be obligated to purchase all the debt securities of the series offered if any of the debt securities are purchased.

We may sell debt securities through agents or dealers designated by us. Any agent or dealer involved in the offer or sale of the debt securities for which this prospectus is delivered will be named, and any commissions payable by us to that agent or dealer will be set forth, in the prospectus supplement. Unless indicated in the prospectus supplement, the agents will agree to use their reasonable efforts to solicit purchases for the period of their appointment and any dealer will purchase debt securities from us as principal and may resell those debt securities at varying prices to be determined by the dealer.

We also may sell debt securities directly. In this case, no underwriters or agents would be involved.

Underwriters, dealers and agents that participate in the distribution of the debt securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the debt securities by them may be treated as underwriting discounts and commissions under the Securities Act.

We may enter into agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act or to contribute with respect to payments which the underwriters, dealers or agents may be required to make, and to reimburse them for certain expenses.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

In order to facilitate the offering of the debt securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of such securities or other securities the prices of which may be used to determine payments on the securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in such securities for their own account. In addition, to cover overallotments or to stabilize the price of the securities or of such other securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of such securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

We may solicit offers to purchase debt securities directly from, and we may sell debt securities directly to, institutional investors or others. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

Some or all of the debt securities may be new issues of securities with no established trading market. We cannot and will not give any assurances as to the liquidity of the trading market for any of our securities.

Members of the Financial Industry Regulatory Authority, Inc., or FINRA, may participate in distributions of the offered debt securities. In compliance with the guidelines of FINRA, as of the date of this prospectus, the maximum discount or commission to be received by any FINRA member or independent broker-dealer may not exceed 8.0% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

LEGAL MATTERS

The legality of the debt securities and certain other matters will be passed upon for us by Haynes and Boone, LLP, Dallas, Texas. The legality of the debt securities and certain other matters for any underwriters, dealers or agents will be passed upon by counsel as may be specified in the applicable prospectus supplement.

EXPERTS

The financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports express an unqualified opinion on those financial statements and financial statement schedule and includes an explanatory paragraph relating to the change in accounting method for valuing the Company’s U.S. inventories from the last-in, first-out method to the weighted average cost method for its Americas Mills, Americas Recycling, and Americas Fabrication segments and to the specific identification method for its steel trading division headquartered in the U.S. in its International Marketing and Distribution segment), which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

$300,000,000

Commercial Metals Company

5.375% Senior Notes due 2027

PROSPECTUS SUPPLEMENT

June 29, 2017

Citigroup

Wells Fargo Securities

BofA Merrill Lynch

BBVA

PNC Capital Markets LLC

BB&T Capital Markets

BMO Capital Markets

Rabo Securities

Santander

US Bancorp